    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2001

                                                      REGISTRATION NO. 333-48532
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                  U.S. BANCORP
             (Exact name of registrant as specified in its charter)

            DELAWARE                           6711                      41-0255900
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)    Classification Code Number)       Identification No.)

                                U.S. BANK PLACE
                            601 SECOND AVENUE SOUTH
                           MINNEAPOLIS, MN 55402-4302
                                 (612) 973-1111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               LEE R. MITAU, ESQ.
      EXECUTIVE VICE PRESIDENT--CORPORATE DEVELOPMENT AND GENERAL COUNSEL
                                U.S. BANK PLACE
                            601 SECOND AVENUE SOUTH
                           MINNEAPOLIS, MN 55402-4302
                                 (612) 973-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

   EDWARD D. HERLIHY, ESQ.           JENNIE P. CARLSON, ESQ.         MITCHELL S. EITEL, ESQ.
WACHTELL, LIPTON, ROSEN & KATZ      EXECUTIVE VICE PRESIDENT,          SULLIVAN & CROMWELL
     51 WEST 52ND STREET          GENERAL COUNSEL AND SECRETARY         125 BROAD STREET
   NEW YORK, NEW YORK 10019            FIRSTAR CORPORATION          NEW YORK, NEW YORK 10004
        (212) 403-1000              777 EAST WISCONSIN AVENUE            (212) 558-4000
                                    MILWAUKEE, WISCONSIN 53202
                                          (414) 765-4321

                           --------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                 TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[FIRSTAR CORPORATION LOGO]                                               [U.S. BANCORP LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Firstar Corporation and U.S. Bancorp have approved an agreement to combine our companies. This proposed strategic business combination will create one of the leading financial services firms in the nation, with a powerful presence in consumer and corporate financial services, wealth management, capital markets and payment systems. We expect that Firstar stockholders will own about 50.5%, and U.S. Bancorp stockholders about 49.5%, of the combined company.

    In the merger, Firstar will merge into U.S. Bancorp. Each share of Firstar common stock that you hold prior to the merger will be converted into one share of common stock of the combined company. Each share of U.S. Bancorp common stock that you hold prior to the merger will be converted into 1.265 SHARES of common stock of the combined company. THE EXCHANGE RATIO IS FIXED, MEANING THAT IT WILL NOT BE ADJUSTED BASED ON CHANGES IN THE PRICES OF OUR COMMON STOCK PRIOR TO THE CLOSING. Therefore, the value of the merger consideration you will receive in the merger will fluctuate with the market price of our common stock.

    - BASED ON FIRSTAR'S CLOSING PRICE ON OCTOBER 3, 2000 (THE DAY ON WHICH OUR BOARDS APPROVED THE MERGER) OF $22.25, THE 1.265 EXCHANGE RATIO REPRESENTED APPROXIMATELY $28.15 IN VALUE FOR EACH SHARE OF U.S. BANCORP COMMON STOCK.


    - BASED ON FIRSTAR'S CLOSING PRICE ON JANUARY 10, 2001 OF $24.12, THE 1.265 EXCHANGE RATIO REPRESENTED APPROXIMATELY $30.51 IN VALUE FOR EACH SHARE OF U.S. BANCORP COMMON STOCK.


We urge you to obtain current market price quotations for Firstar and U.S. Bancorp common stock.

    WE EXPECT THAT THE MERGER WILL BE A TAX-FREE TRANSACTION FOR FIRSTAR AND U.S. BANCORP STOCKHOLDERS.

    Each of our companies will hold a special meeting of our stockholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or by voting by telephone or Internet submission.


    The date of both the Firstar and U.S. Bancorp special meetings is February 13, 2001.


    The common stocks of both Firstar and U.S. Bancorp are listed on the New York Stock Exchange. Firstar is listed under the symbol "FSR," and U.S. Bancorp is listed under the symbol "USB."

    We enthusiastically join the other members of our boards of directors in unanimously recommending that our stockholders vote FOR the merger.


           /s/ Jerry A. Grundhofer                        /s/ John F. Grundhofer
             Jerry A. Grundhofer                            John F. Grundhofer
    President and Chief Executive Officer                 Chairman, President and
             Firstar Corporation                          Chief Executive Officer
                                                               U.S. Bancorp


    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES WE ARE OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


  JOINT PROXY STATEMENT-PROSPECTUS DATED JANUARY 11, 2001 AND FIRST MAILED TO
                   STOCKHOLDERS ON OR ABOUT JANUARY 16, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Firstar and U.S. Bancorp from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Firstar and U.S. Bancorp that are incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company:

                   FIRSTAR                                     U.S. BANCORP
             Investor Relations                             Investor Relations
             Firstar Corporation                               U.S. Bancorp
          777 East Wisconsin Avenue                       601 Second Avenue South
         Milwaukee, Wisconsin 53202                  Minneapolis, Minnesota 55402-4302
          Telephone: (414) 765-4325                      Telephone: (612) 973-2263


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY FEBRUARY 6, 2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.


    See "Where You Can Find More Information" on page 79.

                                 [FIRSTAR LOGO]


                              FIRSTAR CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 13, 2001


TO THE STOCKHOLDERS
OF FIRSTAR CORPORATION:


    We will hold a special meeting of stockholders of Firstar Corporation, a Wisconsin corporation, on Tuesday, February 13, 2001, 9:00 a.m., local time, in the Grand Ballroom of the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, for the following purposes:


       1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of October 3, 2000, as amended as of October 23, 2000 and December 18, 2000, by and between U.S. Bancorp, a Delaware corporation, and Firstar, and the transactions contemplated thereby, including the merger of Firstar with and into U.S. Bancorp upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the enclosed joint proxy statement-prospectus.

       2. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

    We have fixed December 15, 2000 as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy or letter from the broker, trustee or nominee with you to confirm your beneficial ownership of the shares. Under Wisconsin law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Firstar common stock entitled to vote at the special meeting.

                                          By Order of the Board of Directors
                                          /s/ Jennie P. Carlson
                                          Jennie P. Carlson
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY


January 11, 2001


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, AS DESCRIBED ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR VOTED BY TELEPHONE OR THROUGH THE INTERNET.

     THE BOARD OF DIRECTORS OF FIRSTAR UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                     FOR APPROVAL OF THE MERGER AGREEMENT.

[U.S. BANCORP LOGO]


                                    U.S. BANCORP
                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON FEBRUARY 13, 2001


     TO THE STOCKHOLDERS
     OF U.S. BANCORP:


         We will hold a special meeting of stockholders of U.S. Bancorp, a Delaware corporation, on Tuesday, February 13, 2001, 9:00 a.m., local time, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403 for the purpose of considering and voting upon a proposal to adopt an Agreement and Plan of Merger, dated as of October 3, 2000, as amended as of October 23, 2000 and December 18, 2000, by and between Firstar Corporation, a Wisconsin corporation, and U.S. Bancorp, and the transactions contemplated thereby, including the merger of Firstar with and into U.S. Bancorp upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the enclosed joint proxy statement-prospectus.



         We have fixed January 12, 2001 as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, please bring a proxy or letter from the broker, trustee or nominee with you to confirm your beneficial ownership of the shares. Under Delaware law, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of U.S. Bancorp common stock entitled to vote at the special meeting.


                                               By Order of the Board of
                                               Directors
                                               /s/ James L. Chosy
                                               James L. Chosy,
                                               VICE PRESIDENT, ASSOCIATE GENERAL
                                               COUNSEL AND SECRETARY


     January 11, 2001


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, AS DESCRIBED ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR VOTED BY TELEPHONE OR THROUGH THE INTERNET.

     THE BOARD OF DIRECTORS OF U.S. BANCORP UNANIMOUSLY RECOMMENDS THAT YOU VOTE
                        FOR ADOPTION OF THE MERGER AGREEMENT.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
SUMMARY.....................................................      1
  We Propose a Merger of Firstar and U.S. Bancorp...........      1
  U.S. Bancorp Stockholders to Receive 1.265 Shares of the
    Combined Company; Firstar Stockholders to Keep Their
    Shares..................................................      1
  The Value of the Shares to be Issued in the Merger will
    Fluctuate with Market Prices Because the Exchange Ratio
    is Fixed................................................      1
  Market Price Information..................................      1
  The Merger Will Generally Be Tax-Free to Stockholders.....      2
  Dividend Policy...........................................      2
  You Do Not Have Appraisal Rights..........................      2
  Our Financial Advisors Say That the Merger is Fair to
    Stockholders From a Financial Point of View.............      2
  Our Reasons for the Merger................................      2
  Our Boards Recommend That You Vote For the Merger.........      3
  We Expect to Account for the Merger as a "Pooling of
    Interests"..............................................      3
  Directors and Officers of Each of Our Companies Will
    Participate in the Management of the Combined Company...      3
  We Are Holding Special Meetings to Vote on the Merger.....      3
  Merger Approval Requires a Majority Vote by Firstar
    Stockholders of Record as of December 15, 2000 and by
    U.S. Bancorp Stockholders of Record as of January 12,
    2001....................................................      4
  Information About Firstar and U.S. Bancorp................      4
  Our Directors and Officers May Have Interests in the
    Merger that Differ from
        Your Interests......................................      5
  We Must Meet Several Conditions to Complete the Merger....      5
  We Must Comply with Federal and State Laws and Regulations
    to Complete the Merger..................................      6
  We Can Terminate the Merger Agreement in Certain
    Circumstances...........................................      6
  We May Amend or Waive Terms of the Merger Agreement.......      6
  Firstar and U.S. Bancorp Have Granted Stock Options to
    Each Other..............................................      7
  Stock Options Will Generally Become Options to Purchase
    Stock of the Combined Company...........................      7
  The Rights of Stockholders of the Combined Company Will Be
    Similar to the Rights of U.S. Bancorp Stockholders......      7
  Unaudited Comparative Per Share Data......................      8
  Selected Financial Data...................................     10
FIRSTAR SPECIAL MEETING.....................................     14
  Matters To Be Considered..................................     14
  Proxies...................................................     14
  Solicitation of Proxies...................................     14
  Record Date and Voting Rights.............................     15
  Recommendation of the Firstar Board.......................     16
  Voting via Telephone, Internet or Mail....................     16
U.S. BANCORP SPECIAL MEETING................................     17
  Matters To Be Considered..................................     17
  Proxies...................................................     17
  Solicitation of Proxies...................................     17
  Record Date and Voting Rights.............................     18
  Policy on Confidential Voting.............................     19
  Recommendation of the U.S. Bancorp Board..................     19
  Voting via Telephone, Internet or Mail....................     19

                                                                PAGE
                                                              --------
  Attending the Meeting.....................................     19
THE MERGER..................................................     20
  Background of the Merger..................................     20
  Recommendation of the Firstar Board and Firstar's Reasons
    for the Merger..........................................     22
  Recommendation of the U.S. Bancorp Board and U.S.
    Bancorp's Reasons for the Merger........................     25
  Opinion of Firstar's Financial Advisor....................     28
  Opinion of U.S. Bancorp's Financial Advisor...............     34
  The Merger Agreement......................................     39
  Board Composition of the Combined Company.................     40
  Conversion of Stock; Treatment of Options.................     40
  Exchange of Certificates; Fractional Shares...............     41
  Effective Time............................................     42
  Representations and Warranties............................     42
  Conduct of Business Pending the Merger....................     43
  Other Agreements..........................................     45
  Conditions to Completion of the Merger....................     46
  Regulatory Approvals Required for the Merger..............     48
  Material Federal Income Tax Consequences..................     50
  Accounting Treatment......................................     51
  Termination of the Merger Agreement.......................     52
  Extension, Waiver and Amendment of the Merger Agreement...     52
  Stock Exchange Listing....................................     53
  Dividends.................................................     53
  Interests of Certain Persons in the Merger................     53
  The Stock Option Agreements...............................     56
  Restrictions on Resales by Affiliates.....................     61
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................     63
  Board of Directors........................................     63
  Management................................................     63
  Operations................................................     63
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................     64
  Firstar...................................................     64
  U.S. Bancorp..............................................     64
INFORMATION ABOUT FIRSTAR AND U.S. BANCORP..................     65
  Firstar...................................................     65
  U.S. Bancorp..............................................     65
CAPITAL STOCK OF THE COMBINED COMPANY.......................     66
  Common Stock of the Combined Company......................     66
  Preferred Stock of the Combined Company...................     67
COMPARISON OF STOCKHOLDER RIGHTS............................     68
  Authorized Capital Stock..................................     68
  Size of Board of Directors................................     68
  Classes of Directors......................................     68
  Qualifications of Directors...............................     68
  Filling Vacancies on the Board of Directors...............     68
  Removal of Directors......................................     69
  Nomination of Directors for Election......................     69
  Anti-Takeover Provisions--Business Combinations...........     69
  Anti-Takeover Provisions--Control Share Acquisitions......     71
  Stockholder Rights Plan...................................     72

                                                                PAGE
                                                              --------
  Stockholder Action without a Meeting......................     72
  Calling Special Meetings of Stockholders..................     73
  Submission of Stockholder Proposals.......................     73
  Notice of Stockholder Meetings............................     73
  Dividends.................................................     73
  Dissenters' Appraisal Rights..............................     74
  Stockholder Class Voting Rights...........................     74
  Consideration of Non-Stockholder Interests by Board of
    Directors...............................................     75
  Indemnification...........................................     75
  Assessability.............................................     77
  Amendments to Articles of Incorporation...................     77
  Amendment of By-Laws......................................     77
VALIDITY OF COMMON STOCK....................................     78
EXPERTS.....................................................     78
STOCKHOLDER PROPOSALS.......................................     78
OTHER MATTERS...............................................     78
INDEPENDENT PUBLIC ACCOUNTANTS..............................     79
WHERE YOU CAN FIND MORE INFORMATION.........................     79
FORWARD-LOOKING STATEMENTS..................................     81
FIRSTAR CORPORATION AND U.S. BANCORP UNAUDITED PRO FORMA
  CONDENSED COMBINED FINANCIAL INFORMATION..................     83

Appendix A    Agreement and Plan of Merger................................     A-1
Appendix A-1  Amendment No. 1 to Agreement and Plan of Merger.............   A-1-1
Appendix A-2  Amendment No. 2 to Agreement and Plan of Merger.............   A-2-1
Appendix B    Firstar Stock Option Agreement..............................     B-1
Appendix C    U.S. Bancorp Stock Option Agreement.........................     C-1
Appendix D    Opinion of Goldman, Sachs & Co. to the U.S. Bancorp Board of
                Directors.................................................     D-1
Appendix E    Opinion of Credit Suisse First Boston Corporation to the
                Firstar Board of Directors................................     E-1

                                    SUMMARY

    THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE REFER YOU TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION." EACH
ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

WE PROPOSE A MERGER OF FIRSTAR AND U.S. BANCORP (PAGE 20)

    We propose a combination in which Firstar will merge into U.S. Bancorp, with U.S. Bancorp as the surviving corporation. The combined company will be incorporated in Delaware and its corporate headquarters will be in Minneapolis. The combined company will be called "U.S. Bancorp." We expect to complete the merger in the first quarter of 2001.

U.S. BANCORP STOCKHOLDERS TO RECEIVE 1.265 SHARES OF THE COMBINED COMPANY; FIRSTAR STOCKHOLDERS TO KEEP THEIR SHARES (PAGE 40)

    U.S. BANCORP STOCKHOLDERS. Under the exchange ratio set forth in the merger agreement, each of your shares of U.S. Bancorp common stock will be converted into the right to receive 1.265 shares of common stock of the combined company, a number we refer to in this document as the exchange ratio.

    Except for shares held in U.S. Bancorp's current dividend reinvestment, 401(k) or similar stock plans, the combined company will not issue fractional shares in the merger. Instead, it will pay the cash value of those fractional shares based on the average price of U.S. Bancorp common stock on the NYSE over the ten trading days before the merger is completed.

    You will have to surrender your U.S. Bancorp common stock certificates to receive new certificates representing the number of shares of common stock of the combined company you become entitled to receive in the merger. This will not be necessary until you receive written instructions after we have completed the merger.

    FIRSTAR STOCKHOLDERS. Each of your shares of Firstar common stock will be converted into one share of common stock of the combined company. You do not need to surrender your shares or exchange them for new ones. If such an exchange becomes required by law or regulation, you will receive instructions as to how to surrender your Firstar stock certificates in exchange for certificates representing shares of the combined company.

THE VALUE OF THE SHARES TO BE ISSUED IN THE MERGER WILL FLUCTUATE WITH MARKET PRICES BECAUSE THE EXCHANGE RATIO IS FIXED (PAGE 62)


    Because the exchange ratio is fixed and because the market price of the common stock of the combined company will fluctuate, the market value of the stock of the combined company that Firstar and U.S. Bancorp stockholders will receive in the merger may increase or decrease after the merger. For example, between the date we announced the merger and January 10, 2001, the dollar value of the per share consideration to U.S. Bancorp stockholders in the merger, based on the closing price of Firstar common stock on the NYSE, ranged from $19.76 to $32.41.


MARKET PRICE INFORMATION (PAGE 64)


    Shares of Firstar common stock and U.S. Bancorp common stock are listed on the NYSE. Firstar is listed under the symbol "FSR" and U.S. Bancorp is listed under the symbol "USB." The market value of the aggregate consideration that U.S. Bancorp stockholders will receive in the merger is approximately
$21 billion, based on Firstar's closing stock price on October 3, 2000, the date preceding public announcement of the merger. The closing prices of Firstar common stock and U.S. Bancorp common stock on October 3, 2000 and January 10, 2001, and the implied value in the merger to U.S. Bancorp stockholders for each share of U.S. Bancorp common stock on those dates, were as follows:



                                               VALUE OF
                                                MERGER
                                             CONSIDERATION
                                    U.S.     PER SHARE OF
                       FIRSTAR    BANCORP    U.S. BANCORP
                        COMMON     COMMON       COMMON
                        STOCK      STOCK         STOCK
                       --------   --------   -------------
October 3, 2000......   $22.25     $23.19        $28.15
January 10, 2001.....    24.12      30.12         30.51

    Of course, the market price of Firstar common stock and U.S. Bancorp common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Firstar common stock and U.S. Bancorp common stock.

THE MERGER WILL GENERALLY BE TAX-FREE TO STOCKHOLDERS (PAGE 50)

    We expect that, for U.S. federal income tax purposes, the exchange of your shares of U.S. Bancorp common stock or Firstar common stock for shares of common stock of the combined company in the merger generally will not cause you to recognize any gain or loss. U.S. Bancorp stockholders will, however, have to recognize income or gain in connection with any cash received instead of fractional shares.

    U.S. Bancorp has received a legal opinion from its counsel, Sullivan & Cromwell, and Firstar has received a legal opinion from its counsel, Wachtell, Lipton, Rosen & Katz, regarding these material federal income tax consequences of the merger.


    This tax treatment may not apply to every U.S. Bancorp stockholder and Firstar stockholder. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.


DIVIDEND POLICY (PAGE 53)



    Our current intention is to set an initial regular annual dividend rate on the combined company's common stock of $0.75 per share, subject to determination by the board of directors of the combined company in its discretion and to applicable law. The merger agreement permits each of us to continue to pay regular quarterly cash dividends to our stockholders.

YOU DO NOT HAVE APPRAISAL RIGHTS (PAGE 74)

    U.S. BANCORP STOCKHOLDERS. Under Delaware law, U.S. Bancorp stockholders are not entitled to appraisal rights in this merger.

    FIRSTAR STOCKHOLDERS. Under Wisconsin law, Firstar stockholders are not entitled to appraisal rights in this merger.

OUR FINANCIAL ADVISORS SAY THAT THE MERGER IS FAIR TO STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW (PAGE 28)


    U.S. BANCORP STOCKHOLDERS. Goldman, Sachs & Co. has delivered a written opinion to the U.S. Bancorp board that, as of the date of this document, the exchange ratio is fair to U.S. Bancorp stockholders (other than Firstar) from a financial point of view. We have attached this opinion as Appendix D. If the merger is completed, we will pay Goldman Sachs a total fee of $27 million for its services in connection with the merger.



    FIRSTAR STOCKHOLDERS. Credit Suisse First Boston Corporation has delivered a written opinion to the Firstar board that, as of the date of this document, the exchange ratio is fair to Firstar stockholders from a financial point of view. We have attached this opinion as Appendix E. If the merger is completed, we will pay Credit Suisse First Boston a total fee of $23 million for its services in connection with the merger.



OUR REASONS FOR THE MERGER (PAGE 22)


    We are proposing to merge our two companies because we believe that:

    - the combined company will be positioned to compete successfully in a consolidating financial services industry and will be able to achieve financial performance beyond what our two companies could achieve separately;

    - the combined company has good prospects for improved performance as the result of increased economies of scale in high-growth businesses, significant annual expense savings and leveraging of our companies' best practices over a larger asset, deposit and customer base;

    - the combination will permit us to diversify and expand our geographic presence and enhance substantially our ability to provide a diversified range of financial products and services; and

    - we should be able to combine our two operations successfully and manage them in a disciplined manner after the merger.

    We expect the merger to enhance Firstar's earnings per share immediately upon completion.

OUR BOARDS RECOMMEND THAT YOU VOTE FOR THE MERGER (PAGES 22 AND 25)


    U.S. BANCORP STOCKHOLDERS. The U.S. Bancorp board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the approval of the merger agreement.

    FIRSTAR STOCKHOLDERS. The Firstar board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the approval of the merger agreement.


    Each of our boards was aware, when it determined that the merger is fair and in the best interest of stockholders and approved the merger agreement, that the agreement called for a fixed exchange ratio and did not include a "collar" or other "price protection" mechanism for one particular set of shareholders. Because the exchange ratio is fixed and because the market price of the common stock of the combined company will fluctuate, the market value of the stock of the combined company that Firstar and U.S. Bancorp stockholders will receive in the merger may increase or decrease after the merger. For example, between the date we announced the merger and January 10, 2001, the dollar value of the per share consideration to U.S. Bancorp stockholders in the merger, based on the closing price of Firstar common stock on the NYSE, ranged from $19.76 to $32.41. In arriving at our determinations that the merger is fair to you and in your best interests and our decision to adopt the merger agreement and recommend that you vote in favor of the merger, we each considered that:


    - a fixed exchange ratio is appropriate in view of the long-term strategic purposes of the merger, including the goal to combine two comparably sized and highly complementary banking companies to create a platform that creates an opportunity for continued strong earnings growth;

    - a combination of our two companies based on a fixed exchange ratio struck at the time of the agreement is intended to capture the relative contribution of each company based on fundamental financial factors;

    - Firstar shareholders and U.S. Bancorp shareholders would own approximately equal amounts of the common stock of the combined company; accordingly, each group of shareholders would be expected to share nearly equally in fluctuations in market value prior to completion of the merger;

    - a fixed exchange ratio is customary for mergers of this type in the financial services industry and in other industries;

    - an exchange ratio that does not fluctuate with the price of our stock provides relative certainty about the number of shares that will be issued in the merger; and

    - the nominal dollar value of the shares of the combined company to be received by shareholders in the merger would fluctuate with the market price of Firstar common stock before the merger was completed and could be materially different than the market price prevailing when we signed the merger agreement.


WE EXPECT TO ACCOUNT FOR THE MERGER AS A "POOLING OF INTERESTS" (PAGE 51)


    We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one combined entity.

DIRECTORS AND OFFICERS OF EACH OF OUR COMPANIES WILL PARTICIPATE IN THE MANAGEMENT OF THE COMBINED COMPANY (PAGE 63)

    The board of directors of the combined company will have 25 members, of whom 14 will be named by Firstar and 11 by U.S. Bancorp.

    Following the merger, Jerry A. Grundhofer, Firstar's President and Chief Executive Officer, will assume those positions for the combined company. John F. Grundhofer, Chairman, President and Chief Executive Officer of U.S. Bancorp, will be Chairman of the board of directors of the combined company.

WE ARE HOLDING SPECIAL MEETINGS TO VOTE ON THE MERGER (PAGES 14 AND 17)


    FIRSTAR STOCKHOLDERS. The Firstar special meeting will be held on Tuesday, February 13, 2001, at 9:00 a.m., local time, in the Grand

Ballroom of the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. At the Firstar special meeting, you will be asked to approve the merger agreement that provides for the merger of Firstar into U.S. Bancorp.


    U.S. BANCORP STOCKHOLDERS. The U.S. Bancorp special meeting will be held on Tuesday, February 13, 2001, at 9:00 a.m., local time, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403. At the U.S. Bancorp special meeting, you will be asked to approve the merger agreement that provides for the merger of Firstar into U.S. Bancorp.



MERGER APPROVAL REQUIRES A MAJORITY VOTE BY FIRSTAR STOCKHOLDERS OF RECORD AS OF DECEMBER 15, 2000 AND BY U.S. BANCORP STOCKHOLDERS OF RECORD AS OF JANUARY 12, 2001 (PAGES 15 AND 18)



    FIRSTAR STOCKHOLDERS. You can vote at the Firstar special meeting if you owned Firstar common stock at the close of business on December 15, 2000. On that date, there were 950,423,668 shares of Firstar common stock outstanding and entitled to vote. You can cast one vote for each share of Firstar common stock that you owned on that date. In order to approve the merger agreement the holders of a majority of Firstar's outstanding shares must vote in favor of doing so.



    Firstar directors and executive officers hold about 3% of the outstanding shares of Firstar common stock entitled to vote at the Firstar special meeting, and U.S. Bancorp directors and executive officers hold less than 1% of the outstanding shares of Firstar common stock entitled to vote at the Firstar special meeting. We expect the Firstar directors and officers to vote their shares for approval of the merger agreement.



    U.S. BANCORP STOCKHOLDERS. You can vote at the U.S. Bancorp special meeting if you owned U.S. Bancorp common stock at the close of business on January 12, 2001. As of the close of business on January 10, 2000, there were 752,684,958 shares of U.S. Bancorp common stock outstanding and entitled to vote. You can cast one vote for each share of U.S. Bancorp common stock you owned on the record date. In order to approve the merger agreement, the holders of a majority of U.S. Bancorp's outstanding shares must vote in favor of doing so.



    U.S. Bancorp directors and executive officers hold about 3.4% of the outstanding shares of U.S. Bancorp common stock entitled to vote at the U.S. Bancorp special meeting, and Firstar directors and executive officers hold less than 1% of the outstanding shares of U.S. Bancorp common stock entitled to vote at the U.S. Bancorp special meeting. We expect the U.S. Bancorp directors and officers to vote their shares for approval of the merger agreement.

INFORMATION ABOUT FIRSTAR AND U.S. BANCORP (PAGE 65)

FIRSTAR CORPORATION
777 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN 53202
(414) 765-4321

    Firstar is a bank holding company organized under the laws of Wisconsin and registered under the federal Bank Holding Company Act, and has also elected to become a "financial holding company" under that Act. Firstar has nearly 1,200 full-service banking offices and more than 2,200 ATM locations in Ohio, Wisconsin, Missouri, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee, Arkansas, Kansas and Arizona. Firstar, offers a comprehensive line of consumer and commercial banking products and services, personal and commercial trust, investment management, insurance, securities brokerage, mortgage, credit card, cash management, international banking and other financial services.

    At September 30, 2000, Firstar's consolidated total assets were approximately $74 billion, its consolidated total deposits were approximately $52 billion and its consolidated total stockholders' equity was approximately $6.1 billion. Based on total assets at September 30, 2000, Firstar was the 14th largest bank holding company in the United States.

U.S. BANCORP
U.S. BANK PLACE
601 SECOND AVENUE SOUTH
MINNEAPOLIS, MINNESOTA
(612) 973-1111

    U.S. Bancorp is a bank holding company organized under the laws of Delaware and registered under the federal Bank Holding Company Act, and has also elected to become a financial holding company under that Act. U.S. Bancorp operates approximately 1,000 banking offices in the Midwest and West. U.S. Bancorp provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions and operates a network of 5,000 ATMs. It also offers full-service brokerage services at approximately 100 offices through U.S. Bancorp Piper Jaffray. In addition, it is the largest provider of Visa corporate and purchasing cards in the world and is one of the largest providers of corporate trust services in the United States.

    At September 30, 2000, U.S. Bancorp's consolidated total assets were approximately $86 billion, its total deposits were approximately $51 billion, and its consolidated total stockholders' equity was approximately $8 billion. Based on total assets at September 30, 2000, U.S. Bancorp was the 10th largest bank holding company in the United States.

OUR DIRECTORS AND OFFICERS MAY HAVE INTERESTS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 53)

    Some of our directors and officers have interests in the merger that differ from, or are in addition to, their interests as stockholders in our companies.


    Employment and severance agreements between U.S. Bancorp and its officers provide the officers with severance benefits if their employment with the combined company is terminated in a specified fashion; if the employment of all executive officers who are parties to change of control severance agreements were to be terminated in a qualifying manner following the merger, we currently estimate that payments and benefits of up to $23 million in the aggregate could potentially be triggered. Also, U.S. Bancorp benefit plans provide for the accelerated vesting of, or certain other special rights with respect to, the benefits under the benefit plans. In connection with the merger, unvested options granted to U.S. Bancorp executive officers covering approximately
4.5 million shares of U.S. Bancorp common stock, and approximately 173,000 restricted U.S. Bancorp common shares, are expected to become vested. In addition, a further 200,000 unvested U.S. Bancorp stock options and 393,067 restricted U.S. Bancorp common shares could become vested if the employment of their holders is terminated in connection with the merger in a way that triggers vesting.

    In connection with the merger, Firstar entered into a new employment agreement with John F. Grundhofer, Chairman, President and Chief Executive Officer of U.S. Bancorp, that will become effective upon completion of the merger. The new employment agreement provides, among other things, for a base salary and annual bonus equal to those of Firstar's Chief Executive Officer ($2.55 million in the aggregate for 1999), a grant of options to acquire
2.4 million shares of the combined company's common stock, a grant of 100,000 restricted shares of the combined company and an annual retirement benefit commencing upon expiration of the term of the agreement of $2.92 million.

    In addition, John Grundhofer and Jerry A. Grundhofer, President and Chief Executive Officer of Firstar, are brothers.

    Additional interests in the merger of some of our directors and executive officers are described under "Management and Operations After the Merger."

    The members of our boards of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

WE MUST MEET SEVERAL CONDITIONS TO COMPLETE THE MERGER (PAGE 46)

    Our obligations to complete the merger depend on a number of conditions being met. These include:

    - the approval of the merger agreement by Firstar stockholders and U.S. Bancorp stockholders;

    - the approval by the New York Stock Exchange of an application to list the shares of common stock of the combined company to be issued in the merger;

    - the approval of the merger by the necessary federal and state regulatory authorities;

    - the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal;

    - the receipt by each of us of legal opinions that, for U.S. federal income tax purposes, Firstar, U.S. Bancorp and stockholders of both companies that exchange all of their shares solely for shares of common stock of the combined company will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares to U.S. Bancorp stockholders. These opinions will be subject to various limitations. We recommend that you read the more detailed description of the merger's tax consequences beginning on page 50; and

    - the receipt by each of us of a letter from our independent accountants that the merger will qualify for pooling-of-interests accounting treatment.

    Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.


WE MUST COMPLY WITH FEDERAL AND STATE LAWS AND REGULATIONS TO COMPLETE THE MERGER (PAGE 48)


    We can't complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve Board approves the merger, we will have to wait from 15 to 30 days before we can complete it. During that time, the U.S. Department of Justice can challenge the merger.


    The merger is also subject to the approval of, or notice to, state and other regulatory authorities. We have filed or are in the process of filing all of the required applications and notices with the Federal Reserve Board and these other regulatory authorities. In addition, the merger is subject to review by antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and we have filed with the Federal Trade Commission and the Antitrust Division of the DOJ. The waiting period under the Hart-Scott-Rodino Act expired on January 7, 2001.



    As of the date of this document, we haven't yet received all of the required approvals. While we don't know of any reason why we wouldn't be able to obtain the remaining necessary approvals in a timely manner, we can't be certain when or if we will get them. We currently expect that we will need to sell some branches, deposits and loans in the Minneapolis/St. Paul and Council Bluffs, Iowa markets to third parties to get regulatory approvals, but we have taken this into account in planning for the merger and we do not believe that it will have a material negative effect on the combined company.


WE CAN TERMINATE THE MERGER AGREEMENT IN CERTAIN CIRCUMSTANCES (PAGE 52)

    We can mutually agree at any time to terminate the merger agreement without completing the merger, even if our stockholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if there is:
    - a final denial of a required regulatory approval;
    - an uncorrected breach of the merger agreement by the other party, so long as the party seeking to terminate the merger agreement hasn't itself breached the agreement; and
    - a failure to complete the merger on or before July 3, 2001.
    Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we have incurred in printing and mailing this document. We will also evenly divide the fees that we will have to pay to the SEC in connection with the merger.

WE MAY AMEND OR WAIVE TERMS OF THE MERGER AGREEMENT (PAGE 52)
    We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, we may not do so after our stockholders approve the merger if the amendment or waiver changes the consideration that will be received by U.S. Bancorp stockholders or Firstar stockholders, unless they approve the amendment or waiver.

FIRSTAR AND U.S. BANCORP HAVE GRANTED STOCK OPTIONS TO EACH OTHER (PAGE 56 AND APPENDICES B AND C)
    Each of us, as an inducement to the other to enter into the merger agreement, entered into a stock option agreement granting the other an option to purchase up to 19.9% of the outstanding shares of our common stock under the circumstances described in the option agreements.
    We granted the options to each other in order to increase the likelihood that we would complete the merger. The options could discourage other companies from proposing a competing combination with either of us before we complete the merger.
    Neither of us can exercise our option unless particular events occur related to agreements to engage in business combinations or acquisition transactions other than the merger. We don't know of any event that has occurred as of the date of this document that would allow either of us to exercise our option.

STOCK OPTIONS WILL GENERALLY BECOME OPTIONS TO PURCHASE STOCK OF THE COMBINED COMPANY (PAGE 40)
    In the merger, each option to buy Firstar common stock or U.S. Bancorp common stock that is outstanding and not yet exercised immediately before the merger is completed will become an option to buy common stock of the combined company. In the case of options to buy U.S. Bancorp common stock, the number of shares of common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio. In the case of options to buy Firstar common stock, the new options will be exercisable for shares of common stock of the combined company and otherwise will continue on the same terms and conditions in effect immediately prior to the completion of the merger.

THE RIGHTS OF STOCKHOLDERS OF THE COMBINED COMPANY WILL BE SIMILAR TO THE RIGHTS OF U.S. BANCORP STOCKHOLDERS (PAGE 68)
    The rights of Firstar stockholders are governed by Wisconsin law and by the Firstar articles of incorporation and by-laws. The rights of U.S. Bancorp stockholders are governed by Delaware law and by the U.S. Bancorp certificate of incorporation and by-laws. Upon our completion of the merger, the rights of both stockholder groups will be governed by Delaware law and the certificate of incorporation and by-laws of the combined company, which will be substantially similar to U.S. Bancorp's current certificate of incorporation and by-laws, except that the number of authorized shares of common stock of the combined company will be increased to 4 billion and the indemnification provisions of the U.S. Bancorp by-laws will be amended to make them more similar to those in the Firstar by-laws.

UNAUDITED COMPARATIVE PER SHARE DATA

    The following table shows historical information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information for the time periods shown we assumed that we had been merged throughout those periods.

    We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes--a method known as pooling-of-interests accounting. The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 1.265. We present this information to reflect the fact that U.S. Bancorp stockholders will receive more than one share of common stock of the combined company for each share of their U.S. Bancorp common stock exchanged in the merger.

    We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. Also, we currently expect that the combined company will increase its quarterly cash dividend to $0.1875 per share after completing the merger, subject to a determination by the combined company's board of directors in its discretion to do so. This intended increase isn't reflected in the pro forma dividend information in the table. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated financial expenses and benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

    The per share data give effect to all previous stock splits of Firstar common stock and U.S. Bancorp common stock, including Firstar's three-for-one split paid April 15, 1999 and U.S. Bancorp's three-for-one split effected
May 18, 1998.

    The information in the following table is based on, and you should read it together with, the historical financial information that we have presented in our prior filings with the SEC. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 79 for a description of where you can find our prior filings.

                 UNAUDITED COMPARATIVE PER COMMON SHARE DATA OF
                            FIRSTAR AND U.S. BANCORP

                                                            AS OF OR
                                                          FOR THE NINE         YEARS ENDED DECEMBER 31,
                                                          MONTHS ENDED      ------------------------------
                                                       SEPTEMBER 30, 2000     1999       1998       1997
                                                       ------------------   --------   --------   --------
FIRSTAR

Basic earnings per common share:

  Historical.........................................        $  0.96        $  0.89     $0.83      $0.83

  Pro forma..........................................           1.10           1.25      1.12       0.87

Diluted earnings per common share:

  Historical.........................................        $  0.96        $  0.87     $0.81      $0.82

  Pro forma..........................................           1.10           1.23      1.10       0.85

Dividends declared on common stock:

  Historical.........................................        $0.4875        $0.4625     $0.33      $0.27

  Pro forma..........................................         0.4875         0.4625      0.33       0.27

Book value per common share:

  Historical.........................................        $  6.52        $  6.47        --         --

  Pro forma..........................................           7.28           7.23        --         --

U.S. BANCORP

Basic earnings per common share:

  Historical.........................................        $  1.58        $  2.07     $1.81      $1.13

  Equivalent pro forma...............................           1.39           1.58      1.42       1.10

Diluted earnings per common share:

  Historical.........................................        $  1.57        $  2.06     $1.78      $1.11

  Equivalent pro forma...............................           1.39           1.56      1.39       1.08

Dividends declared on common stock:

  Historical.........................................        $0.6450        $  0.78     $0.70      $0.62

  Equivalent pro forma...............................         0.6167           0.59      0.42       0.34

Book value per common share:

  Historical.........................................        $ 10.95        $ 10.14        --         --

  Equivalent pro forma...............................           9.21           9.15        --         --

SELECTED FINANCIAL DATA

    The following tables show summarized historical financial data for each of us and also show similar pro forma information reflecting the merger. The pro forma information reflects the pooling of interests method of accounting.

    We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. Also, we currently expect that the combined company will increase its quarterly cash dividend to $0.1875 per share after completing the merger, subject to a determination by the combined company's board of directors in its discretion to do so. This intended increase isn't reflected in the pro forma dividend information in the table. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined.

    The information in the following tables is based on historical financial information that we have presented in our prior filings with the SEC. You should read all of the summary financial information we provide in the following tables together with this historical financial information and with the more detailed pro forma financial information we provide in this document, which you can find beginning at page 83. This historical financial information is also incorporated into this document by reference. See "Where You Can Find More Information" on page 79 for a description of where you find this historical information.

    Firstar's audited historical financial statements as of December 31, 1999 and 1998, and for the three fiscal years ended December 31, 1999, were audited by PricewaterhouseCoopers LLP and U.S. Bancorp's audited historical financial statements were audited by Ernst & Young LLP, both independent certified public accountants. The financial statements for the nine-month periods ended September 30, 2000 and 1999 have not been audited.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRSTAR

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                        -------------------------   -------------------------------------------------------------------
                           2000          1999          1999          1998          1997          1996          1995
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS
  Interest income.....  $ 4,066,371   $ 3,753,637   $ 5,021,712   $ 5,052,188   $ 4,513,660   $ 4,051,634   $ 3,921,523
  Interest expense....    2,043,479     1,773,320     2,378,566     2,516,567     2,145,872     1,845,561     1,827,174
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Net interest
      income..........    2,022,892     1,980,317     2,643,146     2,535,621     2,367,788     2,206,073     2,094,349
  Taxable equivalent
    adjustment........       34,557        41,632        54,296        59,960        58,639        57,646        58,715
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Taxable equivalent
      net interest
      Income..........    2,057,449     2,021,949     2,697,442     2,595,581     2,426,427     2,263,719     2,153,064
  Noninterest
    income............    1,107,788     1,041,143     1,402,571     1,365,351     1,100,215       980,123       887,890
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Net revenue.......    3,165,237     3,063,092     4,100,013     3,960,932     3,526,642     3,243,842     3,040,954
  Noninterest
    expense...........    1,547,526     1,897,579     2,445,849     2,529,816     2,104,746     1,952,976     1,808,255
  Provision for loan
    losses............      154,943       143,552       187,301       164,790       204,127       176,100       112,069
  Net income..........      933,536       607,273       875,318       805,450       760,716       699,871       698,986
                        ===========   ===========   ===========   ===========   ===========   ===========   ===========
PER COMMON SHARE
  Basic EPS...........  $      0.96   $      0.61   $      0.89   $      0.83   $      0.83   $      0.76   $      0.75
  Diluted EPS.........         0.96          0.60          0.87          0.81          0.82          0.75          0.74
  Dividends
    declared..........       0.4875          0.30        0.4625          0.33          0.27          0.21          0.18
  Period-end market
    price.............        22.38         25.63         21.13         31.00         19.13         10.21          6.61
AVERAGE BALANCES
  Loans...............  $51,709,921   $49,125,320   $49,259,525   $46,673,396   $41,800,976   $37,191,126   $35,349,528
  Loans held for
    sale..............    1,314,462     1,449,800     1,426,936     1,162,187       383,909       376,723        86,095
  Investment
    securities........   13,153,622    15,145,450    14,651,145    15,694,707    12,665,828    11,997,743    12,027,403
  Short-term
    investments.......      368,367       636,848       547,424       640,722       646,944       405,141       550,689
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total interest-
      earning
      assets..........   66,546,372    66,357,418    65,885,030    64,171,012    55,497,657    49,970,733    48,013,715
  Total assets........   73,586,903    73,822,468    73,222,590    71,096,191    60,722,443    54,565,374    52,242,526
  Non-interest bearing
    deposits..........    9,623,714     9,971,557     9,795,639     9,514,139     8,303,720     7,911,441     7,096,383
  Interest-bearing
    deposits..........   42,947,335    42,230,375    42,025,563    42,097,767    37,682,107    34,623,470    33,293,091
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total deposits....   52,571,049    52,201,932    51,821,202    51,611,906    45,985,827    42,534,911    40,389,474
  Short-term
    borrowings........    8,940,422     7,806,144     7,819,562     7,369,227     6,477,480     5,025,361     5,207,545
  Long-term debt......    4,548,231     5,875,028     5,736,056     4,787,551     2,315,536     1,533,070     1,416,811
  Shareholders'
    equity............    6,349,101     6,756,939     6,680,687     6,334,542     5,084,200     4,739,612     4,496,663
RATIOS
  Return on average
    assets............         1.69%         1.10%         1.20%         1.13%         1.25%         1.28%         1.34%
  Return on average
    common equity.....        19.64         12.02         13.10         12.72         14.98         14.79         15.60
  Net interest
    margin............         4.13          4.07          4.09          4.04          4.37          4.53          4.48
  Noninterest expense
    to net revenue....        48.89         61.95         59.65         63.87         59.68         60.21         59.46
  Dividend payout
    ratio.............        50.78         50.00         53.16         40.74         32.93         28.00         24.32
  Average
    shareholders'
    equity to average
    total assets......         8.63          9.15          9.12          8.91          8.37          8.69          8.61

        SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF U.S. BANCORP

                            NINE MONTHS ENDED
                              SEPTEMBER 30,                              YEARS ENDED DECEMBER 31,
                        -------------------------   -------------------------------------------------------------------
                           2000          1999          1999          1998          1997          1996          1995
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS
  Interest income.....  $ 4,938,600   $ 4,188,700   $ 5,676,700   $ 5,407,400   $ 5,293,600   $ 5,114,400   $ 4,920,800
  Interest expense....    2,365,400     1,758,700     2,416,000     2,346,800     2,245,500     2,143,800     2,098,100
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Net interest
      income..........    2,573,200     2,430,000     3,260,700     3,060,600     3,048,100     2,970,600     2,822,700
  Taxable equivalent
    adjustment........       51,900        31,700        42,000        51,300        57,900        64,100        63,900
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Taxable equivalent
      net interest
      Income..........    2,625,100     2,461,700     3,302,700     3,111,900     3,106,000     3,034,700     2,886,600
  Noninterest
    income............    2,424,100     1,994,800     2,758,700     2,256,600     1,615,200     1,783,100     1,313,300
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Net revenue.......    5,049,200     4,456,500     6,061,400     5,368,500     4,721,200     4,817,800     4,199,900
  Noninterest
    expense...........    2,692,700     2,255,800     3,126,900     2,844,300     2,812,300     2,538,100     2,475,900
  Provision for loan
    losses............      490,000       385,000       531,000       379,000       460,300       271,200       239,100
  Net income..........    1,173,400     1,137,500     1,506,500     1,327,400       838,500     1,218,700       897,100
                        ===========   ===========   ===========   ===========   ===========   ===========   ===========
PER COMMON SHARE
  Basic EPS...........  $      1.58   $      1.57   $      2.07   $      1.81   $      1.13   $      1.60   $      1.19
  Diluted EPS.........         1.57          1.56          2.06          1.78          1.11          1.57          1.16
  Dividends
    declared..........        0.645         0.585          0.78          0.70          0.62          0.55          0.48
  Period-end market
    price.............        22.75         30.19         23.81         35.50         37.31         22.75         16.54
AVERAGE BALANCES
  Loans...............  $65,652,000   $60,259,000   $60,578,000   $55,979,000   $53,513,000   $50,855,000   $47,703,000
  Loans held for
    sale..............           --            --            --            --            --            --            --
  Investment
    securities........    4,740,000     5,194,000     5,153,000     5,895,000     6,906,000     7,780,000     7,710,000
  Short-term
    investments.......    3,748,000     2,552,000     2,661,000     1,994,000     1,256,000     1,566,000     1,143,000
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total interest-
      earning
      assets..........   74,140,000    68,005,000    68,392,000    63,868,000    61,675,000    60,201,000    56,556,000
  Total assets........   83,660,000    76,303,000    76,947,000    71,791,000    68,771,000    67,402,000    63,084,000
  Non-interest bearing
    deposits..........   14,168,000    13,585,000    13,760,000    13,497,000    12,680,000    11,970,000    10,646,000
  Interest-bearing
    deposits..........   36,172,000    34,187,000    34,339,000    33,830,000    34,656,000    35,282,000    34,080,000
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Total deposits....   50,340,000    47,772,000    48,099,000    47,327,000    47,336,000    47,252,000    44,726,000
  Short-term
    borrowings........    3,249,000     4,224,000     3,887,000     3,733,000     5,314,000     7,187,000     6,969,000
  Long-term debt......   19,388,000    15,662,000    16,027,000    12,345,000     8,127,000     4,944,000     4,162,000
  Shareholders'
    equity............    7,872,000     6,331,000     6,540,000     6,049,000     5,798,000     5,919,000     5,345,000
RATIOS
  Return on average
    assets............         1.87%         1.99%         1.96%         1.85%         1.22%         1.81%         1.42%
  Return on average
    common equity.....         19.9          24.0          23.0          21.9          14.6          21.1          17.2
  Net interest
    margin............         4.73          4.84          4.83          4.87          5.04          5.04          5.10
  Noninterest expense
    to net revenue....         53.3          50.6          51.6          53.1          59.6          52.9          59.0
  Dividend payout
    ratio.............        40.82         37.26         37.68         38.67         54.87         34.38         40.60
  Average
    shareholders'
    equity to average
    total assets......         9.41          8.30          8.50          8.43          8.43          8.78          8.47

         UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                          OF FIRSTAR AND U.S. BANCORP

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                   YEARS ENDED DECEMBER 31,
                                ---------------------------   ------------------------------------------
                                    2000           1999           1999           1998           1997
                                ------------   ------------   ------------   ------------   ------------
RESULTS OF OPERATIONS
  Interest income.............  $  9,004,971   $  7,942,337   $ 10,698,412   $ 10,459,588   $  9,807,260
  Interest expense............     4,408,879      3,532,020      4,794,566      4,863,367      4,391,372
                                ------------   ------------   ------------   ------------   ------------
    Net interest income.......     4,596,092      4,410,317      5,903,846      5,596,221      5,415,888
  Taxable equivalent
    adjustment................        86,457         73,332         96,296        111,260        116,539
                                ------------   ------------   ------------   ------------   ------------
    Taxable equivalent net
      interest Income.........     4,682,549      4,483,649      6,000,142      5,707,481      5,532,427
  Noninterest income..........     3,531,888      3,035,943      4,161,271      3,621,951      2,715,415
                                ------------   ------------   ------------   ------------   ------------
    Net revenue...............     8,214,437      7,519,592     10,161,413      9,329,432      8,247,842
  Noninterest expense.........     4,240,226      4,153,379      5,572,749      5,374,116      4,917,046
  Provision for loan losses...       644,943        528,552        718,301        543,790        664,427
                                ------------   ------------   ------------   ------------   ------------
  Net income..................     2,106,936      1,744,773      2,381,818      2,132,850      1,599,216
                                ============   ============   ============   ============   ============
PER COMMON SHARE
  Basic EPS...................  $       1.10   $       0.92   $       1.25   $       1.12   $       0.87
  Diluted EPS.................          1.10           0.90           1.23           1.10           0.85
AVERAGE BALANCES
  Loans.......................  $117,361,921   $109,384,320   $109,837,525   $102,652,396   $ 95,313,976
  Loans held for sale.........     1,314,462      1,449,800      1,426,936      1,162,187        383,909
  Investment securities.......    17,893,622     20,339,450     19,804,145     21,589,707     19,571,828
  Short-term investments           4,116,367      3,188,848      3,208,424      2,634,722      1,902,944
                                ------------   ------------   ------------   ------------   ------------
    Total interest-earning
      assets..................   140,686,372    134,362,418    134,277,030    128,039,012    117,172,657
  Total assets................   157,246,903    150,125,468    150,169,590    142,887,191    129,493,443
  Non-interest bearing
    deposits..................    23,791,714     23,556,557     23,555,639     23,011,139     20,983,720
  Interest-bearing deposits...    79,119,335     76,417,375     76,364,563     75,927,767     72,338,107
                                ------------   ------------   ------------   ------------   ------------
    Total deposits............   102,911,049     99,973,932     99,920,202     98,938,906     93,321,827
  Short-term borrowings.......    12,189,422     12,030,144     11,706,562     11,102,227     11,791,480
  Long-term debt..............    23,936,231     21,537,028     21,763,056     17,132,551     10,442,536
  Shareholders' equity........    14,221,101     13,087,939     13,220,687     12,383,542     10,882,200
RATIOS
  Return on average assets....          1.79%          1.55%          1.59%          1.49%          1.23%
  Return on average common
    equity....................         19.79          17.87          18.02          17.22          14.70
  Net interest margin.........          4.45           4.46           4.47           4.46           4.72
  Noninterest expense to net
    revenue...................         51.62          55.23          54.84          57.60          59.62
  Average shareholders' equity
    to average total assets...          9.04           8.72           8.80           8.67           8.40
EXCLUDING MERGER RELATED
 CHARGES AND OTHER
 NONRECURRING ITEMS*
  Adjusted net income.........  $  2,282,736   $  2,087,558   $  2,798,969   $  2,519,307   $  2,123,993
  Return on average assets....          1.94%          1.86%          1.86%          1.76%          1.64%
  Return on average common
    equity....................         21.44          21.33          21.17          20.34          19.66
  Noninterest expense to net
    revenue...................         48.40          49.35          49.60          51.24          51.94
  RECONCILIATION OF ADJUSTED
    NET INCOME TO NET INCOME
  Adjusted net income.........  $  2,282,736   $  2,087,558   $  2,798,969   $  2,519,307   $  2,123,993
  Merger-related and
    restructuring charges.....      (264,600)      (442,300)      (540,363)      (631,692)      (653,333)
  Merger-related and
    restructuring gains.......                                                     48,051
  SAIF Assessment.............
  Applicable Income Taxes.....        88,800         99,515        123,212        197,184        128,556
                                ------------   ------------   ------------   ------------   ------------
  Net income..................     2,106,936      1,744,773      2,381,818      2,132,850      1,599,216
                                ============   ============   ============   ============   ============


                                 YEARS ENDED DECEMBER 31,
                                ---------------------------
                                    1996           1995
                                ------------   ------------
RESULTS OF OPERATIONS
  Interest income.............  $  9,166,034   $  8,842,323
  Interest expense............     3,989,361      3,925,274
                                ------------   ------------
    Net interest income.......     5,176,673      4,917,049
  Taxable equivalent
    adjustment................       121,746        122,615
                                ------------   ------------
    Taxable equivalent net
      interest Income.........     5,298,419      5,039,664
  Noninterest income..........     2,763,223      2,201,190
                                ------------   ------------
    Net revenue...............     8,061,642      7,240,854
  Noninterest expense.........     4,491,076      4,284,155
  Provision for loan losses...       447,300        351,169
                                ------------   ------------
  Net income..................     1,918,571      1,596,086
                                ============   ============
PER COMMON SHARE
  Basic EPS...................  $       1.03   $       0.86
  Diluted EPS.................          1.01           0.84
AVERAGE BALANCES
  Loans.......................  $ 88,046,126   $ 83,052,528
  Loans held for sale.........       376,723         86,095
  Investment securities.......    19,777,743     19,737,403
  Short-term investments           1,971,141      1,693,689
                                ------------   ------------
    Total interest-earning
      assets..................   110,171,733    104,569,715
  Total assets................   121,967,374    115,326,526
  Non-interest bearing
    deposits..................    19,881,441     17,742,383
  Interest-bearing deposits...    69,905,470     67,373,091
                                ------------   ------------
    Total deposits............    89,786,911     85,115,474
  Short-term borrowings.......    12,212,361     12,176,545
  Long-term debt..............     6,477,070      5,578,811
  Shareholders' equity........    10,658,612      9,841,663
RATIOS
  Return on average assets....          1.57%          1.38%
  Return on average common
    equity....................         18.00          16.22
  Net interest margin.........          4.81           4.82
  Noninterest expense to net
    revenue...................         55.71          59.17
  Average shareholders' equity
    to average total assets...          8.74           8.53
EXCLUDING MERGER RELATED
 CHARGES AND OTHER
 NONRECURRING ITEMS*
  Adjusted net income.........  $  1,966,561   $  1,686,219
  Return on average assets....          1.61%          1.46%
  Return on average common
    equity....................         18.70          17.38
  Noninterest expense to net
    revenue...................         54.07          57.48
  RECONCILIATION OF ADJUSTED
    NET INCOME TO NET INCOME
  Adjusted net income.........  $  1,966,561   $  1,686,219
  Merger-related and
    restructuring charges.....      (248,818)      (141,926)
  Merger-related and
    restructuring gains.......       235,800
  SAIF Assessment.............       (27,907)
  Applicable Income Taxes.....        (7,065)        51,793
                                ------------   ------------
  Net income..................     1,918,571      1,596,086
                                ============   ============

* Items in this section have been adjusted for merger related charges, restructuring charges and the one-time SAIF assessment in 1996. The presentation of adjusted net income and related ratios, excluding "merger related charges and other nonrecurring items" as determined by Firstar and U.S. Bancorp, is intended to enhance the understanding and assessment of results of operations by highlighting net income attributable to normal, recurring operations of the business. Adjusted net income should not be viewed as a substitute for net income determined in accordance with GAAP. Furthermore, Firstar's and U.S. Bancorp's definition of "merger related charges and other nonrecurring items" may differ from that used by other companies.

                            FIRSTAR SPECIAL MEETING

    This section contains information from Firstar for Firstar stockholders about the special stockholder meeting Firstar has called to consider and approve the merger agreement.


    We are mailing this joint proxy statement-prospectus to you, as a Firstar stockholder, on or about January 16, 2001. Together with this joint proxy statement-prospectus, we are also sending to you a notice of the Firstar special meeting and a form of proxy that our board of directors is soliciting for use at the special meeting. The special meeting will be held on February 13, 2001, at 9:00 a.m., local time.


MATTERS TO BE CONSIDERED

    The purpose of the special meeting is to vote on the approval of the merger agreement and the transactions contemplated in the merger agreement, including the merger of Firstar into U.S. Bancorp. You may also be asked to vote on a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement.

PROXIES

    The accompanying form of proxy is for use at the special meeting if you can't or don't wish to attend in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Firstar proxies should be addressed to:

                               Firstar Corporation
                               777 East Wisconsin Avenue
                               Milwaukee, Wisconsin 53202
                               Attention: Corporate Secretary

    All shares of Firstar common stock represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your proxy card, your proxy will be voted FOR approval of the merger agreement. Our board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by proxies in the form accompanying this joint proxy statement-prospectus will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve the merger agreement.

SOLICITATION OF PROXIES


    We will bear the entire cost of soliciting proxies from you, except that we and U.S. Bancorp have agreed to each pay one-half of the costs and expenses of printing and mailing this joint proxy statement-prospectus and all filing and other fees relating to the merger paid to the SEC. In addition to soliciting proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Firstar common stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in taking those actions. We have also made arrangements with MacKenzie Partners, Inc. to assist us in soliciting proxies from banks, brokers and nominees, and have agreed to pay $12,500 plus expenses for their services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, telegram, fax, letter or special delivery letter.


RECORD DATE AND VOTING RIGHTS


    In accordance with Wisconsin law, the Firstar by-laws and the rules of the NYSE, we have fixed December 15, 2000 as the record date for determining the Firstar stockholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of shares of Firstar common stock at the close of business on the record date. At that time, there were 950,423,668 shares of Firstar common stock held by approximately 44,871 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through return of a proxy card, of holders of Firstar common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Firstar common stock you held as of the close of business on the record date.


    Shares of Firstar common stock present in person at the special meeting but not voting, and shares of Firstar common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business at the special meeting. Brokers that hold shares of Firstar common stock in nominee or "street" name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the merger agreement without specific instructions from those customers. However, shares represented by proxies returned by a broker holding these shares in "street" name will be counted for purposes of determining whether a quorum exists, even if those shares aren't voted by their beneficial owners in matters where the broker cannot vote the shares in its discretion (so-called "broker non-votes").

    Under Wisconsin law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Firstar common stock entitled to vote at the special meeting.

    BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF FIRSTAR COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, THE FIRSTAR BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET PROCEDURES DESCRIBED UNDER "--VOTING VIA TELEPHONE, INTERNET OR MAIL."

    As of the record date:


    - our directors and executive officers beneficially owned approximately 27,262,295 shares of Firstar common stock, entitling them to exercise approximately 3% of the voting power of the Firstar common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of Firstar common stock he or she beneficially owns FOR approval of the merger agreement;


    - U.S. Bancorp's directors and executive officers beneficially owned less than 1% of the outstanding shares of Firstar common stock entitled to vote at the special meeting;

    - the banking, trust and investment management subsidiaries of Firstar, as fiduciaries, custodians or agents, held a total of 100,419,431 shares of Firstar common stock, representing approximately 10.6% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over 44,393,412 of these shares; and

    - the banking, trust and investment management subsidiaries of U.S. Bancorp, as fiduciaries, custodians or agents, held a total of approximately 1,977,740 shares of Firstar common stock, representing less than 1% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over approximately 1,448,951 of these shares.

    You can find additional information about beneficial ownership of Firstar common stock by persons and entities, if any, owning more than 5% of the Firstar common stock, and more detailed information about beneficial ownership of Firstar common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our stockholders in connection with our 2000 annual meeting of stockholders. See "Where You Can Find More Information" for instructions on how you can obtain this document.

RECOMMENDATION OF THE FIRSTAR BOARD

    The Firstar board has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Firstar board believes that the merger agreement and the transactions it contemplates are fair to, and are in the best interests of, Firstar and Firstar stockholders, and unanimously recommends that Firstar stockholders vote FOR approval of the merger agreement.

    See "The Merger--Recommendation of the Firstar Board and Firstar's Reasons for the Merger" for a more detailed discussion of the Firstar board's recommendation.

VOTING VIA TELEPHONE, INTERNET OR MAIL

    Firstar offers three ways for you to vote your proxy:

    - OPTION 1--VOTE BY TELEPHONE:


    Call toll free 1-800-214-9752 before 5:00 p.m., Central Time (6:00 p.m., Eastern Time), February 12, 2001 and follow the instructions on the enclosed proxy card.


    - OPTION 2--VOTE ON THE INTERNET:


    Access the proxy form at www.voteyourproxy.com before 5:00 p.m., Central Time (6:00 p.m., Eastern Time), February 12, 2001. Follow the instructions for Internet voting found there and on the enclosed proxy card. If you vote via the Internet, please be advised that there may be costs involved, including possibly access charges from Internet access providers and telephone companies. You will have to bear these costs.


    If your shares are registered in the name of a brokerage, bank or other nominee, you may not be able to use telephone and Internet voting procedures. Please refer to the voting materials you receive, or contact your broker, bank or other nominee, to determine your options.

    - OPTION 3--MAIL YOUR PROXY CARD:

    If you do not wish to vote by telephone or the Internet, please complete, sign, date and return the enclosed proxy card as described under "--Proxies."

    In order to be effective, proxy instructions must be received before the times indicated above to allow for processing the results.

    The voting procedures used by Firstar's transfer agent, Firstar Bank N.A., are designed to properly authenticate stockholders' identities and to accurately record and count their proxies.

                          U.S. BANCORP SPECIAL MEETING

    This section contains information from U.S. Bancorp for U.S. Bancorp stockholders about the special stockholder meeting U.S. Bancorp has called to consider and approve the merger agreement.


    We are mailing this joint proxy statement-prospectus to you, as a U.S. Bancorp stockholder, on or about January 16, 2001. Together with this joint proxy statement-prospectus, we are also sending to you a notice of the U.S. Bancorp special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on February 13, 2001 at 9:00 a.m., local time.


MATTERS TO BE CONSIDERED

    The purpose of the special meeting is to vote on the adoption of the merger agreement and the transactions contemplated in the merger agreement. These include the merger of Firstar into U.S. Bancorp. In addition, you may be asked to vote upon a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement.

PROXIES

    You should use the proxy form accompanying this document, or vote by telephone or Internet submission, if you are unable or do not wish to attend the special meeting in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation or a properly submitted proxy of a later date, or by attending the special meeting and voting in person. Stockholders are requested to revoke or amend prior instructions in the same way they were initially given (that is, by telephone, through the Internet or in writing). This will help ensure that shares are voted in accordance with stockholders' wishes. Written notices of revocation and other communications about revoking your proxy should be addressed to:

                               U.S. Bancorp
                               U.S. Bank Place
                               601 Second Avenue South
                               Minneapolis, Minnesota 55402-4302
                               Attention: Corporate Secretary

    All shares of U.S. Bancorp common stock represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your returned proxy card, your proxy will be voted FOR approval of the merger agreement. Our board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by proxies in the form accompanying this joint proxy statement-prospectus will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against adoption of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement.

SOLICITATION OF PROXIES


    We will bear the entire cost of soliciting proxies from you, except that we and Firstar have agreed to each pay one-half of the costs and expenses of printing and mailing this joint proxy statement-prospectus and all filing and other fees relating to the merger paid to the SEC. In addition to soliciting proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse these record holders for their reasonable expenses in taking those actions. We've also made arrangements with Georgeson Shareholder Communications Inc. to help us in soliciting proxies from banks, brokers and nominees and have agreed to pay approximately $12,500 plus expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.


RECORD DATE AND VOTING RIGHTS


    In accordance with Delaware law, the U.S. Bancorp by-laws and the rules of the NYSE, we have fixed January 12, 2000 as the record date for determining the U.S. Bancorp stockholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of U.S. Bancorp common stock at the close of business on the record date. As of the close of business on January 10, 2000, 752,684,958 shares of U.S. Bancorp common stock were outstanding, held by 46,871 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of U.S. Bancorp common stock representing one-third of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of U.S. Bancorp common stock you held as of the close of business on the record date.



    Shares of U.S. Bancorp common stock present in person at the special meeting but not voting, and shares of U.S. Bancorp common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against the proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists. Shares held in U.S. Bancorp's 401(k) Savings Plan and other stock-based plans assumed by U.S. Bancorp for which a proxy is not received at least 10 days prior to the special meeting will be voted by the plan's trustee in the same proportion as votes actually cast by the plan's participants, in accordance with the terms of the plan.


    Under Delaware law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of U.S. Bancorp common stock entitled to vote at the special meeting.

    BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF U.S. BANCORP COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, THE U.S. BANCORP BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET PROCEDURES DESCRIBED UNDER "--VOTING VIA TELEPHONE, INTERNET OR MAIL."


    As of January 10, 2000:



    - directors and executive officers of U.S. Bancorp beneficially owned approximately 25,684,958 shares of U.S. Bancorp common stock, entitling them to exercise approximately 3.4% of the voting power of the U.S. Bancorp common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of U.S. Bancorp common stock he or she beneficially owns FOR approval of the merger agreement;


    - directors and executive officers of Firstar beneficially owned less than 1% of the outstanding shares of U.S. Bancorp common stock entitled to vote at the special meeting;


    - the banking, trust and investment management subsidiaries of U.S. Bancorp, as fiduciaries, custodians or agents, held a total of approximately 59,449,495 shares of U.S. Bancorp common stock, representing approximately 7.9% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to approximately 13,800,826 of these shares; and



    - the banking, trust and investment management subsidiaries of Firstar, as fiduciaries, custodians or agents, held a total of 4,376,584 shares of U.S. Bancorp common stock, representing less than

      1% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over 498,329 of these shares.


    You can find additional information about beneficial ownership of U.S. Bancorp common stock by persons and entities, if any, owning more than 5% of the U.S. Bancorp common stock, and more detailed information about beneficial ownership of U.S. Bancorp common stock by our directors and executive officers, in the definitive proxy statement we filed with the Securities and Exchange Commission and sent to our stockholders in connection with our 2000 annual meeting of stockholders. See "Where You Can Find More Information" for instructions on how you can obtain this document.

POLICY ON CONFIDENTIAL VOTING

    U.S. Bancorp has procedures to ensure that, regardless of whether shareholders vote by mail, telephone, through the Internet or in person,
(i) all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder, and (ii) voting tabulations are performed by an independent third party.

RECOMMENDATION OF THE U.S. BANCORP BOARD

    The U.S. Bancorp board has declared the merger agreement to be advisable and has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The U.S. Bancorp board believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, U.S. Bancorp and U.S. Bancorp stockholders and unanimously recommends that U.S. Bancorp stockholders vote FOR approval of the merger agreement.

    See "The Merger--Recommendation of the U.S. Bancorp Board and U.S. Bancorp's Reasons for the Merger" for a more detailed discussion of the U.S. Bancorp board's recommendation.

VOTING VIA TELEPHONE, INTERNET OR MAIL

    U.S. Bancorp offers three ways for you to vote your proxy:

    - OPTION 1--VOTE BY TELEPHONE:


    Call toll free 1-877-777-8683 before midnight (EST) on February 12, 2001 and follow the instructions on the enclosed proxy card.


    - OPTION 2--VOTE ON THE INTERNET:


    Access the proxy form at www.exproxyvote.com/usb before midnight (EST) on February 12, 2001. Follow the instructions for Internet voting found there and on the enclosed proxy card. If you vote via the Internet, please be advised that there may be costs involved, including possibly access charges from Internet access providers and telephone companies. You will have to bear these costs.


    If your shares are registered in the name of a brokerage, bank or other nominee, you may not be able to use telephone and Internet voting procedures. Please refer to the voting materials you receive, or contact your broker, bank or other nominee, to determine your options.

    - OPTION 3--MAIL YOUR PROXY CARD:

    If you do not wish to vote by telephone or the Internet, please complete, sign, date and return the enclosed proxy card as described under "--Proxies."

    In order to be effective, proxy instructions must be received before the times indicated above to allow for processing the results.

    The voting procedures used by U.S. Bancorp's transfer agent, Equiserve, are designed to properly authenticate stockholders' identities and to accurately record and count their proxies.

ATTENDING THE SPECIAL MEETING

    As with past shareholder meetings regarding acquisitions, the proposal to adopt the merger agreement is expected to be the only item on the agenda. No reception will follow the meeting. Parking vouchers will be available for shareholders in attendance upon request.

                                   THE MERGER

    THIS SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS WE'VE ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS. THE MERGER AGREEMENT EXECUTED ON OCTOBER 3, 2000 IS ATTACHED TO THIS JOINT PROXY STATEMENT-PROSPECTUS AS APPENDIX A, AMENDMENTS TO THE MERGER AGREEMENT ARE ATTACHED AS APPENDICES A-1 AND A-2, AND THE STOCK OPTION AGREEMENTS ARE ATTACHED AS APPENDICES B AND C TO THIS DOCUMENT. WE INCORPORATE EACH OF THOSE DOCUMENTS INTO THIS SUMMARY BY REFERENCE.

    The Firstar board and the U.S. Bancorp board have each unanimously approved the merger agreement, which provides for combining our companies through the merger of Firstar into U.S. Bancorp at the completion of the merger, with U.S. Bancorp as the surviving corporation.

    Pursuant to the exchange ratio set forth in the merger agreement, each share of U.S. Bancorp common stock issued and outstanding at the effective time of the merger will be converted into the right to receive 1.265 shares of common stock of the combined company. Each share of Firstar common stock issued and outstanding at the effective time will become one share of common stock of the combined company.

BACKGROUND OF THE MERGER

    The Firstar board and its executive committee are periodically updated by Firstar management and Firstar's outside advisors regarding conditions in the market for financial services and the range of strategic options potentially available from time to time to Firstar, including various business combination scenarios and potential opportunities. In view of competitive developments and the trend toward consolidation in the financial services industry, Firstar has over time considered, among a range of other possible alternatives and as a part of its regular reviews of strategic options, the potential strategic implications of various business combinations, including a combination with U.S. Bancorp. The U.S. Bancorp board frequently discusses, in consultation with its management and outside advisors, the company's strategic options, including potential business combinations. These discussions take into account the process of consolidation, competitive considerations and other developments in the financial services industry. Over time, a variety of possible business combinations were discussed, including a combination with Firstar. From time to time, Jerry A. Grundhofer, President and Chief Executive Officer of Firstar, and John F. Grundhofer, Chairman, President and Chief Executive Officer of U.S. Bancorp, have had informal discussions regarding their respective companies and the general conditions prevailing in the market for financial services. On occasion commencing in 1999, as part of their informal discussions, Jerry and John Grundhofer spoke in general terms about the possibility of an alliance or business combination between their two companies, although these discussions did not lead to substantive merger discussions.

    In mid-September, 2000, Jerry and John Grundhofer spoke again regarding a possible business combination. Each indicated interest in the potential benefits of a combination between their companies and it was determined that it would make sense to explore a possible combination in greater detail. Each then spoke with legal counsel regarding these discussions and the process that should be used if such discussions should lead to serious negotiations regarding a possible business combination. After further consultation with legal counsel, the U.S. Bancorp board determined that, in view of the familial relationship between John and Jerry Grundhofer, a special process should be followed to minimize the potential for the appearance of any conflict of interest. This process included the formation of a special committee of outside directors of the U.S. Bancorp board to oversee negotiations regarding any potential business combination, including the exchange ratio and other terms of any merger agreement and any employment agreement for John Grundhofer. The U.S. Bancorp special committee, which consisted of four outside directors, determined that John Grundhofer should not participate in these negotiations or in the due diligence process. Based on similar considerations, Firstar determined to put in place a process in which Jerry Grundhofer would not be involved in the negotiation of any employment contract into which John Grundhofer might enter in connection with the execution of a merger agreement (and that instead the negotiation of any such contract would be handled for Firstar by a team consisting of the compensation committee of the Firstar board and representatives of Arthur Andersen, consultants to Firstar). Additionally, it was determined that Jerry Grundhofer would not participate in Firstar's due diligence investigation of U.S. Bancorp except for a final review of the due diligence reports containing the conclusions and recommendations of other Firstar senior executives.

    On September 28, the exchange ratio and certain governance and other terms of a potential business combination were discussed and negotiated among senior executives of Firstar and U.S. Bancorp (other than John Grundhofer) and representatives of Credit Suisse First Boston, on behalf, and at the direction, of Firstar, and representatives of Goldman Sachs, on behalf, and at the direction, of U.S. Bancorp.

    On September 29, the U.S. Bancorp special committee met with the executives of U.S. Bancorp and the Goldman Sachs representatives who had participated in discussions with Firstar and its representatives, as well as U.S. Bancorp's special counsel, Sullivan & Cromwell. The special committee received a report on the discussions and then discussed the parameters for further discussions and negotiations of the terms of the proposed merger with Firstar as well as the plan for proceeding with full due diligence. The special committee also reviewed a term sheet regarding a proposed employment agreement for John Grundhofer prepared by Firstar and, after discussion and modification, instructed counsel to contact John Grundhofer to determine the general acceptability of the term sheet.

    Following conversations between representatives of U.S. Bancorp and Firstar later on September 29, tentative agreement was reached on an exchange ratio of 1.265, subject to the satisfactory negotiation of the other terms of the merger and definitive documentation. Also on September 29, 2000, counsel for Firstar and U.S. Bancorp began negotiating the terms of a definitive merger agreement and of mutual stock option agreements. On September 30 and October 1, 2000, teams from each company met to conduct due diligence investigations and management interviews. The U.S. Bancorp special committee met again late on October 1, reviewed the status of ongoing negotiations and due diligence, was informed by counsel that John Grundhofer had indicated to counsel his general acceptance of the basic terms of the employment agreement that had been negotiated to date, suggested certain changes in the employment agreement and instructed the responsible U.S. Bancorp executives to continue the process. Negotiations of the terms of definitive agreements continued through October 3, 2000.

    On October 3, 2000, the executive committee of the Firstar board met. Jerry Grundhofer explained the background of the proposed transaction and the process, put in place with the assistance of counsel, under which the negotiations had taken place. He also reviewed with the executive committee the terms of the proposed transaction with U.S. Bancorp, as well as a business and financial analysis of each of Firstar and U.S. Bancorp and of a combined company if a merger were to be completed. Representatives of Credit Suisse First Boston then presented a comprehensive analysis of the proposed merger. Among other items presented to the Firstar board, and as summarized more fully under "--Opinion of Firstar's Financial Advisor," Credit Suisse First Boston estimated that, using management estimates of U.S. Bancorp's 2001 earnings per share, the merger would add 3.7% to Firstar's estimated earnings per share in 2001, 3.9% in 2002 and 2.2% in 2003. Credit Suisse First Boston informed the executive committee that Credit Suisse First Boston was prepared to render to the Firstar board its opinion that the exchange ratio in the proposed merger was fair, from a financial point of view, to Firstar stockholders. Members of Firstar senior management then summarized for the executive committee the results of Firstar's due diligence investigation of U.S. Bancorp, and representatives of Wachtell, Lipton, Rosen & Katz summarized the terms of the proposed definitive merger agreement and stock option agreements. Following discussion among and questions by the members of the executive committee, the executive committee voted unanimously to recommend that the full Firstar board approve the proposed merger. Later on October 3, 2000, the full Firstar board met. Jerry Grundhofer and representatives of Credit Suisse First Boston, Wachtell, Lipton, Rosen & Katz and senior management of Firstar made presentations covering the subject matter that had been presented earlier to the executive committee. In addition, Credit Suisse First Boston rendered its oral opinion, subsequently confirmed in writing, to the Firstar board that, based upon and subject to the matters discussed in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to Firstar stockholders, and representatives of Wachtell, Lipton, Rosen & Katz discussed the legal principles applicable to the consideration by the Firstar board of the proposed merger and any decision it might make with respect to the proposed merger, as well as certain technical drafting points on the definitive documents remaining to be resolved with U.S. Bancorp. The Firstar compensation committee and a representative of Arthur Andersen then discussed with the Firstar board the proposed terms of an employment agreement with John Grundhofer that had been negotiated in contemplation of entering into the merger agreement. Following discussions among and questions by the members of the Firstar board, the Firstar board voted unanimously to adopt the proposed merger agreement and approved the transactions and other agreements contemplated thereby, including the proposed stock option agreements and the employment agreement with John Grundhofer.

    On the evening of October 3, the full U.S. Bancorp board met. Presentations were made by the senior executives of U.S. Bancorp who had participated in the negotiations and managed the due diligence process. The presentations included a report on the history of the discussions between the companies, a report on the economic, governance and other issues of the proposed business combination, analyses of the financial condition and prospects and businesses of U.S. Bancorp, Firstar and a combined company and the results of due diligence. Representatives of Goldman Sachs presented an analysis of the proposed transaction. Among other items presented to the U.S. Bancorp board, and as summarized more fully under "--Opinion of U.S. Bancorp's Financial Advisor," Goldman Sachs presented a pro forma analysis that indicated that, as of that date and using adjusted management estimates, which were lower than then-current First Call and IBES estimates, of U.S. Bancorp's 2001 earnings per share, the merger would be earnings dilutive to holders of U.S. Bancorp common stock by 2.2% in 2001, and accretive by 2.0% in 2002 and 4.4% in 2003. Based upon First Call estimates, this analysis indicated that the merger would be earnings dilutive to holders of U.S. Bancorp common stock by 5.0% in 2001 and 1.0% in 2002 and accretive by 1.4% in 2003. Goldman Sachs rendered an oral opinion to the U.S. Bancorp board that, as of October 3, 2000, the exchange ratio in the merger was fair, from a financial point of view, to U.S. Bancorp stockholders (other than Firstar). Representatives of Sullivan & Cromwell discussed the legal principles applicable to the consideration by the U.S. Bancorp board of the proposed merger, described certain regulatory and timing issues and described the terms of the proposed definitive merger agreement, stock option agreements and the employment agreement, as well as certain technical drafting points on the definitive documents remaining to be resolved with Firstar. Based on, among other things, the various factors discussed below under "--Recommendation of the U.S. Bancorp Board and U.S. Bancorp's Reasons for the Merger," after discussions among and questions by the members of the U.S. Bancorp board, and upon recommendation of the special committee, the U.S. Bancorp board voted unanimously to adopt the proposed merger agreement and approved the transactions and other agreements contemplated thereby, including the proposed stock option agreements.

    After the U.S. Bancorp board meeting adjourned, the final drafting points of the definitive documents were resolved, and during the evening of October 3, 2000, the parties entered into the merger agreement, the stock option agreements and the employment agreement. On October 23, 2000 and December 18, 2000, the parties entered into amendments to the merger agreement concerning the specific provisions of the certificate of incorporation and by-laws of the surviving corporation.

RECOMMENDATION OF THE FIRSTAR BOARD AND FIRSTAR'S REASONS FOR THE MERGER

    THE FIRSTAR BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FIRSTAR AND FIRSTAR STOCKHOLDERS. ACCORDINGLY, THE FIRSTAR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT

AND UNANIMOUSLY RECOMMENDS THAT THE FIRSTAR STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    We believe that the merger presents a unique opportunity to combine two of the nation's leading financial institutions to create a premier banking and financial services company with the capability to offer a full range of financial products and services through a powerful western and midwestern distribution network.

    In reaching our decision to approve the merger agreement and the stock option agreements, we consulted with our management, as well as with Firstar's financial and legal advisors, and considered a variety of factors, including the following:

    - our knowledge of Firstar's business, operations, financial condition, earnings, asset quality and prospects;

    - the business, operations, financial condition, earnings, asset quality and prospects of U.S. Bancorp. In particular, we noted a number of factors, including U.S. Bancorp's geographic location and strength in businesses such as investment banking and payment systems, that made it an attractive strategic fit for Firstar. In making this determination, we took into account the results of Firstar's due diligence review of U.S. Bancorp;

    - the consistency of the merger with our business strategy, including maintaining strong earnings growth and being a low-cost provider of financial services; our analysis concluded that, among other things, the combined company was likely to benefit from:

       - the combination of high-growth U.S. Bancorp businesses such as payment systems, U.S. Bancorp Piper Jaffray, wealth management, home equity lending and small business lending with high-growth Firstar businesses such as consumer finance, personal transaction accounts, mutual fund processing, custody, treasury management and small business lending, and

       - its expected rank (after realizing synergies) among the top ten bank holding companies in return on assets, return on equity, net interest margin, efficiency ratio and fee income ratio.

    - the unique strategic opportunity presented by a merger of Firstar and U.S. Bancorp to establish one of the top ten bank holding companies in the United States, ranked by total assets, creating critical mass in core business lines; our analysis concluded that, among other things, the combined company would be likely to benefit from the combination of:

       - strong positions in core businesses such as large corporate and middle market lending and treasury management services;

       - strong rankings in specialty businesses including corporate trust, leasing, small business lending and correspondent banking;

       - leadership in wealth management with $145 billion in assets under management, $400 billion in assets under administration and $50 billion in mutual fund assets; and

       - significant strength in the relatively high revenue growth payment systems business, including leading positions in merchant processing, corporate credit cards, debit cards and total charge volume.

    - our expectation that the combined company would benefit from significantly greater scale than either Firstar or U.S. Bancorp separately in its consumer banking, commercial banking, asset management, payment systems and in other high-growth specialty businesses, from a more diversified revenue stream and from leveraging Firstar's business model through the U.S. Bancorp franchise, including its faster-growing retail markets; our analysis concluded that, among other things, the combined company would be likely to benefit from the facts that:

       - approximately 42% of its pro forma income would be derived from businesses that we regard as having relatively high growth prospects;

       - approximately 43% of its total net revenue would be fee-based; and

       - it would have an attractive revenue mix distributed among consumer financial services, wealth management and capital markets, corporate financial services and payment systems.

    - while there can be no assurances as to future results, our expectation of the financial impact of combining our companies, including the pro forma capital and financial ratios of the combined company, the expectation that the merger would enhance Firstar's earnings per share immediately upon completion, that approximately $266 million in annual pre-tax expense savings could be fully realized by fiscal year 2004 and that the combined company would incur a pre-tax restructuring charge of approximately
      $800 million (preliminarily estimated to involve, among other things, the elimination of approximately 1,750 employment positions at the combined company), and that, when, as and if declared by the board of directors of the combined company, the annual cash dividend per share of common stock of the combined company would be increased to $.75 after completion of the merger;

    - the complementary nature of the businesses and geographical footprint of Firstar and U.S. Bancorp;

    - our belief and that of Firstar senior management that Firstar and U.S. Bancorp share a common vision about the importance of delivering financial performance and stockholder value and that management and employees of Firstar and U.S. Bancorp possess complementary skills and expertise; our analysis concluded that, among other things, the combined company would be likely to benefit from the combination of notable Firstar core strengths, including emphasis on execution, excellence in traditional banking activities and disciplined financial and operational management, with notable U.S. Bancorp core strengths, including strong financial performance and growth in non-banking financial businesses, high-growth geographic markets and a strong and diverse array of products and services;

    - the structure of the merger and the terms of the merger agreement and the stock option agreements, including the fact that the merger is intended to qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code and for pooling-of-interests accounting treatment;

    - the proposed arrangements with members of management of Firstar and U.S. Bancorp, including the fact that Jerry Grundhofer would become the President and Chief Executive Officer of the combined company; that John Grundhofer would become Chairman of the board of the combined company; that John Grundhofer would enter into an employment agreement with Firstar in connection with the merger; and that the board of the combined company would be comprised of 14 directors designated by Firstar and 11 directors designated by U.S. Bancorp. See "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger";

    - the familial relationship between John Grundhofer and Jerry Grundhofer and the process put in place by the parties to mitigate any potential or perceived conflict of interest;

    - the opinion of Credit Suisse First Boston that, as of October 3, 2000 and based upon and subject to the matters discussed in its written opinion, the 1.265 exchange ratio set forth in the merger agreement was fair from a financial point of view to Firstar stockholders. See "--Opinion of Firstar's Financial Advisor";

    - the anticipated effect of the merger on compensation, benefits and incentives provided to employees under various employment-related agreements, plans and programs. See "--Interests of Certain Persons in the Merger"; and

    - the likelihood that the merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger." In this connection, we considered the amount of divestitures of assets and deposit liabilities that is likely to be required by regulatory authorities in connection with the merger; our analysis concluded that the adverse impact of such divestitures was likely to be outweighed by the anticipated benefits of combining our company with U.S. Bancorp.

    Firstar's board of directors also considered additional potentially adverse factors in connection with the merger, including:

    - the challenges of integrating the businesses and operations of two major bank holding companies;

    - the possibility that anticipated transaction synergies, including anticipated cost savings, would not be achieved or would be achieved later than planned; and

    - the possibility that merger integration would occupy more of management's time and attention than anticipated and therefore impact other strategic and business priorities.

    This discussion of the information and factors considered by the Firstar board is not intended to be exhaustive but includes all material factors the board considered. In reaching the determination to approve and recommend the merger, the Firstar board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Firstar board is unanimous in its recommendation that Firstar stockholders vote for approval of the merger agreement.

RECOMMENDATION OF THE U.S. BANCORP BOARD AND U.S. BANCORP'S REASONS FOR THE
MERGER

    AFTER CAREFUL CONSIDERATION, THE U.S. BANCORP BOARD DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF U.S. BANCORP AND ITS STOCKHOLDERS. ACCORDINGLY, THE U.S. BANCORP BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE U.S. BANCORP STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

    In reaching our decision to approve the merger agreement and related transactions, we consulted with our executive management, as well as with our company's financial and other advisors, and considered a variety of factors, including the following:

    - our knowledge of our company's and Firstar's respective businesses, operations, financial condition, earnings, asset quality and prospects, based in substantial part, with respect to Firstar, on our due diligence review of Firstar; the U.S. Bancorp board took into account the strong financial condition and asset quality of both institutions, Firstar's strong earnings record and future prospects and the fact that although U.S. Bancorp's earnings continued at a high level, earnings growth had slowed and earnings prospects were uncertain. The U.S. Bancorp board noted the strategic fit based on Firstar's strength in consumer finance, personal transaction accounts, mutual fund processing, custody, treasury management and small business lending;

    - the consolidation process in the financial services industry; in this respect, the U.S. Bancorp board believed that scale was likely to be increasingly important and that the combined company would enhance
      U.S. Bancorp's scale, in view of the combined company's position as one of the largest banking organizations in the United States in terms of assets, earnings and market capitalization and its leading position in its major business lines; the U.S. Bancorp board noted that the combined company would likely benefit from the combination of high-growth U.S. Bancorp business and Firstar business thereby allowing the combined company to attain a diversified, higher-growth business mix and a strong position in:

       - large corporate and middle market lending as well as treasury management services;

       - corporate trust, leasing, small business lending and correspondent bank services;

       - wealth management, with $145 billion in assets under management, $400 billion in assets under administration and $50 billion in mutual fund assets; and

       - payment systems, including merchant processing, corporate credit cards, debit cards and total charge volume;


    - the opportunities for cost savings and revenue enhancements arising from the merger through, among other things, the elimination of redundancies in administration and corporate support functions. In particular, we took into account the expectations that, although there can be no assurance as to the achievement or timing of cost saving and other financial results, approximately $266 million in annual pre-tax cost savings could be realized by 2004 (preliminarily estimated to involve, among other things, the elimination of approximately 1,750 employment positions at the combined company);


    - the intention, subject to determination by the board of directors of the combined company in its discretion, to increase the combined company's annual cash dividend to $0.75 after completion of the merger;

    - the integration risk that is inherent in any large merger; the U.S. Bancorp board believed that this risk was limited in view of the integration plans for the merger, the program to effectuate those integration plans and the records of Firstar and U.S. Bancorp in consummating large-scale mergers;

    - Firstar's record of credibility with financial analysts, which was believed to be in part responsible for Firstar trading at a higher price/earnings ratio than many other regional bank holding companies;

    - the opinion of our financial advisor, Goldman Sachs, that, as of October 3, 2000, the exchange ratio set forth in the merger agreement was fair from a financial point of view to U.S. Bancorp stockholders (other than Firstar). See "--Opinion of U.S. Bancorp's Financial Advisor." In this respect, the U.S. Bancorp board noted, based on our financial advisor's presentation:

       - The premium to market price of 24.4% compared favorably to those of precedent transactions analyzed by Goldman Sachs, which had a mean market price premium of 17.8% and a median market price premium of 15.8%;

       - The multiple of the price implied by the exchange ratio to U.S. Bancorp's tangible book value per share of 4.5x, compared favorably to the mean of 4.2x and the median of 4.0x of those comparable transactions;

       - The multiple of the price implied by the exchange ratio to U.S. Bancorp's book value per share of 2.7x, was below the mean of 3.5x and the median of 3.4x of those comparable transactions; and

       - The multiple of the price implied by the exchange ratio to U.S. Bancorp's last twelve months' earnings per share of 13.4x was below the mean of 20.7x and the median of 20.8x for those comparable transactions;

    - the fixed exchange ratio, which the U.S. Bancorp board noted is consistent with market practice for mergers of this type;

    - the increasing demands and opportunities of technological advances and the increasing importance of scale in responding to those opportunities and demands; in this respect the U.S. Bancorp board noted that the combined company would benefit from U.S. Bancorp and Firstar's combined investment over the last four years of a total of over $1 billion in technology, including product development, distribution and infrastructure;

    - analyses of other potential merger partners;

    - the terms and conditions of the merger agreement and the stock option agreements, including their reciprocal nature; these terms and conditions were determined by the U.S. Bancorp board to be consistent with industry practice and to include appropriate measures to increase the likelihood that the merger would be completed;

    - the leading franchise of the combined company in the midwest and northwest and the potential for growth in other markets where the combined company would have a presence;

    - various proposed statutory, regulatory and accounting changes, including the proposed elimination of pooling-of-interests accounting and the ability to account for the merger as a pooling of interests; in this respect, the U.S. Bancorp board noted that the expected pooling-of-interests accounting treatment of the merger would create higher earnings per share for the combined entity on a going forward basis under GAAP;

    - the anticipated effect of the merger on compensation, benefits and incentives provided to employees under various employment-related agreements, plans and programs. See "--Interests of Certain Persons in the Merger";

    - the Board's belief that the merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger". In this connection, we considered the amount of divestitures of branches, assets and deposit liabilities that was likely to be required by regulatory authorities in connection with the merger;

    - the expectation that the merger will qualify as a reorganization under
      Section 368(a) of the U.S. tax code;

    - the management skills of Firstar and U.S. Bancorp and the board and management structure of the combined company, including the facts that Jerry Grundhofer would become the President and Chief Executive Officer of the combined company; that John Grundhofer would become Chairman of the Board of the combined company; that John Grundhofer would enter into an employment agreement with Firstar in connection with the merger; that the board of directors of the combined company would be comprised of 14 directors designated by Firstar and 11 directors designated by U.S. Bancorp; and that the senior executives of the combined company would be comprised of a number of senior executives from each of the two companies; the U.S. Bancorp board considered this structure to be of importance in ensuring an effective and timely integration of the two companies' operations and in providing a strong management team;

    - the familial relationship between John Grundhofer and Jerry Grundhofer and the process put in place by the parties to mitigate any potential or perceived conflict of interest; and

    - the fact that the combined company would have its headquarters in Minneapolis and would retain the "U.S. Bancorp" name.

    The U.S. Bancorp board also considered additional potentially adverse factors in connection with the merger, including the following:

    - the challenges of combining the businesses of any two major bank holding companies, including integration and due diligence challenges;

    - the risks of not achieving or achieving on a delayed basis the expected synergies, and the fact that investor reaction to some previously announced stock-for-stock bank and other mergers suggested that some time might be needed to convince the market that the proposed synergies would be achieved;

    - the expectation that the combined company would incur a pre-tax restructuring charge of approximately $800 million between completion of the merger and the end of 2002;

    - the risks associated with obtaining necessary regulatory approvals and the time and effort required to effect divestitures likely to be required by regulatory authorities in connection with the merger;

    - the pro forma analysis presented by our financial advisor which indicated that the merger would not be earnings accretive from the point of view of U.S. Bancorp shareholders until 2002.

    The U.S. Bancorp board also considered that there was no collar to protect against the risk of a decline in the market value of Firstar's stock, but decided to proceed without a collar for the following reasons: (i) such collars are uncommon in merger agreements between major banking institutions; (ii) the U.S. Bancorp board believed that Firstar was unlikely to accept a collar without a reduction in the exchange ratio; (iii) the U.S. Bancorp board's focus on the exchange ratio as providing U.S. Bancorp shareholders with a certain percentage ownership of the combined company rather than on the nominal premium at the time of signing (which will inevitably vary over the course of the transaction), and the fact that the decline in Firstar's market price does not diminish that percentage ownership; (iv) when collars are used, they are almost invariably reciprocal, so that U.S. Bancorp shareholders would likely have been deprived of any upside potential prior to completing the merger; (v) the U.S. Bancorp board was advised that collars could create additional arbitrage pressure on Firstar's stock, potentially exacerbating any price decline; and (vi) collars typically provide only limited protection against downward price declines.

    The foregoing discussion of the information and factors considered by the U.S. Bancorp board is not intended to be exhaustive but includes all material factors considered by the board. In its evaluation of the merger and related transactions, the U.S. Bancorp board did not find it practicable to and did not quantify or otherwise assign relative weights to the factors considered in reaching its determination.

OPINION OF FIRSTAR'S FINANCIAL ADVISOR

    Credit Suisse First Boston acted as financial advisor to Firstar in connection with the merger. Firstar selected Credit Suisse First Boston based on its experience, expertise and familiarity with Firstar and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.


    In connection with Credit Suisse First Boston's engagement, Firstar asked Credit Suisse First Boston to evaluate the fairness of the exchange ratio to Firstar stockholders from a financial point of view. At the October 3, 2000 meeting of the Firstar board, Credit Suisse First Boston rendered an oral opinion that, as of that date, and based upon and subject to various matters stated in its opinion, the exchange ratio was fair to Firstar stockholders from a financial point of view. Credit Suisse First Boston confirmed its oral opinion of October 3, 2000 by delivery of a written opinion dated the same date.



    Credit Suisse First Boston confirmed its October 3, 2000 opinion by delivering a written opinion to the Firstar board dated the date of this document. In connection with its written opinion dated as of the date of this joint proxy statement-prospectus, Credit Suisse First Boston confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.



    Attached as Appendix E to this joint proxy statement-prospectus is the full text of the Credit Suisse First Boston opinion dated the date of this document, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with that opinion. Firstar stockholders should read the attached Credit Suisse First Boston opinion in its entirety.



    The Credit Suisse First Boston opinions speak only as of their respective dates. The Credit Suisse First Boston opinions are directed to the Firstar board. They relate only to the fairness of the exchange ratio to Firstar stockholders from a financial point of view, and do not address any other aspect of the merger or any related transaction, and do not constitute any recommendation to Firstar stockholders as to how to vote at the Firstar special meeting. The summary contained in this document of the Credit Suisse First Boston opinions is qualified in its entirety by reference to the full text of those opinions.



    In arriving at its opinions, Credit Suisse First Boston:



    - reviewed certain publicly available business and financial information relating to Firstar and U.S. Bancorp as well as the merger agreement and certain related documents;


    - reviewed certain other information relating to Firstar and U.S. Bancorp, including management's financial information and forecasts of cost savings to be achieved in the merger provided by Firstar and U.S. Bancorp;

    - met with Firstar and U.S. Bancorp management to discuss the businesses and prospects of the companies;

    - considered certain financial and stock market data of Firstar and U.S. Bancorp and compared that data to similar data about other publicly held companies in similar businesses;

    - considered the financial terms of certain other recent business combinations and transactions that have recently been effected; and

    - considered other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.


    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information. Credit Suisse First Boston relied on this information being complete and accurate in all material respects. As to financial forecasts, Credit Suisse First Boston assumed that these forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Firstar and U.S. Bancorp management as to the future financial performance of Firstar and U.S. Bancorp and as to the cost savings and other potential synergies anticipated to result from the merger. Firstar informed Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with GAAP. In addition, Firstar did not ask Credit Suisse First Boston to make, and Credit Suisse First Boston did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Firstar or U.S. Bancorp, nor was Credit Suisse First Boston furnished with any evaluations or appraisals of this kind. Firstar placed no limits on the analysis performed or opinion expressed by Credit Suisse First Boston.



    Credit Suisse First Boston's opinions were necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the dates of the opinions. Credit Suisse First Boston did not express any opinion as to the actual value of the stock of the combined company when Firstar and U.S. Bancorp stockholders receive it in the merger or the prices at which the stock of the combined company will trade subsequent to the merger. Credit Suisse First Boston was not requested to, and did not, determine or recommend the specific amount of consideration payable in the merger, which was determined by arms' length negotiations between Firstar and U.S. Bancorp.



    In preparing its opinions, Credit Suisse First Boston performed a variety of financial and comparative analyses, the material aspects of which are described below. The summary of Credit Suisse First Boston's analyses described below should not be taken as a complete description of the analyses underlying the Credit Suisse First Boston opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinions, Credit Suisse First Boston made qualitative judgements as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and the Credit Suisse First Boston opinions. In addition, Credit Suisse First Boston did not derive any value solely from or draw any conclusion with respect to fairness based solely upon any particular analysis.


    In its analyses, Credit Suisse First Boston made numerous assumptions with respect to Firstar, U.S. Bancorp, industry performance, and regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Firstar and U.S. Bancorp. No company, transaction or business used in these analyses as a comparison is identical to Firstar, U.S. Bancorp, the combined company or the merger.

    Moreover, an evaluation of the results of these analyses is not entirely mathematical; rather, these analyses involve complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses related to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.


    The Credit Suisse First Boston opinion dated October 3, 2000 and the financial analyses Credit Suisse First Boston presented to the Firstar board were among many factors considered by the board in its evaluation of the merger and should not be viewed as determinative of the views of the Firstar board or management with respect to the exchange ratio or the merger.


    The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with its opinion delivered to the Firstar board as of October 3, 2000. Certain of these summaries include information presented in tabular format. In order to fully understand the financial analyses used by Credit Suisse First Boston, these tables must be read together with the accompanying narratives. The tables alone do not constitute a complete description of the applicable financial analysis. Considering the data in the tables without considering the full narrative description of the financial analyses could create a misleading or incomplete view of the financial analyses Credit Suisse First Boston performed. Unless otherwise noted, all multiples and ratios in the following analyses were calculated using stock market data as of September 29, 2000 and reported financial data as of or for the three month period ended June 30, 2000, annualized where appropriate. All estimates of future earnings were based on management projections and/or consensus earnings per share ("EPS") estimates published by First Call. First Call is an industry service provider of global earnings information based on an average of earnings estimates published by various investment banking firms.

    The following table summarizes the implied per share equity value for U.S. Bancorp derived from the analyses indicated, all of which are described in greater detail below. Additional analyses performed by Credit Suisse First Boston from which an implied per share equity value was not intended to be derived are also described below but not included in the table.


VALUATION METHODOLOGY                                         IMPLIED EQUITY VALUE RANGE
---------------------                                         --------------------------
Comparable Companies Analysis (price multiples)
    Stand Alone.............................................     $20.54 to $28.75
    With representative acquisition premium (30%)...........     $26.70 to $37.37
Discounted Cash Flow Analysis
    Stand Alone.............................................     $25.80 to $29.92
    Pro forma for merger....................................     $26.70 to $30.80



    On October 3, 2000, the implied value of the merger consideration was $28.15 per share of U.S. Bancorp common stock, based on the closing market price of $22.25 for Firstar common stock on the New York Stock Exchange on that date. On January 10, 2001, the implied value of the merger consideration was $30.51 per share of U.S. Bancorp common stock, based on the closing market price of $24.12 for Firstar common stock on the New York Stock Exchange on that date.


COMPARABLE COMPANIES ANALYSIS. Credit Suisse First Boston compared selected stock market and operating data for U.S. Bancorp to corresponding data for peer companies that Credit Suisse First Boston selected and deemed to be relevant for this purpose based on their financial, operational and other characteristics. The U.S. Bancorp peer group consisted of:

    - Bank One Corporation

    - First Union Corporation

    - KeyCorp

    - National City Corporation

    - The PNC Financial Services Group, Inc.

    - SunTrust Banks, Inc.

    - Wells Fargo & Company

    As reflected in the table below, the comparable company analysis indicated that U.S. Bancorp trades at a discount to the average of its peer group as reflected by price to earnings and price to book multiples. In addition, the table indicates that U.S. Bancorp's operating statistics are superior to the average statistics for its peers.

                                                                                                                PEER
                                                                      U.S. BANCORP        PEER RANGE           AVERAGE
                                                                      ------------    -------------------      -------
Price to:
  Estimated 2000 EPS................................................      10.5x               9.6x - 18.1x       13.2x
  Estimated 2001 EPS................................................       9.4                 8.7 - 15.8        11.8
  Book Value........................................................      2.11                1.70 - 3.10        2.39
  Tangible Book Value...............................................      3.66                2.16 - 5.03        3.27
Net Interest Margin.................................................      4.72%              3.41% - 5.55%       3.90%
Efficiency Ratio....................................................      49.3                55.7 - 64.4        59.2
Return on Assets (ROA)..............................................      1.86                0.95 - 1.89        1.39
Return on Equity (ROE)..............................................      20.2                13.8 - 22.4        18.8

COMPARABLE TRANSACTIONS. Credit Suisse First Boston compared the terms of the Firstar and U.S. Bancorp merger to similar "merger of equals" transactions. The market premium, ownership split and board composition were all within the parameters of the comparable transactions.

                                                                                          BOARD
                                                          MARKET PREMIUM   OWNERSHIP   COMPOSITION
                                                          --------------   ---------   -----------
Firstar/U.S. Bancorp....................................        31.8%(1)   50/50       56/44
Fleet Financial Group Inc./BankBoston Corporation.......        12.9       60/40       55/45
Star Banc Corporation/Firstar...........................        27.1       50/50       56/44
Norwest/Wells Fargo & Company...........................         9.3       47/53       50/50
NationsBank/BankAmerica.................................         0.0       55/45       55/45
Banc One Corporation/First Chicago NBD..................         6.4       58/42       50/50
Travelers/Citicorp......................................         7.9       50/50       50/50

------------------------

(1) Based on Firstar's and U.S. Bancorp's average closing price for the ten trading days ended September 29, 2000.

    In addition, Credit Suisse First Boston reviewed relevant multiples and premiums for bank acquisitions. Credit Suisse First Boston used two sets of comparable acquisitions: (1) "large" transactions and (2) "1999-2000" transactions. The "large" comparable transaction set includes the following:

    - U.S. Bancorp/First Bank System, Inc.

    - NationsBank Corporation/Barnett Banks, Inc.

    - First Union Corporation/CoreStates Financial Corp.

    - Star Banc Corporation/Firstar

    - SunTrust Banks, Inc./Crestar Financial Corporation

    - Fleet Financial Group, Inc./BankBoston Corporation

    - Firstar/Mercantile Bancorporation Inc.

    The "1999-2000" comparable transaction set includes eight selected transactions announced in 1999 and 2000 with transaction values in excess of $1 billion.

    The following table compares the implied transaction multiples and premium for the merger to those of comparable transactions. All multiples were based on public information at the time of announcement of the particular transaction. The analysis indicates that the multiples and premium in the Firstar and U.S. Bancorp merger compare favorably to, or are in line with, those of comparable transactions.

                                                                                    COMPARABLE
                                                                                   TRANSACTIONS
                                                              TRANSACTION      --------------------
                                                               MULTIPLES        LARGE     1999-2000
                                                              -----------      --------   ---------
Price to:
  Current Year EPS..........................................      13.0x          21.4x       16.5x
  Forward Year EPS..........................................      11.7           19.8        15.1
  Book Value................................................      2.63           3.99        2.67
  Tangible Book Value.......................................      4.55           4.88        3.19
Premium to Market...........................................        32%(1)         29%         29%

------------------------

(1) Based on Firstar and U.S. Bancorp's last 10-day average trading prices as of September 29, 2000.

DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston estimated the present value of the after-tax free cash flows that U.S. Bancorp could produce on a stand-alone basis through calendar year 2004. Two separate scenarios were used in the analysis. Under the "street" scenario, consensus EPS estimates from First Call were used for 2000 and 2001, which were then projected at the consensus First Call long-term growth rate to arrive at EPS for subsequent years. Under the "management" scenario, the 2001 First Call EPS estimate was reduced by $0.07 per share and then projected at the First Call long-term growth rate to arrive at EPS for subsequent years.


    The analysis assumed a 6.5% targeted tangible common ratio. The range of estimated terminal values was calculated by applying multiples ranging from 11.0x to 13.0x to the projected calendar year 2004 net income of U.S. Bancorp. The resulting cash flows to equity holders were then discounted to present values using a discount rate of 13%. This analysis indicated an implied equity reference range of approximately $26.39 to $29.92 per share of U.S. Bancorp common stock using First Call EPS estimates and $25.80 to $29.21 using management EPS estimates. In addition, Credit Suisse First Boston considered the value of future after-tax cash flows that U.S. Bancorp could provide to equity holders on a change-of-control basis, taking into account the impact of cost savings, estimated deposit divestitures, and the cost of financing restructuring charges. The resulting change of control valuations were $27.30 to $30.80 per share of U.S. Bancorp common stock using First Call EPS estimates and $26.70 to $30.08 using management EPS estimates. These reference ranges compare favorably to an implied price per share of U.S. Bancorp common stock of $28.30 based on the closing price of Firstar common stock on September 29, 2000. Based on Firstar's closing price on the New York Stock Exchange on January 10, 2001, Firstar's implied offer price was $30.51 per U.S. Bancorp share at that date.


CONTRIBUTION ANALYSIS. Credit Suisse First Boston analyzed the relative contribution of Firstar and U.S. Bancorp to the combined company's market capitalization, estimated earnings (with and without cost savings) and selected balance sheet accounts. The analysis reflects a relatively balanced contribution between Firstar and U.S. Bancorp across all relevant metrics.

                                                               RELATIVE CONTRIBUTION
                                                              -----------------------
                                                              FIRSTAR    U.S. BANCORP
                                                              --------   ------------
Ownership Based on 1.265 Exchange Ratio.....................    50.5%        49.5%
Stand-Alone Market Capitalization...........................    55.9         44.1
Actual 1999 Net Income......................................    44.8         55.2
Estimated 2000 Net Income...................................    47.3         52.7
Estimated 2001 Net Income...................................    48.3         51.7
Total Loans.................................................    44.1         55.9
Total Assets................................................    46.4         53.6
Total Deposits..............................................    50.6         49.4
Common Equity...............................................    43.4         56.6

MERGER CONSEQUENCES ANALYSIS. Credit Suisse First Boston analyzed the pro forma effect of the merger on the estimated EPS of Firstar for 2001, 2002, and 2003 based on analysts' consensus estimates as reported by First Call. For U.S. Bancorp EPS estimates, two scenarios were used. The first scenario used First Call EPS estimates while the second scenario used the management EPS estimates previously mentioned.

    In performing this analysis, Credit Suisse First Boston considered the impact of cost savings, estimated deposit divestitures and cost of financing restructuring charges on pro forma EPS in 2001, 2002 and 2003. Using the First Call EPS estimates for U.S. Bancorp, Credit Suisse First Boston estimated that the merger should add 5.3% to Firstar's estimated EPS in 2001, 5.4% in 2002 and 3.7% in 2003. Using management's estimates, Credit Suisse First Boston estimated that the merger should add 3.7% to Firstar's estimated EPS in 2001, 3.9% in 2002 and 2.2% in 2003.

ENGAGEMENT OF CREDIT SUISSE FIRST BOSTON. Under the terms of Credit Suisse First Boston's engagement, Firstar has agreed to pay Credit Suisse First Boston a total fee equal to $23 million. Seven million dollars of the fee was payable upon execution of the merger agreement and the balance is contingent and payable upon completion of the merger. Firstar has also agreed to indemnify Credit Suisse First Boston and related persons and entities against various liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston's engagement and to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred by Credit Suisse First Boston in connection with its engagement.

    In the past, Credit Suisse First Boston and its affiliates have provided financial advice and services to Firstar and U.S. Bancorp in connection with matters unrelated to this merger for which Credit Suisse First Boston and its affiliates have received compensation. In the past two years, Credit Suisse First Boston and its affiliates have received compensation from Firstar in an aggregate amount of $38 million in connection with acting as lead manager on a $1.2 billion CP Conduit program originated in 1998; sole advisor to Firstar in its acquisition of Mercantile Bancorporation announced in April 1999; and co-lead manager on a $300 million subordinated notes program in June 2000. In the past two years, Credit Suisse First Boston and its affiliates have not received any material amount of compensation from U.S. Bancorp.

    In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Firstar and U.S. Bancorp for Credit Suisse First Boston's and its affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

OPINION OF U.S. BANCORP'S FINANCIAL ADVISOR


    On October 3, 2000, Goldman Sachs delivered its opinion, subsequently confirmed in writing, to the U.S. Bancorp board that, as of that date and based upon and subject to the considerations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to U.S. Bancorp stockholders (other than Firstar). Goldman Sachs reconfirmed its opinion dated October 3, 2000 by delivering a written opinion to the U.S. Bancorp board dated the date of this document.



    In connection with its written opinion dated the date of this document, Goldman Sachs confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.



    The full text of the opinion dated the date of this document, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix D to this joint proxy statement-prospectus. The opinion was provided to the U.S. Bancorp board for its information and assistance, is directed only to the fairness of the exchange ratio from a financial point of view to U.S. Bancorp stockholders and does not constitute a recommendation to any U.S. Bancorp stockholder as to how such stockholder should vote at the U.S. Bancorp special meeting. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix D. U.S. Bancorp stockholders are urged to read the opinion in its entirety.



    In connection with its opinions, Goldman Sachs:



    - in the case of its opinion dated the date of this document, reviewed this document;


    - reviewed the merger agreement;

    - reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K of Firstar and U.S. Bancorp for the five years ended December 31, 1999;

    - reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Firstar and U.S. Bancorp;

    - reviewed other communications from Firstar and U.S. Bancorp to their respective stockholders;

    - reviewed internal financial analyses and forecasts for Firstar and U.S. Bancorp prepared by their respective managements, including cost savings and operating synergies projected by the management of Firstar to result from the transaction contemplated by the merger agreement;

    - reviewed the impact of divestitures projected by the managements of Firstar and U.S. Bancorp;

    - held discussions with members of the senior management of Firstar and U.S. Bancorp regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of their respective companies;

    - reviewed the reported price and trading activity for the common stock of each of Firstar and U.S. Bancorp;

    - compared financial and stock market information for Firstar and U.S. Bancorp with similar information for other companies the securities of which are publicly traded; and

    - reviewed the financial terms of recent business combinations in the commercial banking industry specifically and in other industries generally and performed such studies and analyses as they considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by Goldman Sachs and have assumed such accuracy and completeness for purposes of rendering their opinion. Firstar had not prepared a forecast of expected future performance beyond fiscal 2001; accordingly, with the consent of the U.S. Bancorp board, Goldman Sachs' review with respect to earnings after fiscal 2001 for Firstar, including the earnings growth estimates of research analysts for such periods, was limited to discussions with senior management of Firstar and U.S. Bancorp. Goldman Sachs has assumed that the forecasts prepared by the management of each of Firstar and U.S. Bancorp, including the cost savings and operating synergies proposed by Firstar and U.S. Bancorp management, have been reasonably prepared and reflect the best currently available judgments and estimates of the managements of Firstar and U.S. Bancorp, and that the synergies will be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the consent of the U.S. Bancorp board, that such allowances for Firstar are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files nor did Goldman Sachs make an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Firstar and U.S. Bancorp or any of their subsidiaries and have not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with the consent of the U.S. Bancorp board, that the merger will be accounted for as a pooling of interests under GAAP. Goldman Sachs assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on Firstar or U.S. Bancorp or on the expected benefits of the merger. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or a business combination with U.S. Bancorp.

    The following is a brief summary of the material financial analyses presented to the U.S. Bancorp board on October 3, 2000 by Goldman Sachs in connection with rendering its opinion to the U.S. Bancorp board dated as of October 3, 2000.

    In brief, Goldman Sachs performed the following analyses (each of which is described in greater detail below):

    - A selected companies analysis, which compared stock market and operating data to a group of peer companies of U.S. Bancorp selected by Goldman Sachs.

    - A selected transaction analysis, which compared the terms of the merger to those of precedent bank transactions, including a comparison of the financial terms of the merger to relevant multiples and premiums for precedent bank merger transactions.

    - A discounted cash flow analysis of U.S. Bancorp, which resulted in notional present values from $18.58 to $43.32, per share of U.S. Bancorp common stock.

    - A contribution analysis, which analyzed each party's contribution to the combined company's market capitalization, estimated earnings and selected income statement and balance sheet items and performance ratios.

    - A pro forma analysis, which analyzed the pro forma effect of the merger on U.S. Bancorp's and Firstar's estimated earnings per share from 2001 through 2003.


    On October 3, 2000, the implied value of the merger consideration was $28.15 per share of U.S. Bancorp common stock, based on the closing market price of $22.25 for the Firstar common stock on the New York Stock Exchange on that date. On January 10, 2001, the implied value of the merger consideration was $30.51 per share of U.S. Bancorp common stock, based on the closing market price of $24.12 for the Firstar common stock on the New York Stock Exchange on that date.

    SELECTED COMPANIES ANALYSIS. As part of its October 3, 2000 presentation, Goldman Sachs reviewed and compared certain financial and stock market information as well as certain asset, equity and profitability ratios of Firstar and U.S. Bancorp with the following publicly traded commercial banking organizations:

Citigroup Inc.                           Washington Mutual, Inc.
Bank of America Corporation              State Street Corporation
Wells Fargo & Company                    Northern Trust Corporation
Bank One Corporation                     The PNC Financial Services Group, Inc.
The Bank of New York Company, Inc.       SunTrust Banks, Inc.
Fleet Boston Financial Corporation       National City Corporation
First Union Corporation                  BB&T Financial Corporation
Fifth Third Bancorp                      Wachovia Corporation
Mellon Financial Corporation             JP Morgan Chase (pro forma for the announced
                                           merger of JP Morgan and
                                         Chase Manhattan Corporation)

    The financial data used were as of the latest twelve months ended June 30, 2000 and the market data and earnings estimates were as of September 29, 2000. Projected earnings per share were based on preceding analysts' estimates from the Institutional Brokerage Estimate System, or IBES, a data service that compiles earnings estimates of securities research analysts.

    The following table compares information derived by Goldman Sachs with respect to U.S. Bancorp and Firstar with the medians and averages indicated for the selected companies:

                                                                SELECTED
                                                                COMPANIES
                                                           -------------------
                                                            MEDIAN    AVERAGE    FIRSTAR    U.S. BANCORP
                                                           --------   --------   --------   ------------
Price to projected earnings multiple, based on estimates
  of 2000 earnings per share.............................    14.7x      18.3x      14.7x         10.4x

Price to projected earnings multiple, based on estimates
  of 2001 earnings per share.............................    12.8x      16.2x      12.8x          9.3x

Projected five-year growth rate of earnings per share....    12.0%      12.2%      15.0%         11.0%

Price to projected earnings multiple, based on estimates
  of 2001 earnings per share to projected five-year
  growth rate of earnings per share......................     1.1x       1.3x       0.9x          0.8x

Tangible common equity as a percentage of tangible
  assets.................................................     5.9%       5.8%       6.5%          5.7%

Multiple of price to tangible book value per share.......     3.8x       4.9x       4.6x          3.6x

Return on average assets.................................     1.4%       1.4%       1.8%          1.9%

Return on average common equity..........................    21.1%      19.3%      21.2%         20.3%

Efficiency ratio (non-interest expense, excluding
  amortization of goodwill, divided by the sum of net
  interest income and non-interest income)...............    54.8%      53.9%      42.3%         48.8%

Fee income ratio.........................................    44.3%      49.5%      35.1%         47.4%

    EXCHANGE RATIO HISTORY. Goldman Sachs calculated the ratio of the closing market price per share of U.S. Bancorp common stock to the closing price per share of Firstar common stock on selected dates and the implied premium to market price (based on the exchange ratio). The selected dates and the corresponding ratio of stock prices and implied premiums were:

                                                             RATIO OF U.S. BANCORP   IMPLIED PREMIUM
                                                              COMMON STOCK PRICE        TO MARKET
                                                               TO FIRSTAR COMMON     (BASED ON 1.265
                        TIME PERIOD                               STOCK PRICE        EXCHANGE RATIO)
-----------------------------------------------------------  ---------------------   ---------------
September 29, 2000.........................................          1.017                 24.4%
September 28, 2000.........................................          0.970                 30.4
September 27, 2000.........................................          0.944                 34.0
September 13, 2000.........................................          0.906                 39.6
2000 Year to date average..................................          0.931                 35.9
August 1, 2000 to September 29, 2000 average...............          0.906                 39.7

    SELECTED TRANSACTION ANALYSIS. Goldman Sachs reviewed publicly available information for pending and completed merger or acquisition transactions in the banking industry. The selected transactions reviewed by Goldman Sachs included:

    - Chase Manhattan Corporation/JP Morgan & Co., Inc.

    - Firstar/Mercantile Bancorporation Inc.

    - Fleet Financial Group Inc./BancBoston Corporation

    - Wells Fargo & Co./Norwest Corporation

    - Bank One Corporation/First Chicago NBD

    - NationsBank Corporation/Barnett Banks, Inc.

    - Wells Fargo & Co./First Interstate Bancorp

    - Chemical Banking Corporation/Chase Manhattan Corporation

    - Travelers Group Inc./Citicorp

    - First Union Corporation/Corestates Financial Corp.

    - NationsBank Corporation/BankAmerica Corporation

The following table compares information with respect to the merger and the medians and means for the selected transactions:

                                                                                SELECTED
                                                                              TRANSACTIONS
                                                                           -------------------
                                                              THE MERGER     MEAN      MEDIAN
                                                              ----------   --------   --------
Multiple of price to book value per share...................      2.7x        3.5x       3.4x
Multiple of price to tangible book value per share..........      4.5x        4.2x       4.0x
Multiple of price to last twelve months earnings per
  share.....................................................     13.4x       20.7x      20.8x
Premium to core deposits....................................       nm        30.5%      32.0%
Premium to market price, based on the target market price
  six days prior to the announcement of the transaction.....     24.4%       17.8%      15.8%

    CONTRIBUTION ANALYSIS. Goldman Sachs analyzed and compared the respective contributions of each of Firstar and U.S. Bancorp to the balance sheet and income statement of the combined company. Based upon its analysis, Goldman Sachs derived a range of implied exchange ratios of 1.0168x to 1.6650x with a median of 1.3398x and a mean of 1.3678x.

    PRO FORMA ANALYSES. Goldman Sachs analyzed the pro forma impact of the merger on earnings per share from the point of view of the holders of both U.S. Bancorp and Firstar common stock. Based upon earnings and synergies estimates from the managements of each of U.S. Bancorp and Firstar, this analysis indicated that the merger would be earnings accretive to holders of Firstar common stock by 3.6% in 2001, 3.8% in 2002 and 2.1% in 2003. Based upon adjusted estimates, this analysis indicated that the merger would be earnings dilutive to holders of U.S. Bancorp common stock by 2.2% in 2001, and accretive by 2.0% in 2002 and 4.4% in 2003. Based upon First Call estimates, this analysis indicated that the merger would be earnings dilutive to holders of U.S. Bancorp common stock by 5.0% in 2001 and 1.0% in 2002 and accretive by 1.4% in 2003. In conducting its analysis, Goldman Sachs used U.S. Bancorp management's adjusted earning estimates which were less than the then current First Call and IBES estimates.


    DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis to determine a range of notional present values per share of the U.S. Bancorp common stock. The range was determined using a dividend discount model, with all cash flows discounted back to June 30, 2000. In performing this analysis, Goldman Sachs used projected 2001 earnings per share of $2.42 and $2.35, representing First Call estimates of earnings per share and U.S. Bancorp management's adjusted projected earnings per share, respectively, and grew earnings per share at rates of 9% and 11%. Using discount rates ranging from 8% to 14%, and terminal price to earnings value multiples ranging from 8.0x to 14.0x, this analysis resulted in a range of notional present values from $18.58 to $43.32 per share of U.S. Bancorp common stock. Based on Firstar's closing stock price on the New York Stock Exchange on January 10, 2001, Firstar's implied offer price was $30.51 per U.S. Bancorp share at that date.


    OTHER ANALYSES. Goldman Sachs also performed a price to forward earnings comparison of U.S. Bancorp and Firstar, a comparison of price to the last twelve months earnings per share for certain historical bank merger transactions and the S&P regional bank composite, compared projected cost savings for the selected transactions with those relating to the merger, a pro forma stock price analysis and a pro forma dividend analysis.

    The preceding discussion is a summary of the material financial analyses that Goldman Sachs performed and presented to the U.S. Bancorp board on October 3, 2000, but it does not purport to be a complete description of the analyses performed by Goldman Sachs or of its presentation to the U.S. Bancorp board. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the U.S. Bancorp opinion. In addition, Goldman Sachs considered the results of all such analyses and did not assign relative weights to any of the analyses nor, except as set forth above, did Goldman Sachs derive any value solely from, or draw any conclusion with respect to fairness based solely upon, any particular analysis.

    In performing its analyses, Goldman Sachs made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Firstar or U.S. Bancorp. The analyses performed by Goldman Sachs are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Goldman Sachs' analysis of the fairness of the exchange ratio to U.S. Bancorp stockholders from a financial point of view and were provided to the U.S. Bancorp board. No company or transaction used as a comparison in the analyses is identical to Firstar or U.S. Bancorp or to the merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might be sold. Because such estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Firstar or U.S. Bancorp, none of Firstar, U.S. Bancorp, Goldman Sachs or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. In addition, as described above, the opinion was one of many factors taken into consideration by the U.S. Bancorp board in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the U.S. Bancorp board's or U.S. Bancorp management's opinion with respect to the value of U.S. Bancorp or a combination of Firstar and U.S. Bancorp, or of whether the U.S. Bancorp board or U.S. Bancorp management would have been willing to agree to a different exchange ratio. U.S. Bancorp placed no limits on the scope of the analysis performed, or opinion expressed, by Goldman Sachs.

    U.S. Bancorp agreed to pay Goldman Sachs a fee of $3,000,000 in cash, which was payable upon announcement of the merger, a further fee of $4,000,000, which is payable upon the mailing of this joint proxy statement-prospectus to U.S. Bancorp stockholders, and an additional fee of $20,000,000 in cash upon consummation of the merger. In addition, U.S. Bancorp has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses incurred in connection with the services provided by it and to indemnify and hold harmless Goldman Sachs and certain related parties from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, incurred in connection with its engagement.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. U.S. Bancorp selected Goldman Sachs as its financial advisor because Goldman Sachs is a nationally recognized investment banking firm that has substantial experience in investment banking in general, including transactions similar to the proposed merger, and because of its familiarity with, and prior work for, U.S. Bancorp.

    Goldman Sachs provides a full range of financial advisory and securities services and has advised the U.S. Bancorp board that, in the course of its normal trading activities, it may from time to time effect transactions and hold securities, including derivative securities, of Firstar or U.S. Bancorp for its own account and the accounts of customers. Goldman Sachs is familiar with U.S. Bancorp, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services to U.S. Bancorp from time to time, including having acted as co-advisor to First Bank System, Inc. (the predecessor to U.S. Bancorp) in connection with its merger with U.S. Bancorp in March 1997; lead manager of a public offering of $45,000,000 of its floating rate bank notes due 2000 in July 1997; lead manager of a public offering of $49,000,000 of its floating rate CD notes due 2000 in August 1998; lead manager of a public offering of $49,000,000 of its floating rate CD notes due 2001 in September 1998; lead manager of a public offering of $49,000,000 of floating rate CD notes due 1999 in September 1998. Goldman Sachs has provided certain investment banking services to Firstar from time to time.

THE MERGER AGREEMENT

    This section describes the principal provisions of the merger agreement and the stock option agreements. Capitalized terms we use here without an express definition have the meanings given to those terms in those agreements.

    Subject to the terms and conditions of the merger agreement, and in accordance with Wisconsin and Delaware law, at the effective time of the merger, Firstar will merge into U.S. Bancorp. U.S. Bancorp will be the surviving corporation and will continue its corporate existence under the laws of Delaware. When the merger is completed, the separate corporate existence of Firstar will terminate. The U.S. Bancorp certificate of incorporation will be the certificate of incorporation of the combined company, and the U.S. Bancorp by-laws will be the by-laws of the combined company, except that the combined company's certificate of incorporation will authorize it to issue up to 4 billion shares of common stock, the par value of the combined company's common stock, pursuant to its certificate of incorporation, will be $.01 per share and the by-laws of the combined company will be amended to provide indemnification provisions more similar to those in the Firstar by-laws. See "Comparison of Stockholder Rights."

BOARD COMPOSITION OF THE COMBINED COMPANY

    When the merger is completed, the board of directors of the combined company will be comprised of 25 individuals, 11 of whom will be named by U.S. Bancorp and 14 by Firstar.

CONVERSION OF STOCK; TREATMENT OF OPTIONS

U.S. BANCORP COMMON STOCK. At the effective time, each share of U.S. Bancorp common stock outstanding will be converted into the right to receive 1.265 shares of common stock of the combined company. The exchange ratio is subject to customary adjustments to preserve the relative value of the consideration U.S. Bancorp stockholders are to receive in the event of stock splits, reverse stock splits or the like before the merger is completed as described under "--Antidilution Adjustments."

FIRSTAR COMMON STOCK. As of the effective time, shares of Firstar common stock outstanding will be converted into an equal number of shares of common stock of the combined company. Some shares of Firstar common stock will not be converted into stock of the combined company. These include shares held by Firstar or U.S. Bancorp or any of our wholly-owned subsidiaries (except for shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties (trust account shares) or shares held by Firstar or U.S. Bancorp or any of our subsidiaries in respect of a debt previously contracted (DPC shares)). Each outstanding share of U.S. Bancorp common stock owned by Firstar, U.S. Bancorp or any of our wholly-owned subsidiaries (other than trust account shares or DPC shares) will be canceled at the effective time and will cease to exist. No Firstar common stock or other consideration will be delivered in exchange for these shares. All shares of Firstar common stock that are owned by U.S. Bancorp or any of its wholly-owned subsidiaries (other than trust account shares and DPC shares) will become authorized but unissued shares of common stock of the combined company.

U.S. BANCORP STOCK OPTIONS. Each option to acquire U.S. Bancorp common stock outstanding and unexercised immediately prior to the effective time will be converted automatically at the effective time into an option to purchase common stock of the combined company, with the following adjustments:

    - the number of shares of common stock of the combined company subject to the new option will be equal to the product of the number of shares of U.S. Bancorp common stock subject to the original option and the exchange ratio; and

    - the exercise price per share of common stock of the combined company subject to the new option will be equal to the exercise price under the original option divided by the exchange ratio.

    The duration and other terms of each new option will be substantially the same as the original U.S. Bancorp option. In any event, options that are incentive stock options under the U.S. tax code will be adjusted in the manner prescribed by the U.S. tax code.

FIRSTAR STOCK OPTIONS. Each option to acquire Firstar common stock outstanding and unexercised immediately prior to the effective time will be converted into an option to acquire common stock of the combined company on the same terms and conditions in effect immediately prior to the effective time.

ANTIDILUTION ADJUSTMENTS. If, before the effective time, the outstanding shares of U.S. Bancorp common stock or Firstar common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

EXCHANGE PROCEDURES. After the effective time, we will deposit with an exchange agent, which will be Firstar Bank, N.A. or another bank or trust company reasonably acceptable to each of us, certificates representing the shares of common stock of the combined company and cash in lieu of any fractional shares to be issued under the merger agreement in exchange for outstanding shares of U.S. Bancorp common stock. We refer to the fund into which we deposit the certificates and cash, together with any dividends or distributions on the fund, as the "exchange fund."

    Shortly after the date of the effective time, the exchange agent will mail a transmittal letter to U.S. Bancorp stockholders. The transmittal letter will contain instructions about the surrender of U.S. Bancorp common stock certificates for combined company common stock certificates and any cash in lieu of fractional shares.

    U.S. BANCORP COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. THEY SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE A TRANSMITTAL LETTER FOLLOWING THE EFFECTIVE TIME.

    If U.S. Bancorp common stock certificates are presented for transfer after the effective time, they will be canceled and exchanged for certificates representing the applicable number of shares of combined company common stock. Any U.S. Bancorp stockholder that requests that combined company common stock certificates be issued in a name other than that in which the certificate being surrendered is registered will have to pay to the exchange agent in advance any transfer taxes that may be owed.

    After the effective time, there will be no transfers on the stock transfer books of Firstar of shares of Firstar common stock issued and outstanding immediately prior to the effective time.

NO FRACTIONAL SHARES WILL BE ISSUED. The exchange agent will not issue fractional shares of common stock of the combined company to you in the merger (other than fractional shares that would be issued under dividend reinvestment plans, 401(k) plans and similar employee and stock plans maintained by U.S. Bancorp prior to the merger). There will be no dividends or voting rights with respect to any fractional shares. For each fractional share that would otherwise be issued, the exchange agent will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale prices of U.S. Bancorp common stock on the NYSE for the ten trading days immediately preceding the date of the effective time. No interest will be paid or accrued on the cash in lieu of fractional shares.

LOST, STOLEN OR DESTROYED U.S. BANCORP COMMON STOCK CERTIFICATES. If you've lost a certificate representing U.S. Bancorp common stock, or it has been stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement on receipt of appropriate evidence of the loss, theft or destruction and appropriate evidence that you own the certificate. The exchange agent will also require you to post bond in an amount the combined company determines is necessary to protect against any claim that may be made against the combined company about ownership of the lost certificate.

NO ACTION BY FIRSTAR STOCKHOLDERS REQUIRED. Firstar stockholders will not be required to exchange certificates representing their shares of Firstar common stock or otherwise take any action as a result of the completion of the merger. YOU DO NOT NEED TO SUBMIT SHARE CERTIFICATES FOR FIRSTAR COMMON STOCK TO FIRSTAR, U.S. BANCORP, THE EXCHANGE AGENT OR TO ANY OTHER PERSON IN CONNECTION WITH THE MERGER.

    For a description of the common stock of the combined company and a description of the differences between the rights of U.S. Bancorp stockholders and Firstar stockholders, see "Capital Stock of the Combined Company" and "Comparison of Stockholder Rights."

EFFECTIVE TIME

    The effective time of the merger will be the time set forth in the legal documents that we will file with the Wisconsin Department of Financial Institutions and with the Secretary of State of the State of Delaware, respectively, on the closing date of the merger. We will close the merger on a date on which each of us agrees, but in any case no later than five business days after the satisfaction or waiver (where waiver is legally permissible) of the last remaining condition to the merger unless extended by our mutual agreement. See "--Conditions to Completion of the Merger."

    We anticipate that we will complete the merger during the fiscal quarter ending March 31, 2001. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals. There can be no assurances as to if or when these approvals will be obtained or that the merger will be consummated. If we don't complete the merger by July 3, 2001, either of us may terminate the merger agreement unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See "--Conditions to Completion of the Merger" and "--Regulatory Approvals Required for the Merger."

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties of Firstar, on the one hand, and U.S. Bancorp, on the other hand, as to, among other things:

    - the corporate organization and existence of each party and its subsidiaries;

    - the capitalization of each party and its subsidiaries;

    - the corporate power and authority of each party;

    - the compliance of the merger agreement with:

     - the certificate of incorporation and by-laws of each party,

     - applicable law, and

     - material agreements, instruments or obligations;

    - governmental approvals;

    - regulatory investigations and orders;

    - each party's financial statements and filings with the SEC;

    - each party's brokers' fees;

    - the absence of material changes in each party's business since June 30, 2000;

    - the absence of material legal proceedings and injunctions;

    - the filing and accuracy of each party's tax returns;

    - each party's employee benefit plans and related matters;

    - the availability and accuracy of each party's reports and filings with the SEC;

    - each party's compliance with applicable law;

    - the validity of, and the absence of material defaults under, various contracts;

    - the absence of undisclosed liabilities;

    - insurance;

    - the inapplicability to the merger of state anti-takeover laws, anti-takeover provisions in our charters and our stockholder rights plans; and

    - the tax and accounting treatment of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    Under the merger agreement, prior to the effective time, each of us has agreed to, and to cause our subsidiaries to:

    - conduct its business in the ordinary course;

    - use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and to retain the services of its key officers and key employees; and

    - take no action that would adversely affect or delay the ability of either of us to obtain the necessary approvals of any regulatory agency or other governmental entity or to perform our covenants and agreements under the merger agreement or the stock option agreements, or to consummate the transactions they contemplate.

    In addition, except as expressly contemplated by the merger agreement or as disclosed prior to signing the merger agreement, or as contemplated by the stock option agreements, each of us has agreed that, without the consent of the other party, we and our subsidiaries will not, among other things:

    - other than in the ordinary course of business, incur any indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness between us and one of our wholly-owned subsidiaries; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; or make any loan or advance;

    - adjust, split, combine or reclassify any of our capital stock;

    - make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except for:

     - in the case of U.S. Bancorp, regular quarterly cash dividends on U.S. Bancorp common stock at a rate not in excess of $0.215 per share of U.S. Bancorp common stock,

     - in the case of Firstar, regular quarterly cash dividends at a rate not in excess of $0.1625 per share of Firstar common stock, and

     - dividends paid by any of the subsidiaries of each of Firstar and U.S. Bancorp to Firstar or U.S. Bancorp or any of their subsidiaries, respectively;

    - with limited exceptions, grant any stock appreciation rights or grant any right to acquire any shares of its capital stock;

    - issue any additional shares of capital stock except as a result of:

     - the exercise of stock options (or related reload options) outstanding as of the date of the merger agreement, or

     - under the stock option agreements;

    - sell, transfer, mortgage, encumber or otherwise dispose of any material part of its business or any of its properties or assets to any individual, corporation or other entity other than a subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or under contracts or agreements in force at the date of the merger agreement;

    - except for transactions in the ordinary course of business or under contracts or agreements in force at the date of or permitted by the merger agreement, make any material investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets, in any other individual, corporation or other entity other than a subsidiary of that corporation or entity;

    - except for transactions in the ordinary course of business, terminate, or waive any material provision of, any of its material contracts or agreements, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

    - other than in the ordinary course of business or as required by agreements in force at the date of the merger agreement, increase in any manner the compensation or fringe benefits of any of its employees or directors or pay any pension or retirement not required by any existing plan or agreement to any of its employees or directors or become a party to, amend or commit itself to any pension, retirement, profit-sharing, consulting, change of control, severance or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or directors or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

    - solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger or consolidation of it or any of its subsidiaries with any corporation or other entity other than as provided by the merger agreement (and each party has discontinued any such negotiations or discussions initiated prior to the date of the merger agreement, and will promptly notify the other of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of these matters). Either party may, however, and may permit its employees, agents and representatives to, furnish confidential information and participate in otherwise prohibited negotiations or discussions to the extent that doing so is necessary to comply with its and its directors' fiduciary duties, so long as it enters into a confidentiality agreement (with terms at least as favorable to it as the confidentiality agreement between Firstar and U.S. Bancorp) before providing any non-public information to the third party in question;

    - settle any material claim, action or proceeding involving money damages, except in the ordinary course of business, or involving any restriction on the conduct of its business;

    - knowingly take any action that would prevent or impede the merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the U.S. tax code;

    - amend its certificate of incorporation or its by-laws;

    - other than in consultation with the other party, materially restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

    - take any action that is intended or expected to result in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

    - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

    - file or amend any tax return except in the ordinary course of business consistent with past practice, settle or compromise any material tax liability, make, change or revoke any material tax election, or change any method of tax accounting except as required by applicable law; or

    - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions listed above.

OTHER AGREEMENTS

    In addition to the agreements about the conduct of our businesses we've described above, we have also agreed in the merger agreement to take several other actions:

    - we agreed to cooperate with each other and to use our reasonable best efforts to promptly prepare and file all necessary documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the merger;

    - we agreed, upon request, to provide each other all information concerning ourselves and our subsidiaries, directors, officers and stockholders and other matters as may be necessary or advisable in connection with this document, or any other filing necessary in connection with the merger;

    - we agreed to give each other access to all of our properties, books, contracts, commitments and records, to provide information about our businesses, properties and personnel and to keep that information confidential;

    - we agreed to use our reasonable best efforts to take all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on either of us or our subsidiaries relating to the merger and to consummate the merger;

    - in order to assure compliance with securities laws and requirements for pooling-of-interests accounting treatment, we agreed to use our reasonable best efforts to cause each of our respective directors, executive officers and other affiliates to deliver to each other a written agreement restricting the ability of such person to sell, pledge, transfer or otherwise dispose of any U.S. Bancorp common stock or Firstar common stock held by such person;

    - U.S. Bancorp agreed to cause the shares of common stock of the combined company to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time; and

    - we agreed that, upon completion of the merger, the combined company will indemnify and hold harmless all past and present officers, directors and employees of Firstar, U.S. Bancorp and their subsidiaries to the fullest extent permitted by law. We also agreed that the combined company will maintain for a period of six years after completion of the merger the directors' and officers' liability insurance policies currently maintained by U.S. Bancorp, or policies with a substantially comparable insurer, of at least the same coverage and amounts containing forms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before completion of the merger.

    Also, we have agreed on the following points concerning employee benefit plans:

    - we agreed that the employee benefit plans in place at the effective time covering employees of Firstar and U.S. Bancorp will remain in effect for these employees until the combined company adopts the new benefit plans covering employees of the combined company;

    - we will cooperate in reviewing, evaluating and analyzing the Firstar employee benefit plans and the U.S. Bancorp employee benefit plans in order to develop appropriate new benefit plans;

    - after the merger is completed, the combined company will recognize employees' prior service with Firstar or U.S. Bancorp or their subsidiaries for the purposes of benefit plans of the combined company in which those employees are eligible to participate following the effective time, for purposes of eligibility, vesting and levels of benefits, but not for purposes of benefit accruals under any defined benefit pension plan;

    - after the merger is completed, the combined company will waive any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the combined company for Firstar and U.S. Bancorp employees and their eligible dependents;

    - after the merger is completed, the combined company will give each Firstar and U.S. Bancorp employee credit for the plan year in which the merger is completed toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to completion of the merger; and

    - the combined company will honor and cause to be paid in accordance with their terms all benefits vested as of the completion of the merger under the Firstar and U.S. Bancorp benefit plans, including change-of-control benefits related to the merger. In connection with the approval of the merger by the U.S. Bancorp board, the board determined that the transactions contemplated by the merger agreement will be a "partial change in control" within the meaning of the U.S. Bancorp Cash Balance Plan and the Senior Management, Middle Management and Broad-Based Change in Control Severance Pay Plans and Programs as well as for the purposes of certain employment arrangements and benefits plans applicable to executives and non-employee directors. See "--Interests of Certain Persons in the Merger."

CONDITIONS TO COMPLETION OF THE MERGER

    Firstar's and U.S. Bancorp's obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time:

    - the merger agreement and the transactions it contemplates will have been duly approved by Firstar stockholders and U.S. Bancorp stockholders;

    - the shares of common stock of the combined company that are to be issued upon completion of the merger will have been authorized for listing on the NYSE, subject to official notice of issuance;

    - all regulatory approvals required to consummate the merger will have been obtained and will remain in full force and effect, and any statutory waiting periods required by law will have expired;

    - the registration statement of which this document forms a part will have become effective, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC, and no proceedings for that purpose will have been initiated or threatened by the SEC;

    - no order, injunction or decree issued by any court or agency with jurisdiction, or other legal restraint or prohibition preventing completion of the merger will be in effect;

    - no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental entity that materially restricts or makes illegal completion of the merger;

    - Firstar will have received the opinion of Wachtell, Lipton, Rosen & Katz, and U.S. Bancorp will have received the opinion of Sullivan & Cromwell, in form and substance reasonably satisfactory to Firstar and U.S. Bancorp, respectively, dated as of the closing date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each of these opinions that are consistent with the state of facts existing at the effective time:

     - the merger will constitute a reorganization under Section 368(a) of the U.S. tax code,

     - Firstar and U.S. Bancorp will each be a party to the reorganization under 368(b) of the U.S. tax code,

     - no gain or loss will be recognized by Firstar or U.S. Bancorp as a result of the merger, and

     - no gain or loss will be recognized by Firstar common stock or U.S. Bancorp stockholders who exchange all of their Firstar or U.S. Bancorp common stock solely for common stock of the combined company in the merger (except with respect to cash received by U.S. Bancorp stockholders instead of fractional share interests in common stock of the combined company);

    - each of us will have received a letter from our independent accountants to the effect that the merger will qualify for pooling-of-interests accounting treatment;

    - the representations and warranties of the other party to the merger agreement will be true and correct in all material respects as of the date of the merger agreement and (except to the extent that the representations and warranties speak as of an earlier date) as of the date the merger is to be completed as though made on that date, except that, for purposes of this condition, these representations and warranties (except for each party's representations and warranties as to its capitalization, which must be true and correct in all material respects) will be deemed to be true and correct unless the failure of these representations and warranties to be so true and correct, individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in the representations and warranties, would have a material adverse effect on the other party; and

    - the other party to the merger agreement will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

The merger agreement defines "material adverse effect" as a material adverse effect on:

    - the business, operations, results of operations or financial condition of U.S. Bancorp, Firstar or the combined company (as the case may be) and its subsidiaries, taken as a whole, except to the extent the effect is attributable to the execution and announcement of the merger agreement; or

    - the ability of U.S. Bancorp, Firstar or the combined company (as the case may be) to complete in a timely manner the transactions contemplated by the merger agreement.

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
REGULATORY APPROVALS REQUIRED FOR THE MERGER


    We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to consummate the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "requisite regulatory approvals." These include approval from the Federal Reserve Board and various state regulatory authorities. We have either filed or intend to complete the filing promptly after the date of this joint proxy statement-prospectus of applications and notifications to obtain the requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you that the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of any of these approvals or the absence of any litigation challenging them. Likewise, we cannot assure you that the DOJ or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.


    We are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

FEDERAL RESERVE BOARD. The merger is subject to approval by the Federal Reserve Board under the Bank Holding Company Act. Firstar has made the required filings with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the merger may not be consummated for 30 days, during which time the DOJ may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the DOJ, this waiting period may be reduced to no less than 15 days.

    The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider the regulatory status of Firstar and U.S. Bancorp and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and the regulations issued under that statute.

    Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account our records of performance in meeting the credit needs of our entire communities, including low- and moderate-income neighborhoods, served by our companies. Each of our banking subsidiaries has received either an outstanding or a satisfactory rating from its federal regulator with respect to this criterion.

    The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within this 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the application submitted by Firstar for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

    If the DOJ were to commence an antitrust action, that action would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. In particular, the DOJ may focus on the impact of the merger on competition for loans and other financial services to small and middle market businesses. Failure of the DOJ to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

    Our rights to exercise our options under the stock option agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of these options would result in one of us owning more than 5% of the outstanding shares of common stock of the other. We have filed or intend to file the required applications with the Federal Reserve Board for approval of the exercise of each of our options under the relevant stock option agreement. In considering whether to approve either company's right to exercise its option, including its right to purchase more than 5% of the outstanding shares of the other company's common stock, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.


    We anticipate that we will need to make divestitures in the Minneapolis/St. Paul and Council Bluffs, Iowa areas in order to avoid a determination by the Federal Reserve Board or the DOJ that the merger would have a significantly adverse competitive affect in that market. Although there can be no assurances, we do not believe that the divestitures will have a material negative effect on the combined company. Under Federal Reserve Board policy, the merger cannot be completed until there is an executed definitive agreement for the divestitures.



OTHER REGULATORY AUTHORITIES. Applications or notifications have been or are being filed with various state and/or foreign regulatory authorities and self-regulatory organizations in connection with acquisitions or changes in control of subsidiaries of Firstar and/or U.S. Bancorp, including banks, broker-dealers and insurance subsidiaries, that may be deemed to result from the consummation of the merger. In addition, the merger may be reviewed by the attorneys general in the various states in which Firstar and U.S. Bancorp own banking subsidiaries. These authorities may be empowered under the applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.



ANTITRUST. Because the merger involves activities that are not subject to review by the Federal Reserve Board under Sections 3 and 4 of the Bank Holding Company Act, it is partially subject to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which we refer to as the "HSR Act." The HSR Act is a statute that prohibits the completion of transactions of sufficient size unless the parties to the transaction notify the FTC or the DOJ in advance and a specified waiting period expires. Therefore, Firstar and U.S. Bancorp filed premerger notification and report forms with respect to such activities with the FTC and the Antitrust Division of the DOJ. A transaction or portion of a transaction that is notifiable under the HSR Act may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the filing of premerger notification and report forms by the parties with the FTC and DOJ. If either the FTC or the DOJ were to request additional information or documentary material with respect to the merger from the parties prior to the expiration of the waiting period, the waiting period would expire at 11:59 p.m., New York City time, on the 20th calendar day after the date of substantial compliance with that request. The waiting period under the HSR Act expired on January 7, 2001. At any time before or after the merger and the exchange of shares, the FTC or the DOJ could take whatever action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin the merger or the exchange of shares, or seeking a divestiture of shares or assets.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to stockholders who hold Firstar common stock or U.S. Bancorp common stock as a capital asset. The summary is based on the U.S. tax code, regulations of the U.S. Treasury Department under the U.S. tax code, administrative rulings and court decisions, in each case as in effect as of the date of this joint proxy statement-prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger. In particular, this summary may not address U.S. federal income tax considerations applicable to you if you are a member of a class of stockholders subject to special treatment under U.S. federal income tax law, including, for example:

    - non-residents of the United States for U.S. federal income tax purposes

    - financial institutions

    - dealers in securities

    - traders in securities that elect to apply a mark-to-market method of accounting

    - insurance companies

    - tax-exempt entities

    - holders that acquired their shares of Firstar common stock or U.S. Bancorp common stock through exercise of an employee stock option or right, or otherwise as compensation

    - holders that hold Firstar common stock or U.S. Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction

    In addition, we do not provide any information in this joint proxy statement-prospectus about the tax consequences of the merger under applicable foreign, state or local laws.

    WE URGE YOU TO CONSULT WITH YOUR TAX ADVISORS ABOUT THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE OR LOCAL, OR FOREIGN AND OTHER TAX LAWS.


    In connection with the filing of the registration statement with the SEC, Wachtell, Lipton, Rosen & Katz, counsel to Firstar, and Sullivan & Cromwell, counsel to U.S. Bancorp, have delivered to Firstar and U.S. Bancorp, respectively, their opinions, dated the date of this joint proxy statement-prospectus, addressing the U.S. federal income tax consequences of the merger described below. In rendering these opinions, Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell required and relied upon representations contained in certificates of officers of Firstar and U.S. Bancorp. The opinions are that, for U.S. federal income tax purposes:


    - the merger will constitute a reorganization within the meaning of
      Section 368(a) of the U.S. tax code;

    - Firstar and U.S. Bancorp will each be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code;

    - neither Firstar nor U.S. Bancorp will recognize any gain or loss as a result of the merger other than mark-to-market gains and losses recognized upon the close of U.S. Bancorp's taxable year; and

    - no gain or loss will be recognized by Firstar stockholders or U.S. Bancorp stockholders that exchange all of their Firstar common stock or U.S. Bancorp common stock solely for common

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      stock of the combined company in the merger (except with respect to cash received by U.S. Bancorp stockholders instead of fractional share interests in common stock of the combined company).

    We will not be obligated to complete the merger unless Firstar receives a further opinion of Wachtell, Lipton, Rosen & Katz and U.S. Bancorp receives a further opinion of Sullivan & Cromwell, in form and substance reasonably satisfactory to Firstar and U.S. Bancorp, respectively, dated as of the closing date of the merger, on the basis of facts, representations and assumptions set forth in each of those opinions that are consistent with the state of facts existing at the effective time of the merger, substantially to the foregoing effect.

    None of the tax opinions delivered or to be delivered to the parties in connection with the merger as described in this joint proxy statement-prospectus are binding on the Internal Revenue Service or the courts, and we do not intend to request a ruling from the IRS with respect to the merger.

    Holders of U.S. Bancorp common stock receiving cash in lieu of a fractional share of common stock of the combined company will be treated as first having received the fractional share in the merger and then having the fractional share redeemed by the combined company. These holders should generally recognize capital gain or loss equal to the difference between the tax basis of the fractional share and the amount of cash received. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Bancorp common stock exchanged has been held for more than one year at the effective time of the merger.

INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments related to U.S. Bancorp common stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you, or another payee, if you or the payee completes and signs the substitute Form W-9 that we will include as part of the transmittal letter, or otherwise proves to Firstar and the exchange agent that you or the payee is exempt from backup withholding.

ACCOUNTING TREATMENT

    We anticipate that we will account for the merger as a pooling-of-interests transaction under GAAP. Under this method of accounting, U.S. Bancorp stockholders and Firstar stockholders will be deemed to have combined their existing voting common stock interests in the merger. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Firstar and U.S. Bancorp, as reported on our consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company. No goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both our companies for the entire fiscal year in which the merger occurs, and prior years' income statements will be restated to include the combined results of operations of Firstar and U.S. Bancorp for all prior periods reported.

    It is a condition to each of our obligations to consummate the merger that we each receive an opinion from our independent accountants to the effect that the merger will be accounted for as a pooling of interests. See "--Conditions to Completion of the Merger."

    We have prepared the unaudited pro forma financial information contained in this joint proxy statement-prospectus using the pooling-of-interests accounting method to account for the merger. See "Summary--Unaudited Comparative Per Share Data" and "Summary--Selected Financial Data--Unaudited Selected Pro Forma Condensed Combined Financial Data of Firstar and U.S. Bancorp."

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
TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval by Firstar stockholders and U.S. Bancorp stockholders:

    - by our mutual consent, if each of our boards of directors so determines by a vote of a majority of the members of the entire board of directors;

    - by either of our boards of directors if:

     - any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and this denial has become final and non-appealable, or

     - any governmental entity with jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement; or

    - by either of our boards of directors if the merger is not completed on or before July 3, 2001 unless the delay is caused by the failure of the party seeking to terminate the merger agreement to perform its obligations in the merger agreement; or

    - by either of our boards of directors (if the terminating party is not in breach of the merger agreement) if there has been a material breach of the merger agreement on the part of the other party that, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described in either of the last two paragraphs under "--Conditions to Completion of the Merger," and that is not cured within 45 days following written notice to the party committing the breach or that, by its nature, cannot be cured prior to the closing date.

    Whether or not we complete the merger, all fees and expenses we incur in connection with the merger will be paid by the party incurring the expenses. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by each of us.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

EXTENSION AND WAIVER. At any time before the effective time, either of us, by action taken or authorized by our board of directors, may, to the extent legally allowed:

    - extend the time for the other to perform any of its obligations;

    - waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document delivered under the merger agreement; and

    - waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

    However, after Firstar stockholders or U.S. Bancorp stockholders approve the merger agreement, there may not be, without further approval of those stockholders, any extension or waiver of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to Firstar stockholders or U.S. Bancorp stockholders, other than as contemplated by the merger agreement.

AMENDMENT. Subject to compliance with applicable law, we may amend the merger agreement by action taken or authorized by both of our boards of directors at any time before or after Firstar stockholders or U.S. Bancorp stockholders approve the merger agreement, except that after the Firstar stockholders or U.S. Bancorp stockholders have given their approval, there may not be, without further approval of these stockholders, any amendment of the merger agreement that changes the amount or

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
the form of the consideration to be delivered to Firstar stockholders or U.S. Bancorp stockholders, other than as contemplated by the merger agreement.

STOCK EXCHANGE LISTING

    U.S. Bancorp has agreed to cause the shares of U.S. Bancorp common stock to be issued in the merger to be approved for listing on the NYSE. Firstar's and U.S. Bancorp's obligation to consummate the merger is conditioned on the shares of common stock of the combined company being authorized for listing on the NYSE, subject to official notice of issuance. When the merger is completed, Firstar common stock currently listed on the NYSE will be delisted and deregistered under the Securities Exchange Act of 1934, as amended.

DIVIDENDS

    We will coordinate the declaration and payment of regular quarterly cash dividends on Firstar common stock and U.S. Bancorp common stock with the intent that you will not receive two dividends for a single quarter, or fail to receive one dividend, that you would otherwise receive in the absence of the merger. In connection with the merger, Firstar and U.S. Bancorp have indicated their current intention to set an initial regular annual dividend rate on the combined company's common stock of $0.75. All dividends on common stock of the combined company are subject to determination by the board of directors of the combined company in its discretion and are also subject to certain legal limitations under federal banking law and state law. See "Comparison of Stockholders' Rights--Dividends."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Some members of U.S. Bancorp's and Firstar's management, and the members of the U.S. Bancorp and Firstar boards, have interests in the merger that are in addition to the interest as U.S. Bancorp stockholders or Firstar stockholders they share with you. The U.S. Bancorp and Firstar boards were aware of these different interests and considered them, among other matters, in approving the merger agreement and the transactions it contemplates.

    NEW EMPLOYMENT AGREEMENT WITH JOHN GRUNDHOFER. In connection with entering into the merger agreement, Firstar entered into an employment agreement with John Grundhofer. The term of the agreement starts at the completion of the merger and ends on December 31, 2002. During the term of the employment agreement, John Grundhofer will serve as the Chairman of the board of directors of the combined company and as the Co-Chairman of the Executive Committee of such board. Until the first annual stockholder's meeting following John Grundhofer's 65th birthday, he shall serve as a member of the combined company's board.

    During the term of the employment agreement, John Grundhofer will be entitled to receive a base salary and an annual bonus equal to the base salary and annual bonus paid to Firstar's chief executive officer, but in no event will John Grundhofer's base salary be less than his current base salary. On completion of the merger, he will also be granted 100,000 shares of restricted combined company common stock and a stock option to acquire 2.4 million shares of combined company common stock at an exercise price equal to the fair market value of such common stock on the date of grant and with a term of ten years. The restricted stock and stock option will vest in four equal installments on each of the first four anniversaries of the completion of the merger, subject to earlier vesting upon a change of control of the combined company and certain terminations of the executive's employment, including his retirement. Commencing upon the expiration of the term of the agreement, John Grundhofer will be paid an annual retirement benefit of $2.92 million, less any benefits payable under the combined company's and U.S. Bancorp's tax-qualified and non-qualified retirement plans. John Grundhofer will also be entitled to participate in the employee benefit plans and programs of the combined company

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
and to receive the long-term disability, life insurance and certain other payments provided pursuant to the agreement between him and U.S. Bancorp. The employment agreement also contains non-competition, non-solicitation and confidentiality provisions that apply to John Grundhofer while employed and during specified periods thereafter.

    The employment agreement provides that, on a termination of John Grundhofer's employment by the combined company other than for cause or disability, or by him for good reason, he will be entitled to a payment consisting of:

    - a PRO RATA annual bonus through the date of termination, based on the highest annual bonus earned in the three years prior to the termination date, plus

    - the product of (a) the number of months from the date of termination until December 31, 2002, divided by 12 and (b) the sum of his base salary and annual bonus (based on the highest annual bonus earned in the three years prior to the termination date).

Also, his restricted stock and stock options will vest immediately, and the combined company will continue to provide him and his spouse with medical and dental benefits for the remainder of their lives. If any amounts payable to John Grundhofer under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made so that after the payment of all income and excise taxes, John Grundhofer will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid to John Grundhofer without requiring payment of the excise tax, no additional payments will be made on account of the excise tax, and, instead, the payments otherwise due to him will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, John Grundhofer's new employment agreement will supersede his prior employment agreement with U.S. Bancorp, except as provided in the new agreement. See "--Existing Employment and Severance Arrangements with U.S. Bancorp Executives."

EXISTING EMPLOYMENT AND SEVERANCE ARRANGEMENTS WITH U.S. BANCORP EXECUTIVES.

    John Grundhofer's employment agreement to serve as Chairman, President and Chief Executive Officer of U.S. Bancorp provides for, among other things, the payment of severance amounts and benefits upon certain terminations of employment in connection with certain changes in control of U.S. Bancorp, including a "partial change in control." Upon the completion of the merger, any prior employment, severance or change in control agreements between U.S. Bancorp and John Grundhofer will be superseded (except as expressly provided by the new employment agreement) by the new employment agreement, entered into between John Grundhofer and Firstar in connection with the merger which is described above under "--New Employment Agreement with John Grundhofer."

    U.S. Bancorp also had entered into change in control severance agreements with 13 executive officers. The transactions provided for in the merger agreement would have triggered a "full change in control" under the change in control severance agreements because the definition includes, among other events, a change in the majority of U.S. Bancorp's board. The existing agreements with U.S. Bancorp executives described herein and the defined benefit plans described below allow the board to provide in its discretion that an event which would otherwise constitute a "full change in control" will be deemed a "partial change in control." In connection with the approval of the merger by the U.S. Bancorp board, the board determined that the transactions contemplated by the merger agreement will be a partial change in control within the meaning of these existing U.S. Bancorp employment and change in control severance agreements.

    The change in control severance agreements provide for severance benefits following a partial change in control, if a covered executive's employment is involuntarily terminated other than for

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
"cause" (as defined in the agreements) or if a covered executive voluntarily terminates his employment for "good reason" (as defined in the agreements). Those severance benefits include:

    - a payment equal to three times the sum of the executive's annual salary plus average actual incentive pay for the three fiscal years preceding the year in which the merger is announced;

    - continuation of life, individual disability, medical and dental insurance coverage for 36 months following the date of termination, subject to certain conditions specified in the agreements;

    - payment of the full amount of any long-term cash incentive award for any plan periods then in progress;

    - payment of the pro rata amount of any annual cash incentive award;

    - credit for five additional years of service under the U.S. Bancorp Non-Qualified Supplemental Executive Retirement Plan;

    - three additional years of accruals under U.S. Bancorp's qualified or non-qualified defined benefit plans; and

    - individual outplacement counseling services.

    Each of these change in control severance agreements also provides that, in the event of a change in control of U.S. Bancorp, if an excise tax is payable under section 4999 of the U.S. tax code because the payments and benefits payable to a covered executive are deemed to constitute parachute payments within the meaning of section 280G of the U.S. tax code, U.S. Bancorp will provide the covered executive with an additional payment so that after the payment of all income and excise taxes, the executive will be in the same after-tax position he or she would have been in if no excise tax under section 4999 had been imposed.

U.S. BANCORP EXECUTIVE BENEFIT PLANS.

    Under U.S. Bancorp's voluntary deferred compensation plan for management and highly compensated employees, participating executives may receive a distribution of their entire account, minus a penalty equal to 5% of the value of the account, prior to the original deferral date if a "qualifying termination" occurs and there is a partial change in control.

    Retirement benefits provided under the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan will be paid upon the request of a participant, minus a penalty equal to 5% of the total benefit, if a qualifying termination occurs and there is a partial change in control. In addition, eligibility to be a plan participant upon a qualifying termination prior to or following a partial change in control will be determined without regard to the satisfaction of certain service requirements.

    For purposes of the U.S. Bancorp Cash Balance Pension Plan, if a qualifying termination occurs and there is a partial change in control, the participant will be considered to be 100% vested in his or her entire accrued benefit under the plan.

    Generally, for the purposes of these plans, a "qualifying termination" is a termination prior to (specifically, following announcement of a transaction at the request of any party to the transaction or any person associated with the event or events which results in a change in control) or following a partial change in control that results in a participant becoming entitled to receive change in control severance payments pursuant to the terms of any employment agreement, change in control severance agreement, or the U.S. Bancorp Senior Management Change in Control Severance Pay Plan.

    In connection with the approval of the merger by the U.S. Bancorp board, the board determined that the transactions contemplated by the merger agreement will be a partial change in control within the meaning of each of these U.S. Bancorp executive benefit plans.

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
U.S. BANCORP STOCK-BASED RIGHTS. The merger agreement provides that, upon completion of the merger, each outstanding and unexercised stock option to purchase shares of U.S. Bancorp common stock granted under the U.S. Bancorp equity incentive plans will cease to represent the right to acquire shares of U.S. Bancorp common stock and will be converted into and become a right with respect to combined company common stock. Pursuant to the terms of certain of the award agreements under the U.S. Bancorp stock plans, as a result of the transactions contemplated by the merger agreement, the unvested stock options held by certain executive officers of U.S. Bancorp will become fully vested and exercisable and the restrictions on awards of restricted stock held by certain executive officers of U.S. Bancorp will lapse. The number of unvested stock options to acquire shares of U.S. Bancorp common stock held by the executive officers of U.S. Bancorp that will become fully vested and exercisable as a result of the transactions contemplated by the merger agreement is 4,507,332 in the aggregate, and an additional 200,000 stock options in the aggregate would become fully vested and exercisable if the employment of the holder were terminated under certain specified circumstances following the merger. The number of shares of U.S. Bancorp common stock underlying awards of restricted stock held by the executive officers of U.S. Bancorp that will become free of restrictions as a result of the transactions contemplated by the merger agreement is 173,315 in the aggregate, and an additional 393,067 restricted stock awards would become free of restrictions if the employment of the holders were terminated under certain specified circumstances following the merger.

RELATIONSHIP OF JOHN F. AND JERRY A. GRUNDHOFER. Jerry A. Grundhofer, President and Chief Executive Officer of Firstar, and John F. Grundhofer, Chairman, President and Chief Executive Officer of U.S. Bancorp, are brothers.

INDEMNIFICATION AND INSURANCE. The merger agreement provides that, after the merger, the combined company will indemnify any person who is a current or former director, officer or employee of Firstar, U.S. Bancorp or their subsidiaries at the completion of the merger. This indemnity covers any claim or proceeding, whether actual or threatened, to which such a person has been made, or has been threatened to be made, a party and that relates to the person's service as a director, officer or employee of Firstar, U.S. Bancorp or their subsidiaries or to the merger agreement, the stock option agreements or any of the transactions contemplated by those agreements. We have agreed that, if this type of indemnity is required by the merger agreement, the combined company will indemnify a covered person to the fullest extent permitted by law against any liability or expense the person incurs related to a covered claim or proceeding.

    The merger agreement also provides that the combined company will use its reasonable best efforts to cause the persons serving as officers and directors of Firstar, U.S. Bancorp or their subsidiaries immediately before completion of the merger to be covered for at least six years after completion of the merger by U.S. Bancorp's directors' and officers' liability insurance policy (or any equivalent substitute for that policy). The policy will cover acts or omissions committed by these officers and directors prior to completion of the merger.

THE STOCK OPTION AGREEMENTS

    Immediately after the execution of the merger agreement, Firstar and U.S. Bancorp entered into a stock option agreement, dated October 3, 2000, under which Firstar granted U.S. Bancorp an option to purchase Firstar common stock from Firstar under the conditions we describe below. At the same time, U.S. Bancorp and Firstar entered into a stock option agreement, dated October 3, 2000, under which U.S. Bancorp granted to Firstar an option to purchase U.S. Bancorp common stock from U.S. Bancorp under the conditions we describe below. Firstar and U.S. Bancorp each granted these options to induce the other to enter into the merger agreement.

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    The terms and conditions of the Firstar stock option agreement and the U.S.
Bancorp stock option agreement are identical in all material respects. For purposes of this section, except as otherwise noted:

    - the Firstar stock option agreement or the U.S. Bancorp stock option agreement, as the case may be, is sometimes referred to as the "issuer option agreement";

    - the company obligated to issue stock under an issuer option agreement is sometimes referred to as the "issuer";

    - the company holding the option is sometimes referred to as the "optionee";

    - the Firstar option or the U.S. Bancorp option, as the case may be, is sometimes referred to as the "issuer option"; and

    - common stock of the company granting the option, as the case may be, is referred to as "issuer common stock."

    The stock option agreements are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and to compensate the optionee if the merger is not consummated. Consequently, aspects of the stock option agreements may discourage persons that might be interested in acquiring all of or a significant interest in Firstar or U.S. Bancorp from considering or proposing an acquisition, even if these persons were prepared to offer to pay consideration that had a higher current market price than the shares of combined company common stock to be received under the merger agreement. An agreement to acquire Firstar or U.S. Bancorp, or the accumulation of 20% or more of the common stock of either company, by a third party could cause the Firstar option or the U.S. Bancorp option, as the case may be, to become exercisable. The existence of the issuer options could significantly increase the cost to a potential acquiror of acquiring either of our companies. This increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire the Issuer than it might otherwise have proposed to pay. Moreover, following consultation with our respective independent accountants, we believe that the exercise or repurchase of either of the issuer options is likely to prohibit another acquiror from accounting for any acquisition of the issuer using the pooling-of-interests accounting method for a period of two years.

    The Firstar stock option agreement provides for the purchase by U.S. Bancorp of up to 195,895,138 shares (the "Firstar option shares" or the "issuer option shares," as the case may be) of Firstar common stock at an exercise price of $22.25 per share (the closing price on the NYSE composite tape on Friday, September 29, 2000). The U.S. Bancorp option agreement provides for the purchase by Firstar of up to 147,939,263 shares (the "U.S. Bancorp option shares" or the "issuer option shares," as the case may be) of U.S. Bancorp common stock at an exercise price of $23.1875 per share (the closing price on the NYSE composite tape on Friday, September 29, 2000), payable in cash. The issuer common stock, if issued under the issuer option agreement, will in no event exceed 19.9% of the issuer common stock issued and outstanding without giving effect to the issuance of any issuer common stock subject to the issuer option.

    The number of shares of issuer common stock subject to the applicable issuer option will be increased or decreased, as appropriate, to the extent that additional shares of issuer common stock are either:

    - issued or otherwise become outstanding, other than under an exercise of an issuer option; or

    - redeemed, repurchased, retired or otherwise cease to be outstanding after October 3, 2000 such that, thereafter, the number of issuer option shares will continue to equal 19.9% of the issuer common stock then issued and outstanding before considering the issuance of any issuer common stock subject to the issuer option.

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
    Also, in the event of any change in, or distributions in respect of, the number of shares of issuer common stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such issuer common stock or similar transaction, the type and number of issuer option shares purchasable upon exercise of the applicable issuer option, and the applicable option price, will be adjusted in such a manner as will fully preserve the economic benefits of the option.

    Each issuer option agreement provides that the optionee or any other holder or holders of the issuer option (as used in this section, collectively, the "holder") may exercise the issuer option, in whole or in part, subject to regulatory approval, if both an "initial triggering event" and a "subsequent triggering event" has occurred prior to the occurrence of an "exercise termination event," so long as the holder has sent to the issuer written notice of the exercise within 90 days following the subsequent triggering event (subject to extension as provided in each issuer option agreement). Any exercise of the issuer option will be deemed to occur on the date this notice is sent.

    The terms "initial triggering event" and "subsequent triggering event" generally relate to attempts by one or more third parties to acquire a significant interest in the Issuer. For the purposes of each issuer option agreement, the term "initial triggering event" means the occurrence of any of the following events or transactions after October 3, 2000:

    - the issuer or any subsidiary of the issuer, without the optionee's prior written consent, enters into an agreement to engage in, or the issuer's board of directors recommends that stockholders of the Issuer approve or accept, an acquisition transaction with any person or group, other than as contemplated by the merger agreement;

    - the issuer or any subsidiary of the issuer, without the optionee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an acquisition transaction, or the issuer's board of directors publicly withdraws or, or publicly announces its intention to withdraw or modify, in any manner adverse to the optionee, its recommendation that its stockholders approve the merger agreement in anticipation of engaging in an acquisition transaction;

    - any person, other than the optionee, any subsidiary of the optionee or any issuer subsidiary acting in a fiduciary capacity in the ordinary course of business acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of issuer common stock;

    - any person other than the optionee or any subsidiary of the optionee makes a BONA FIDE proposal to the issuer or its stockholders by public announcement or written communication that becomes the subject of public disclosure to engage in an acquisition transaction;

    - the issuer breaches any covenant or obligation in the merger agreement after any person, other than the optionee or any subsidiaries of the optionee, has proposed an acquisition transaction, and this breach both would entitle the optionee to terminate the merger agreement and is not remedied prior to the date of the optionee's notice to the issuer of the exercise of the option; or

    - any person other than the optionee or any subsidiary of the optionee, other than in connection with a transaction to which the optionee has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction.

    For purposes of each issuer option agreement, the term "acquisition transaction" means:

    - a merger or consolidation, or any similar transaction with the issuer or any of its subsidiaries (as defined in Rule 1-02 of SEC Regulation S-X);

    - a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the issuer or any of its subsidiaries;

    - a purchase or other acquisition of securities representing 10% or more of voting power of the issuer; or

    - any substantially similar transaction, except that in no event will any merger, consolidation, purchase or similar transaction involving only the issuer and one or more of its subsidiaries, or involving only any two or more of its subsidiaries, and not entered into in violation of the merger agreement, be an acquisition transaction.

    The term "subsequent triggering event" means the occurrence of either of the following events or transactions after October 3, 2000:

    - the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of issuer common stock; or

    - the occurrence of the initial triggering event described above in the first bullet point under the definition of initial triggering event, except that the percentage referred to in the third bullet point of the definition of "acquisition transaction" will be 20%.

    Each issuer option will expire upon the occurrence of an "exercise termination event," which includes:

    - the effective time of the merger;

    - termination of the merger agreement in accordance with the provisions of the merger agreement if prior to the occurrence of an initial triggering event, except as a result of an uncured and volitional material breach by the Issuer of the merger agreement; or

    - the date that is 12 months after the termination of the merger agreement if the termination occurs after an initial triggering event or is a termination by the optionee as a result of an uncured material breach by the issuer of the merger agreement, unless the breach by the issuer is non-volitional.

    If an initial triggering event continues or occurs beyond the termination of the merger agreement and prior to the passage of this 12-month period, the issuer option will terminate 12 months from the expiration of the last initial triggering event to expire, but in no event more than 18 months after the termination of the merger agreement.

    As of the date of this joint proxy statement-prospectus, to our knowledge, no initial triggering event or subsequent triggering event has occurred.

    Under some circumstances the issuer of an option may be required to repurchase the option, and any shares for which the option was exercised, for a price specified in the stock option agreement. Immediately prior to the occurrence of a repurchase event,

    - following a request of a holder, delivered prior to an exercise termination event, the issuer, or any successor to the issuer, will repurchase the issuer option from the holder at a price (the "issuer option repurchase price") equal to the amount by which the market/offer price exceeds the exercise price, multiplied by the number of shares for which the issuer option may then be exercised; and

    - at the request of the owner of issuer option shares from time to time (the "owner"), delivered within 90 days of the occurrence of a repurchase event (or a later period as provided in Section 10 of each of the option agreements), the issuer will repurchase the number of the issuer option shares from the owner as the owner will designate at a price (the "issuer option share repurchase price") equal to the market/offer price multiplied by the number of option shares so designated.

The term "market/offer price" means the highest of:

    - the price per share of issuer common stock at which a tender offer or exchange offer for the issuer common stock has been made;

    - the price per share of issuer common stock to be paid by any third party under an agreement with issuer;

    - the highest closing price for shares of issuer common stock within the six-month period immediately preceding the date the holder gives notice of the required repurchase of the issuer option or the owner gives notice of the required repurchase of issuer option shares, as the case may be; or

    - in the event of a sale of all or a substantial portion of the issuer's assets, the sum of the price paid in the sale for these assets and the current market value of the remaining assets of the issuer as determined by a nationally recognized investment banking firm selected by the holder or the owner, as the case may be, and reasonably acceptable to the issuer, divided by the number of shares of issuer common stock outstanding at the time of the sale.

A "repurchase event" is deemed to have occurred:

    - upon the consummation of an acquisition transaction; or

    - upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding issuer common stock, as long as a subsequent triggering event has occurred prior to an exercise termination event.

    In some situations, the option will convert into an option to purchase the shares of a successor to the issuer. In the event that, prior to an exercise termination event, the issuer enters into any agreement:

    - to consolidate with or merge into any person, other than the optionee or one of its subsidiaries, such that issuer is not the continuing or surviving corporation of the consolidation or merger;

    - to permit any person, other than the optionee or one of its subsidiaries, to merge into the issuer with the issuer as the continuing or surviving corporation, but, in connection with the consolidation or merger, the then-outstanding shares of the issuer common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then-outstanding shares of issuer common stock after the merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or

    - to sell or otherwise transfer all or substantially all of its assets to any person, other than the optionee or any of its subsidiaries,

then the agreement governing these transactions must provide that, upon consummation of the transaction and upon terms and conditions set forth in the issuer option agreement, the option will be converted into, or exchanged for, an option having substantially the same terms as the option (the "substitute option") to purchase securities, at the election of the holder, of either the acquiring person or any person that controls the acquiring person.

    At the request of the holder of the substitute option, the issuer of the substitute option will repurchase it in accordance with terms and conditions that are set forth in the issuer option agreement.

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
CASH SURRENDER VALUE. The optionee may, at any time during which the issuer would be required to repurchase the issuer option or any issuer option shares as described above, surrender the issuer option (together with any issuer option shares issued to and then owned by the holder) to the issuer in exchange for a cash payment equal to the surrender price, except that the optionee may not exercise this right if the issuer has previously repurchased the issuer option (or any portion of the issuer option) or any issuer option shares as described above. The "surrender price" is:

    - $420,000,000, plus

    - if applicable, the aggregate purchase price previously paid by the optionee with respect to any issuer option shares, minus

    - if applicable, the excess of:

     - the net cash, if any, received by the optionee in an arm's-length sale of issuer option shares (or any other securities into which these issuer option shares were converted or exchanged) to any party not affiliated with the optionee, over

     - the purchase price paid by the optionee with respect to those issuer option shares.

LIMITATION ON PROFIT. Notwithstanding any other provision of the stock option agreement, the optionee's total profit under the agreement may not exceed
$630 million. If the optionee's total profit would otherwise exceed
$630 million, it will:

    - reduce the number of shares subject to the option;

    - deliver to the issuer shares of issuer common stock for cancellation;

    - pay cash to the issuer;

    - reduce the amount of the option repurchase price; or

    - any combination of the above;

so that the profit it actually realizes does not exceed $630 million.

    Some rights and obligations of the optionee and the issuer under the stock option agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the optionee of more than 5% of the outstanding shares of issuer common stock. Accordingly, the optionee has included or will include in its applications with the Federal Reserve Board a request for approval of the right of the optionee to exercise its rights under the issuer option agreement, including its right to purchase more than 5% of the outstanding shares of issuer common stock. Acquisitions of 5% or less may be subject to the provisions of the HSR Act, which, if it applied, would require the optionee to wait for a specified period before completing the acquisition.

RESTRICTIONS ON RESALES BY AFFILIATES

SECURITIES ACT RESTRICTIONS. The shares of common stock of the combined company that Firstar stockholders and U.S. Bancorp stockholders will own following the merger have been registered under the Securities Act of 1933, as amended. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of Firstar or the combined company under the Securities Act. An "affiliate" of Firstar or the combined company, as defined by the rules promulgated under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Firstar or the combined company, respectively. Persons that are affiliates of Firstar at the time the merger is submitted for vote of the Firstar stockholders or of the combined company following completion of the merger may not sell their shares of common stock of the combined company acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 issued by the SEC under the Securities Act. Affiliates include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

    This joint proxy statement-prospectus does not cover any resale of common stock of the combined company received in the merger by any person that may be deemed to be an affiliate of U.S. Bancorp or Firstar.

SEC ACCOUNTING RESTRICTIONS. SEC guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines indicate further that pooling-of-interests accounting will generally not be challenged on the basis of sales by those affiliates if they do not dispose of any of the shares of the company they own or shares of a company they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined company have been published.

COVENANTS RELATING TO RESALE RESTRICTIONS. Each of us has agreed in the merger agreement to use our reasonable best efforts to cause each person who is an affiliate of our company (for purposes of Rule 145, in the case of Firstar, and for qualifying the merger for pooling-of-interests accounting treatment) to deliver to the other a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the merger as a pooling-of-interests.

    We have agreed in the merger agreement that the combined company will use its best efforts to publish, not later than 90 days after the end of the first month after the completion of the merger in which there are at least 30 days of post-merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the SEC's Accounting Series Release No. 135.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

BOARD OF DIRECTORS

    Firstar and U.S. Bancorp have agreed that, following the merger, 14 directors of the combined company will be designated by Firstar, and that the remaining 11 directors will be designated by U.S. Bancorp, with committee membership reflecting the same proportional membership as closely as possible. The executive committee of the combined company's board of directors will be co-chaired by John Grundhofer and Jerry Grundhofer. The governance and compensation committees of the combined company will be chaired by directors designated by Firstar, and the outreach and audit committees will be chaired by directors designated by U.S. Bancorp.

MANAGEMENT

    John Grundhofer will serve as Chairman of the Board, and Jerry Grundhofer will serve as President and Chief Executive Officer, of the combined company after completion of the merger. We expect the other executive officers of the combined company and their areas of responsibility to include David Moffett (finance), Andrew Duff (individual investor services, capital markets and investment management), Richard Davis (consumer), Daniel Frate (payment systems), Joseph Hasten (large corporate), Daniel Quinn (middle market), William Chenevich (information technology/operations), J. Robert Hoffmann (credit), Steve Smith (human resources), Lee Mitau (legal), Andrew Cecere (trust services and private banking), John Heistad (risk management) and Daniel Yohannes (government and public relations).

OPERATIONS

    Following completion of the merger, the combined company will be headquartered in Minneapolis, Minnesota.

    While there can be no assurances, Firstar and U.S. Bancorp presently expect to achieve approximately $266 million in annual pre-tax expense savings by the end of 2003 as a result of the merger. Firstar and U.S. Bancorp expect that these expense savings will be derived principally from elimination of redundancies in administration and corporate support functions. Firstar and U.S. Bancorp also expect that the combined company will incur one-time merger-related and restructuring charges of approximately $800 million (pre-tax).

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
                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

FIRSTAR

    Firstar common stock is listed on the NYSE and traded under the symbol "FSR." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Firstar common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Firstar common stock.


                                                                    PRICE RANGE OF               DIVIDENDS
                                                                     COMMON STOCK                DECLARED
                                                               -------------------------         ---------
                                                                 HIGH             LOW
                                                               --------         --------
1999
  First Quarter.......................................          $31.86           $27.42            $.100
  Second Quarter......................................           34.56            26.25             .100
  Third Quarter.......................................           24.25            19.86             .100
  Fourth Quarter......................................           31.00            19.06             .100
2000
  First Quarter.......................................           24.63            17.00             .163
  Second Quarter......................................           27.75            21.06             .163
  Third Quarter.......................................           25.00            19.75             .163
  Fourth Quarter......................................           24.25            15.63             .163
2001
  First Quarter (through January 10, 2001)............           25.62            23.06               --


U.S. BANCORP

    U.S. Bancorp common stock is listed on the NYSE and traded under the symbol "USB." The following table sets forth the high and low closing sales prices for U.S. Bancorp common stock for the periods indicated, as listed in the NYSE composite transaction reporting system, and the quarterly cash dividends declared per share for the periods indicated.


                                                                    PRICE RANGE OF               DIVIDENDS
                                                                     COMMON STOCK                DECLARED
                                                               -------------------------         ---------
                                                                 HIGH             LOW
                                                               --------         --------
1999
  First Quarter.......................................          $37.75           $30.50            $.195
  Second Quarter......................................           37.75            31.50             .195
  Third Quarter.......................................           34.50            28.63             .195
  Fourth Quarter......................................           37.63            21.88             .195
2000
  First Quarter.......................................           23.06            17.13             .215
  Second Quarter......................................           27.25            19.25             .215
  Third Quarter.......................................           23.25            18.38             .215
  Fourth Quarter......................................           30.48            19.63             .215
2001
  First Quarter (through January 10, 2001)............           31.94            28.94               --


    In connection with the merger, Firstar and U.S. Bancorp have indicated their current intention to set an initial regular annual dividend rate on the combined company's common stock of $0.75. The timing and amount of future dividends paid by Firstar, U.S. Bancorp and the combined company are subject to determination by the applicable board of directors in its discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, applicable government regulations and other factors deemed relevant by the applicable company's board of directors. Various U.S. state and federal laws limit the ability of affiliate banks to pay dividends to Firstar and U.S. Bancorp and the same laws will apply to the combined company following the merger. The merger agreement restricts the cash dividends that may be paid on Firstar and U.S. Bancorp common stock pending consummation of the merger. See "The Merger--Conduct of Business Pending the Merger" and "The Merger--Other Agreements."

                   INFORMATION ABOUT FIRSTAR AND U.S. BANCORP

FIRSTAR

    Firstar is a regional, multi-state bank holding company organized under the laws of Wisconsin and registered under the Bank Holding Company Act. Firstar is also a financial holding company under the Bank Holding Company Act. The current Firstar was created by the merger of Firstar Corporation and Mercantile Bancorporation on September 20, 1999, and owns subsidiaries engaged in banking and in a variety of related businesses. Firstar has nearly 1,200 full-service banking offices and more than 2,200 ATM locations in Ohio, Wisconsin, Missouri, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee, Arkansas, Kansas, Arizona and Florida. Firstar, founded in 1853, offers a comprehensive line of consumer and commercial banking products and services, personal and commercial trust, investment management, insurance, securities brokerage, mortgage, credit card, cash management, international banking and other financial services. Firstar is the parent company of Firstar Finance, a consumer finance company, and Firstar Investment Research & Management Company, LLC, an investment advisory firm.

    At September 30, 2000, Firstar's consolidated total assets were approximately $74 billion, its consolidated total deposits were approximately $52 billion and its consolidated total stockholders' equity was approximately $6.1 billion. Based on total assets at September 30, 2000, Firstar was the 14th largest bank holding company in the United States.

    Firstar is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of Firstar, and thus the right of Firstar's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of our company's revenues are dividends and fees from our subsidiaries.

    Firstar's executive offices are located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and our telephone number is (414) 765-4321.

    Firstar's Annual Report on Form 10-K for the year ended December 31, 1999 incorporates by reference or sets forth information about executive compensation, various benefit plans (including stock option plans), voting securities and their principal holders, various relationships and related transactions and other related matters pertaining to Firstar. We incorporate this Annual Report on Form 10-K and the other documents referred to under "Where You Can Find More Information" in this joint proxy statement-prospectus by reference. If you would like copies of these documents, you may contact us at the address or telephone number indicated under "Where You Can Find More Information."

U.S. BANCORP

    U.S. Bancorp is a bank holding company registered under the Bank Holding Company Act and incorporated in Delaware. U.S. Bancorp is also a financial holding company under the Bank Holding Company Act. U.S. Bancorp operates approximately 1,000 banking offices in the Midwest and West. U.S. Bancorp provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions. It operates a network of 5,000 ATMs and provides 24-hour, seven-days-a-week telephone customer service. It also offers full-service brokerage services at approximately 100 offices through U.S. Bancorp Piper Jaffray. In addition, it is the largest provider of Visa corporate and purchasing cards in the world, and is one of the largest providers of corporate trust services in the nation.

    At September 30, 2000, U.S. Bancorp's consolidated total assets were approximately $86 billion, its total deposits were approximately $51 billion, and its consolidated total stockholders' equity was approximately $8 billion. Based on total assets at September 30, 2000, U.S. Bancorp was the 10th largest bank holding company in the United States.

    U.S. Bancorp is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of U.S. Bancorp, and thus the right of U.S. Bancorp's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of our company's revenues are dividends and fees from our subsidiaries.

    U.S. Bancorp's executive offices are located at U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402, and our telephone number is
(612) 973-1111.

    U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999 incorporates by reference or sets forth information relating to executive compensation, various benefit plans (including stock option plans), voting securities and their principal holders, various relationships and related transactions and other related matters pertaining to U.S. Bancorp. We incorporate this Annual Report on Form 10-K and the other documents referred to under "Where You Can Find More Information" in this joint proxy statement-prospectus by reference. If you would like copies of these documents, you may contact U.S. Bancorp at our address or telephone number indicated under "Where You Can Find More Information."

                     CAPITAL STOCK OF THE COMBINED COMPANY

    As a result of the merger, Firstar stockholders and U.S. Bancorp stockholders will become stockholders of the combined company. Your rights as stockholders of the combined company will be governed by Delaware law and the certificate of incorporation and by-laws of the combined company, which will generally be the same as those of U.S. Bancorp with the changes contemplated by the merger agreement and described in this joint proxy statement-prospectus. This description of the capital stock of the combined company, including the common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger. The following summarizes the material terms of the capital stock of the combined company but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and the certificate of incorporation and by-laws of the combined company.

COMMON STOCK OF THE COMBINED COMPANY

    Following the merger, the combined company will be authorized to issue up to 4 billion shares of common stock, par value $.01 per share. All of the issued and outstanding shares of combined company common stock will be validly issued, fully paid and nonassessable.

VOTING AND OTHER RIGHTS. The holders of common stock of the combined company will be entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a majority of the votes cast, and stockholders of the combined company will not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock of the combined company entitled to vote in any election of directors may elect all of the directors standing for election. In general, however:

    - amendments to the certificate of incorporation of the combined company will be approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

    - a merger or dissolution of the combined company, or the sale of all or substantially all of its assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.

NO PREEMPTIVE OR CONVERSION RIGHTS. Common stock of the combined company will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

ASSETS UPON DISSOLUTION. In the event of liquidation, holders of common stock of the combined company would be entitled to receive proportionately any assets legally available for distribution to stockholders of the combined company with respect to shares held by them, subject to any prior rights of any preferred stock of the combined company then outstanding.

DISTRIBUTIONS. Holders of common stock of the combined company will be entitled to receive the dividends or distributions that the board of directors of the combined company may declare out of funds legally available for these payments. The payment of distributions by the combined company will be subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation's assets. In addition, the payment of distributions to stockholders is subject to any prior rights of outstanding preferred stock. See "--Preferred Stock of the Combined Company."

    As a bank holding company, the ability of the combined company to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of the combined company, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

RESTRICTIONS ON OWNERSHIP. The Bank Holding Company Act would generally prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of the combined company (or of Firstar or U.S. Bancorp). Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of the combined company (or of Firstar or U.S. Bancorp). In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as Firstar or U.S. Bancorp (or as the combined company will have), would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

PREFERRED STOCK OF THE COMBINED COMPANY

    The combined company will be authorized to issue up to 50 million shares of preferred stock, par value $1.00 per share. The board of directors of the combined company will be authorized to issue preferred stock in one or more series, to fix the number of shares in each such series, and to determine the designations and preferences, limitation and relative rights, of each series. The board of directors of the combined company will determine the number of shares constituting each series and the designation of any of these series, dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of stockholders.

                        COMPARISON OF STOCKHOLDER RIGHTS

    The rights of Firstar stockholders are governed by the Wisconsin Business Corporation Law, or WBCL, the Firstar articles of incorporation and the Firstar by-laws. The rights of U.S. Bancorp stockholders are governed by the Delaware General Corporation Law, or DGCL, and by the U.S. Bancorp certificate of incorporation and the U.S. Bancorp by-laws. After the merger, the rights of combined company stockholders will be governed by the DGCL and the certificate of incorporation and by-laws of the combined company, which will be those of U.S. Bancorp, with the changes contemplated by the merger agreement and described in this joint proxy statement-prospectus. The following summarizes the material differences between the WBCL, the Firstar articles of incorporation and the Firstar by-laws, on the one hand, and the DGCL, the U.S. Bancorp certificate of incorporation and the U.S. Bancorp by-laws, on the other hand. Where applicable, it also describes changes to the U.S. Bancorp certificate of incorporation that we intend to make in connection with the merger. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Firstar articles of incorporation, the Firstar by-laws, the U.S. Bancorp certificate of incorporation, the U.S. Bancorp by-laws, the certificate of incorporation and by-laws of the combined company, the WBCL and the DGCL.

AUTHORIZED CAPITAL STOCK

U.S. BANCORP. The U.S. Bancorp certificate of incorporation authorizes it to issue up to 1.5 billion shares of common stock and 50 million shares of preferred stock. The certificate of incorporation of the combined company will authorize it to issue 4 billion shares of common stock and 50 million shares of preferred stock.

FIRSTAR. The Firstar articles of incorporation authorize it to issue up to 2 billion shares of common stock and 10 million shares of preferred stock.

SIZE OF BOARD OF DIRECTORS

U.S. BANCORP. The U.S. Bancorp certificate of incorporation provides for the U.S. Bancorp board to consist of not less than 12 nor more than 30 directors. The exact number is fixed by resolution of the U.S. Bancorp board.

FIRSTAR. The Firstar articles of incorporation provide for the Firstar board to consist of not less than nine nor more than 35 directors. The exact number is fixed by resolution of the Firstar board.

CLASSES OF DIRECTORS

U.S. BANCORP. The U.S. Bancorp certificate of incorporation provides that the U.S. Bancorp board is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.

FIRSTAR. The Firstar articles of incorporation contain a substantially identical provision.

QUALIFICATIONS OF DIRECTORS

U.S. BANCORP. The U.S. Bancorp certificate of incorporation and by-laws contain no age limits for directors.

FIRSTAR. The Firstar by-laws provide that, with limited exceptions, a person is not eligible to be elected or re-elected to the Firstar board if that person is over 70 years of age.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

U.S. BANCORP. Under the U.S. Bancorp certificate of incorporation and by-laws, any vacancy occurring in the U.S. Bancorp board may be filled by a majority of the remaining directors.

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FIRSTAR.  Under the Firstar articles of incorporation, any vacancy occurring in the Firstar board may be filled by a majority of the remaining directors. If there are no directors then in office, the stockholders will be entitled to fill vacancies on the board of directors.

REMOVAL OF DIRECTORS

U.S. BANCORP. Under DGCL Section 141, directors of a corporation with a classified board of directors, such as U.S. Bancorp, may be removed only for cause unless the certificate of incorporation provides otherwise. Under the U.S. Bancorp certificate of incorporation, directors may be removed only for cause.

FIRSTAR. WBCL Section 808 allows for the removal of directors with or without cause unless the articles of incorporation or by-laws provide otherwise. The Firstar articles of incorporation provide that a director may be removed only for cause, defining "cause" as a nonappealable conviction of a felony or a nonappealable judgment by a court of liability for willful misconduct in the performance of his or her duties in a matter that has a material adverse effect on the corporation.

NOMINATION OF DIRECTORS FOR ELECTION

U.S. BANCORP. Under the U.S. Bancorp by-laws, nominations for the U.S. Bancorp board may be made by any stockholder that complies with specified notice procedures. These procedures require the nomination to be received by U.S. Bancorp no later than:

    - in the case of annual meetings, 120 days prior to the date of U.S. Bancorp's proxy statement for the previous year's annual meeting (unless there was no annual meeting during the previous year or the date of the current year's annual meeting has changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, in which case the notice must be received a reasonable time before proxies are solicited for the current year's meeting); or

    - in the case of a special meeting for the election of directors, the close of business on the seventh business day after the notice of the meeting is first given to stockholders.

FIRSTAR. Under the Firstar articles of incorporation, nominations for the Firstar board may be made by any stockholder who complies with specified notice procedures. These procedures require the nomination to be received by Firstar no later than the earlier of:

    - 45 days in advance of the first anniversary of the date proxy statements were mailed for the prior year's annual meeting; and

    - the later of 70 days prior to the date of the annual meeting for which the nomination is being made and 10 business days after the first public announcement of the date of the annual meeting.

ANTI-TAKEOVER PROVISIONS--BUSINESS COMBINATIONS

    Both the DGCL and WBCL contain business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

DELAWARE LAW. Under DGCL Section 203, during the three-year period after a person becomes an interested stockholder, a corporation may not engage in a business combination with the interested stockholder unless:

    - prior to the transaction in which the interested stockholder becomes such, the board of directors approved that transaction or the business combination;

    - the interested stockholder owns at least 85% of the voting stock of the corporation as a result of the transaction in which the stockholder became interested; or

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    - the business combination is approved by the board of directors and a two-thirds stockholder majority (excluding shares owned by the interested stockholder).

    A "business combination" includes mergers, sales of corporate assets or stock, certain reclassifications and recapitalizations and similar transactions. An "interested stockholder" is one that beneficially owns or controls 15% or more of the outstanding voting shares of the corporation, or is an affiliate or associate of the corporation and had such ownership within the last three years.

    Section 203 allows a corporation to "opt-out" of its protections by adopting an appropriate amendment to its certificate of incorporation or by-laws. U.S. Bancorp has not adopted such an amendment, and therefore is protected by
Section 203.

WISCONSIN LAW.

    BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.  Under WBCL
Section 1141, during the three-year period after a person becomes an interested stockholder, a corporation generally may not engage in a business combination with the interested stockholder unless the corporation's board of directors approved the business combination or the acquisition of the stock prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested stockholder unless:

    - the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date;

    - the business combination is approved by a majority of the outstanding voting stock not owned by the interested stockholder;

    - the consideration to be received by stockholders meets the "fair price" and form requirements of the statute; or

    - the business combination is of a type specifically excluded from the coverage of the statute.

    The definition of "business combination" under WBCL Section 1141 is generally similar to that contained in DGCL Section 203. The definition of "interested stockholder" is generally similar to the definition of "interested stockholder" in DGCL Section 203, except that the interest a holder must have to be considered "interested" under WBCL Section 1141 is 10%, as opposed to 15% under DGCL Section 203.

    In addition, stockholders of Wisconsin corporations have appraisal rights in business combinations that they may not have in transactions not involving an interested stockholder.


    BUSINESS COMBINATIONS WITH SIGNIFICANT STOCKHOLDERS. WBCL Sections 1130 to 1134 govern mergers or share exchanges between public Wisconsin corporations and their significant stockholders, and sales of all or substantially all of the assets of public Wisconsin corporations to significant stockholders. These transactions must be approved by 80% of all stockholders and two-thirds of stockholders other than the significant stockholder unless the stockholders receive a statutorily-determined fair price. This is intended to insure that stockholders in a second step merger, share exchange or asset sale receive at least what stockholders received in the first step. The definition of "significant stockholder" under WBCL Section 1130 is generally similar to the definition of "interested stockholder" contained in WBCL Section 1141.


    In addition to the protections provided by the DGCL and the WBCL, the Firstar articles of incorporation and U.S. Bancorp certificate of incorporation also contain provisions regulating business combinations with persons who own a specified portion of each company's stock.

U.S. BANCORP. The U.S. Bancorp certificate of incorporation provides that an 80% stockholder majority must approve any "business transaction" with a "related person" unless:

    - the business transaction is approved by a majority of U.S. Bancorp's continuing directors; or

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    - all the following criteria are satisfied:

     - certain fair price criteria are met;

     - after the related person acquires at least 10% of the voting power of U.S. Bancorp and before the business transaction is completed, the related person does not acquire any more voting securities of U.S. Bancorp except as part of the transaction in which the related person crossed the 10% threshold or as a result of a PRO RATA stock dividend or stock split; and

     - before the business transaction is completed, the related person does not
       (1) receive any loans, advances or other financial assistance from U.S. Bancorp, (2) cause any material change in U.S. Bancorp's business or equity capital structure, or (3) without the approval of U.S. Bancorp's continuing directors, cause U.S. Bancorp to fail to pay quarterly cash dividends or to reduce those dividends.

    The definition of "business combination" under the U.S. Bancorp certificate of incorporation is generally similar to that contained in DGCL Section 203. A "related person" is defined as any person or group that beneficially owns 10% or more of the voting power of U.S. Bancorp. A "continuing director" is one who was on the U.S. Bancorp board on April 24, 1986 or whose election was approved by a majority of the then-continuing directors (unless the director in question is a related person and the business transaction to be voted upon is one in which the director has a personal interest other than as a stockholder).

FIRSTAR. The Firstar articles of incorporation prohibit Firstar from engaging in a business combination with an interested stockholder unless the transaction:

    - is approved by at least 80% of the voting power of all the shares of capital stock of Firstar;

    - is approved by a majority of Firstar's continuing directors; or

    - satisfies certain fair price criteria.

    The definition of "business combination" in the Firstar articles of incorporation is generally similar to that contained in Section 203. The Firstar articles of incorporation define "interested stockholder" as a person or group that is, or was within the past two years, the beneficial owner of 5% or more of the voting power of Firstar. A "continuing director" is one who is not, and is not an affiliate of or associated with, an interested stockholder and either
(1) was a member of the Firstar board before the interested stockholder became such or (2) was elected with the approval of a majority of the then-continuing directors.

ANTI-TAKEOVER PROVISIONS--CONTROL SHARE ACQUISITIONS

U.S. BANCORP.  The DGCL has no control share acquisition statute.

FIRSTAR. WBCL Section 1150 provides that, in some circumstances, the voting power of shares of a public Wisconsin corporation held by any person in excess of 20% of the total voting power of the corporation is limited to 10% of the voting power those excess shares would otherwise have. Full voting power may be restored if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of the restoration.

    WBCL Section 1134 requires stockholder approval for some transactions in the context of a tender offer (or similar action) for more than 5% of any class of a Wisconsin corporation's stock. Stockholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value from any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Stockholder approval is also required for the sale or option of assets that amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation has at least three directors who are not officers or employees of the corporation, or a majority of the disinterested directors chooses to opt out of this provision.

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STOCKHOLDER RIGHTS PLAN

U.S. BANCORP. U.S. Bancorp does not currently have a stockholder rights plan. We expect that the combined company will adopt a stockholder rights plan, generally similar in terms to the Firstar plan described below, to be effective as soon as practicable following the effective time of the merger.

FIRSTAR. Firstar has a stockholder rights plan that could discourage unwanted or hostile takeover attempts that are not approved by the Firstar board. The rights plan allows holders of Firstar common stock to purchase shares in either Firstar or an acquiror at a discount to market value in response to specified takeover events that are not approved in advance by the Firstar board.

    THE RIGHTS. On November 20, 1998, the Firstar board declared a dividend of one preferred share purchase right for each Firstar common share outstanding. The rights currently trade with, and are inseparable from, the common stock.

    EXERCISE PRICE. Each right allows its holder to purchase from Firstar one one-hundredth of a Firstar Series A Preferred Share for $58.33. This portion of a preferred share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock.

    EXERCISABILITY.  The rights will not be exercisable until:

    - 10 days after a public announcement that a person or group has obtained beneficial ownership of 15% or more of Firstar's outstanding common stock; or

    - 10 business days after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming the beneficial owner of 15% or more of Firstar's outstanding common stock.

    The date when the rights become exercisable is referred to in the rights plan as the "distribution date." After that date, the rights will be evidenced by rights certificates that Firstar will mail to all eligible holders of common stock. A person or member of a group that has obtained beneficial ownership of 15% or more of Firstar's outstanding common stock may not exercise any rights even after the distribution date.

    CONSEQUENCES OF A PERSON OR GROUP BECOMING AN ACQUIRING PERSON: A person or group that acquires beneficial ownership of 15% or more of Firstar's outstanding common stock is called an "acquiring person."

    - FLIP IN. If a person or group becomes an acquiring person, all holders of rights other than the acquiring person may purchase shares of Firstar common stock at half their market value.

    - FLIP OVER. If, after a person or group becomes an acquiring person, Firstar merges or consolidates with another entity, or if 50% or more of Firstar's consolidated assets or earning power are sold, all holders of rights other than the acquiring person may purchase shares of the acquiring company at half their market value.

    THE AMENDMENT TO THE RIGHTS PLAN. Immediately before entering into the merger agreement, Firstar amended the rights plan to provide that the rights will not become exercisable as a result of the merger agreement, the stock option agreement or the transactions described in those agreements. The rights plan amendment also provides that U.S. Bancorp will not become an acquiring person as a result of the merger agreement, the stock option agreement or the transactions described in those agreements, and that the Firstar rights plan will terminate upon completion of the merger.

STOCKHOLDER ACTION WITHOUT A MEETING

U.S. BANCORP. The U.S. Bancorp certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting.

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FIRSTAR.  Under WBCL Section 704, any action that may be taken by stockholders at a meeting may be taken without a meeting only if a consent is signed by all of the stockholders entitled to vote with respect to the subject matter unless the articles of incorporation provide otherwise. The Firstar articles of incorporation do not otherwise provide.

CALLING SPECIAL MEETINGS OF STOCKHOLDERS

U.S. BANCORP. Under the U.S. Bancorp by-laws, a special meeting of the stockholders may be called only by the U.S. Bancorp board or its chief executive officer.

FIRSTAR. Under WBCL Section 702, a special meeting of stockholders may be called by the holders of 10% of the votes entitled to be cast at the meeting. Under the Firstar by-laws, as permitted by the WBCL, the chairman of the board of directors, the president or a majority of the Firstar board may also call a special meeting. The Firstar by-laws set forth in detail the procedures required to call a special meeting of stockholders and the business that may be conducted at a special meeting.

SUBMISSION OF STOCKHOLDER PROPOSALS

U.S. BANCORP. The U.S. Bancorp by-laws provide that, in order for a stockholder to bring business before an annual meeting, the stockholder must give timely notice of the proposal to U.S. Bancorp. To be timely, the notice must be received not later than the 120th day prior to the date that the proxy statement for the previous year's annual meeting was released to stockholders (unless there was no annual meeting during the previous year or the date of the current year's annual meeting has changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, in which case the notice must be received a reasonable time before proxies are solicited for the current year's meeting).

FIRSTAR. The Firstar by-laws provide that, in order for a stockholder to bring business before an annual meeting, the stockholder must give timely notice of the proposal to Firstar. To be timely, a notice must be received no later than the earlier of:

    - 45 days in advance of the first anniversary of the date proxy statements were mailed for the prior year's annual meeting; and

    - the later of 70 days prior to the date of the annual meeting for which the nomination is being made and 10 business days after the first public announcement of the date of the annual meeting.

NOTICE OF STOCKHOLDER MEETINGS

U.S. BANCORP. Under DGCL Section 222, U.S. Bancorp must deliver a notice of an annual or special meeting not less than 10 nor more than 60 days before the date of the meeting.

FIRSTAR. Under WBCL Section 705, a Wisconsin corporation must notify its stockholders of annual or special meetings not less than 10 nor more than 60 days before an annual or special meeting unless the corporation's articles of incorporation or by-laws provide otherwise. The Firstar by-laws generally follow the WBCL on this point, except that for special meetings called by the Chairman of the board or the president upon the demand of stockholders, Firstar must send the notice within 30 days after holders of shares representing at least 10% of the votes entitled to be cast at the special meeting deliver the demand to Firstar.

DIVIDENDS

U.S. BANCORP. Under DGCL Section 170, a Delaware corporation may pay dividends only out of its surplus or its net profits for the current or preceding fiscal year. In addition, a dividend may not be paid out of net profits if the capital of the corporation is less than the stated amount of capital

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represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation's assets.

FIRSTAR. Under WBCL Section 640, the board of directors of a Wisconsin corporation may authorize, and the corporation may pay, dividends or make other distributions to its stockholders (including the repurchase of its shares) unless either of the following is true:

    - after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or

    - the corporation's total assets after the distribution would be less than the sum of its total liabilities plus, unless the certificate of incorporation provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

DISSENTERS' APPRAISAL RIGHTS

U.S. BANCORP. Under DGCL Section 262, a stockholder of a Delaware corporation that is a party to a merger or consolidation has the right to dissent from the merger or consolidation and to demand payment of the fair value of the stockholder's shares, unless:

    - the stock with respect to which the dissent is made is:

     - listed on a national securities exchange,

     - designated as a national market system security on an interdealer quotation system,

     - held of record by more than 2,000 holders, or

     - is stock in the surviving corporation in a merger that was legally completed without stockholder approval under Delaware law; and

    - stockholders receive anything in the merger or consolidation other than:

     - shares of stock in the surviving corporation,

     - shares of stock of another corporation that is listed on a national securities exchange, designated as a national market system security or held by more than 2,000 holders, or

     - cash in lieu of fractional shares.

FIRSTAR. Under WBCL Section 1302, stockholders of a corporation are generally entitled to receive payment of the fair value of their stock if they dissent from specified transactions, including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters' rights generally are not available to holders of shares, such as shares of Firstar common stock, that are registered on a national securities exchange or quoted on NASDAQ unless the corporation's articles of incorporation provide otherwise or the transaction is a business combination as described under "--Anti-Takeover Provisions--Business Combinations." A merger that does not alter the contract rights of the shares and does not change or convert the shares is not a business combination for this purpose.

STOCKHOLDER CLASS VOTING RIGHTS

U.S. BANCORP. Under DGCL Section 242, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by amendments to the certificate of incorporation. If the amendment affects only a part of a class, that part is entitled to vote as a class.

FIRSTAR. Under WBCL Sections 1004 and 1103, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by mergers,

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consolidations or amendments to the articles of incorporation. Under WBCL
Section 1003, the presence or absence of dissenters' rights for a voting group affects the right of that group to vote on amendments to a corporation's articles of incorporation. If a voting group would have dissenters' rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.

CONSIDERATION OF NON-STOCKHOLDER INTERESTS BY BOARD OF DIRECTORS

U.S. BANCORP. The DGCL does not expressly authorize the board of directors of a Delaware corporation, in taking action, to consider the interests other than those of stockholders, although judicial decisions interpreting Delaware law have stated that in certain cases, directors may appropriately consider the effect of a transaction on non-stockholder constituencies.

FIRSTAR. Under WBCL Section 827, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on stockholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent. The Firstar articles of incorporation expressly incorporate the constituency provisions of the WBCL and permit a director to consider the long-term as well as short-term interests of Firstar and its stockholders, including the possibility that these interests may be best served by Firstar's continued independence.

INDEMNIFICATION

U.S. BANCORP. Under DGCL Section 145 and the U.S. Bancorp by-laws, U.S. Bancorp will indemnify any person made, or threatened to be made, a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person:

    - is or was a director, advisory director, or officer of U.S. Bancorp; or

    - is or was a director, advisory director or officer of U.S. Bancorp and served any other corporation or enterprise as a director, advisory director, officer, partner, trustee, employee or agent at the request of U.S. Bancorp;

against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement (with such judgments, fines and settlements not being indemnifiable in the case of any threatened, pending or completed action or suit by or in the right of U.S. Bancorp) actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that the person:

    - acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

    - with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

    Pursuant to the merger agreement, the by-laws of the combined company after the merger will additionally provide that the party seeking indemnification (the "claimant") must submit a written request for indemnification. If the claimant so requests, the determination of whether he or she is entitled to indemnification will be made by an independent counsel, who will be an independent attorney or law firm experienced in matters of corporate law. The independent counsel will be chosen by the board of directors unless there was a change in control of the corporation within the preceding two years, in which case the independent counsel will be chosen by the claimant. If the claimant does not request that the determination be made by an independent counsel, it will be made by:

    - the board of directors by majority vote of the disinterested directors or a committee of disinterested directors designated by a majority vote of the disinterested directors;

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    - if there are no disinterested directors or if the disinterested directors so choose (or if a quorum of disinterested directors cannot be obtained), by an independent counsel; or

    - if the disinterested directors so choose, by the stockholders of the combined company.

    If the combined company fails to satisfy a claimant's request for indemnification within 30 days, the claimant may bring suit against the company to recover the unpaid amount of the claim.

    Additionally, we have agreed that the by-laws of the combined company will provide that the right to indemnification under the by-laws is a contract right that includes the right to be paid the expenses incurred in defending any proceeding for which indemnification is provided in advance of its final disposition (subject, to the extent required by Delaware law, to delivery to the combined company of an undertaking to repay all advances if it is ultimately determined that a director, advisory director or officer is not entitled to be indemnified). We have also agreed in the merger agreement that the by-laws of the combined company will provide that the right to indemnification and the advance payment of expenses will not be exclusive of any other right that any person may have to indemnification under law, from the combined company or otherwise, and that no repeal or modification of the indemnification by-law will diminish or adversely affect the rights of any director, officer, employee or agent of the combined company relating to anything arising prior to the repeal or modification.

FIRSTAR. Under WBCL Section 851, a Wisconsin corporation must indemnify its directors and officers against liability incurred by the director or officer in a proceeding to which the indemnified person was a party because he or she is a director or officer, unless liability was incurred because a director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure constitutes:

    - a willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest;

    - a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

    - a transaction from which the director or officer derived an improper personal benefit; or

    - willful misconduct.

    The Firstar by-laws provide that if a quorum of disinterested directors, by majority vote, determines that the director or officer seeking indemnification is not entitled to it, or if a quorum of disinterested directors cannot be obtained within 30 days of Firstar being notified that the director or officer is seeking indemnification, the Firstar board will immediately authorize an "authority" (an independent attorney selected jointly by the disinterested directors and the party seeking indemnification, a panel of jointly-selected arbitrators or a court) to determine whether indemnification is due. If the Firstar board fails to appoint an authority within the 30-day period, it will be conclusively presumed that the disinterested directors determined that the director or officer seeking indemnification is entitled to it. In the determination proceeding before the authority, there is a rebuttable presumption that the director or officer is entitled to indemnification. Firstar will pay all costs associated with the determination process.

    The Firstar by-laws also obligate Firstar to indemnify a director or officer of any of its controlled banking subsidiaries (subsidiaries that are at least 80% owned by Firstar and chartered as bank or trust companies) against liabilities and expenses incurred in a legal proceeding to the same extent described in the preceding paragraph, so long as the proceeding is based on acts or omissions alleged to have occurred after the controlled banking subsidiary became a subsidiary of Firstar. Finally, the Firstar by-laws authorize the board, in its discretion, to indemnify directors and officers of affiliated entities and employees and agents of Firstar.

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ASSESSABILITY

U.S. BANCORP. Under DGCL Section 102, stockholders of a Delaware corporation will not, unless the corporation's certificate of incorporation provides otherwise, be personally liable for the payment of the corporation's debts except insofar as their liability arises from their own actions. The U.S. Bancorp certificate of incorporation does not expand the personal liability of its stockholders.

FIRSTAR. WBCL Section 622 provides that stockholders of Wisconsin corporations are personally liable up to an amount equal to the par value of shares owned by them (and to the consideration for which shares without par value were issued) for debts owing to employees of the corporation for services performed for the corporation, but not exceeding six months' service in any one case.

AMENDMENTS TO ARTICLES OF INCORPORATION

U.S. BANCORP. The U.S. Bancorp certificate of incorporation provides that those portions of the certificate of incorporation relating to the number and classification of directors, filling of vacancies on the board of directors, stockholder action by written consent, business transactions with related persons and limitations on the liability of directors may not be amended without the approval of an 80% stockholder majority. Under DGCL Section 242, all other amendments to the U.S. Bancorp certificate of incorporation requires only majority stockholder approval.

FIRSTAR. Under WBCL Section 1003, the board of directors may propose amendments to a corporation's articles of incorporation and can establish conditions for the amendment. The WBCL provides that amendments to articles of incorporation, except in some limited circumstances, must be approved by the stockholders in addition to approval by the board of directors. The vote of stockholders needed to approve an amendment depends in part on the rights of the voting groups entitled to vote separately on the amendment. If a voting group would have dissenters' rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment. Otherwise, the WBCL provides that, if a quorum exists, the amendment will be adopted if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the WBCL require a greater number of affirmative votes. The Firstar articles of incorporation require 80% majority stockholder approval of amendments to the provisions of the Firstar articles of incorporation relating to stockholder proposals, the board of directors, business combinations, special meetings of stockholders and amendments to the provision of the articles of incorporation that calls for the supermajority votes described above.

AMENDMENT OF BY-LAWS

U.S. BANCORP. DGCL Section 109 provides that a Delaware corporation's by-laws may be amended by the stockholders and, if the certificate of incorporation so provides, by the board of directors. The U.S. Bancorp certificate of incorporation authorizes the board to amend the U.S. Bancorp by-laws.

FIRSTAR. WBCL Section 1020 provides that a corporation's stockholders or board of directors may adopt, amend or repeal the corporation's by-laws. However, the corporation's articles of incorporation may reserve that power exclusively to the stockholders. In addition, in adopting, amending or repealing a particular by-law, the stockholders may prohibit the board of directors from amending, repealing or readopting that by-law. The Firstar articles of incorporation require 80% stockholder approval of amendments relating to the by-laws that govern stockholder proposals and special meetings.

                            VALIDITY OF COMMON STOCK

    The validity of the U.S. Bancorp common stock to be issued in the merger will be passed upon by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Firstar and its subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 incorporated in this joint proxy statement-prospectus by reference to Firstar's Annual Report on Form 10-K for the year ended
December 31, 1999 have been incorporated in this document by reference in reliance on the report with respect to those financial statements of PricewaterhouseCoopers LLP, independent public accountants, given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of U.S. Bancorp appearing in U.S. Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    Firstar stockholders may submit proposals to be considered for stockholder action at the 2001 annual meeting of Firstar stockholders (which we expect will only be held if the merger has not been completed or the merger agreement is terminated) if they do so in accordance with the applicable regulations of the SEC and the Firstar articles of incorporation and by-laws. Any proposals to be included in the proxy statement sent by Firstar to Firstar stockholders in connection with such a 2001 annual meeting must have been received by the Secretary of Firstar no later than November 1, 2000 in order to be considered for inclusion in such proxy statement. Any proposal from a Firstar stockholder to be presented to the 2001 annual meeting of Firstar stockholders that is submitted outside the processes of Rule 14a-8 under the Exchange Act and that therefore will not be included in proxy material to be sent to Firstar stockholders by Firstar must be received by the Secretary of Firstar no later than the earlier of (1) January 17, 2001 and (2) the later of 70 days prior to the date of the 2001 annual meeting of Firstar stockholders and 10 business days after the first public announcement of the date of the 2000 annual meeting, in order to be considered timely under the Firstar articles of incorporation and by-laws.

    In order for stockholder proposals for the 2001 annual meeting of U.S. Bancorp stockholders to be eligible for inclusion in the U.S. Bancorp proxy statement for such meeting, they must have been received by U.S. Bancorp at its principal office in Minneapolis, Minnesota on or before November 16, 2000. If a stockholder desires to bring business before the annual meeting that is not the subject of a proposal timely submitted for inclusion in the U.S. Bancorp proxy statement, written notice of such business, as prescribed in the U.S. Bancorp by-laws, must have been received by U.S. Bancorp at its principal office on or before November 16, 2000. If U.S. Bancorp does not receive timely notice, such business will be excluded from consideration at the meeting.

                                 OTHER MATTERS

    As of the date of this joint proxy statement-prospectus, the U.S. Bancorp board and the Firstar board know of no matters that will be presented for consideration at either of their special meetings other than as described in this joint proxy statement-prospectus. If any other matters properly come before either of the Firstar or U.S. Bancorp special meetings, or any adjournments or postponements of these meetings, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of U.S. Bancorp and Firstar.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of PricewaterhouseCoopers LLP will be present at the Firstar special meeting and representatives of Ernst & Young LLP will be present at the U.S. Bancorp special meeting. In each case, these representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

    U.S. Bancorp has filed a registration statement with the SEC under the Securities Act that registers the distribution to Firstar and U.S. Bancorp stockholders of the shares of common stock of the combined company to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Firstar, U.S. Bancorp and the combined company and the common stock of these companies. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

    In addition, Firstar (File No. 1-2981) and U.S. Bancorp (File No. 1-6880) file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Firstar and U.S. Bancorp, that file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV. Firstar's address on the world wide web is HTTP://WWW.FIRSTAR.COM, and U.S. Bancorp's address is HTTP://WWW.USBANK.COM. The information on our web sites is not a part of this document.

    You can also inspect reports, proxy statements and other information about Firstar and U.S. Bancorp at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The SEC allows Firstar and U.S. Bancorp to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that Firstar and U.S. Bancorp have previously filed with the SEC. They contain important information about our companies and their financial condition.


U.S. BANCORP FILINGS                                       PERIOD OR DATE FILED
--------------------                           ---------------------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 1999 (as amended by a
                                               Form 10-K/A filed on January 10, 2001)

Quarterly Reports on Form 10-Q...............  Quarters ended September 30, 2000, June 30,
                                               2000 and March 31, 2000 (each as amended by a
                                               Form 10-Q/A filed on January 10, 2001)

Current Reports on Form 8-K..................  October 12, 2000, October 4, 2000,
                                               August 22, 2000 and July 20, 2000

The description of U.S. Bancorp common stock
  set forth in the registration statement on
  Form 8-A12B filed pursuant to Section 12 of
  the Securities and Exchange Act, including
  any amendment or report filed with the SEC
  for the purpose of updating this
  description................................  March 24, 1998 (as amended by a
                                               Form 8-A12B/A filed on March 26, 1998)



FIRSTAR FILINGS                                            PERIOD OR DATE FILED
---------------                                ---------------------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 1999 (as amended by a
                                               Form 10-K/A filed on January 10, 2001)

Quarterly Reports on Form 10-Q...............  Quarters ended September 30, 2000 and
                                               June 30, 2000 (each as amended by a
                                               Form 10-Q/A filed on January 10, 2001) and
                                               March 31, 2000 (as amended by Form 10-Q/As
                                               filed on June 1, 2000 and January 10, 2001)

Current Reports on Form 8-K..................  October 12, 2000

The description of Firstar Corporation common
  stock set forth in the registration
  statement on Form 8-A12B filed pursuant to
  Section 12 of the Securities and Exchange
  Act, including any amendment or report
  filed with the SEC for the purpose of
  updating this description..................  December 1, 1998

The description of the rights agreement,
  contained in Form 8-K filed pursuant to
  Section 12 of the Securities Exchange Act,
  including any amendment or report filed
  with the SEC for the purpose of updating
  this description...........................  January 1, 1989


    Firstar and U.S. Bancorp incorporate by reference additional documents that either company may file with the SEC between the date of this document and the dates of their respective special meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Firstar has supplied all information contained or incorporated by reference in this document relating to Firstar, as well as all pro forma financial information, and U.S. Bancorp has supplied all such information relating to U.S. Bancorp.

    You can obtain any of the documents incorporated by reference in this document through Firstar or U.S. Bancorp, as the case may be, or from the SEC through the SEC's internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

                   FIRSTAR                                     U.S. BANCORP
             Investor Relations                             Investor Relations
             Firstar Corporation                              U.S. Bank Place
          777 East Wisconsin Avenue                       601 Second Avenue South
         Milwaukee, Wisconsin 53202                  Minneapolis, Minnesota 55402-4302
          Telephone: (414) 765-5235                      Telephone: (612) 973-2263


    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY FEBRUARY 6, 2001 TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.


    We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This document, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of Firstar and U.S. Bancorp and, assuming the consummation of the merger, a combined Firstar and U.S. Bancorp, including statements relating to:

    - synergies (including cost savings), and accretion to reported earnings expected to be realized from the merger;

    - business opportunities and strategies potentially available to the combined company;

    - restructuring charges expected to be incurred in connection with the merger;

    - management, operations and policies of the combined company after the merger; and

    - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "should" or similar expressions.

    These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following possibilities:

    - expected cost savings from the merger cannot be fully realized or realized within the expected timeframe;

    - revenues following the merger are lower than expected;

    - competitive pressure among depository institutions increases significantly;

    - costs or difficulties related to the integration of the businesses of Firstar and U.S. Bancorp are greater than expected;

    - changes in the interest rate environment reduce interest margins;

    - general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected;

    - legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged; and

    - changes may occur in the securities market.

    All dividends on common stock of the combined company are subject to determination by the board in its discretion.

    See "Where You Can Find More Information."

                      FIRSTAR CORPORATION AND U.S. BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on our companies' historical financial positions and results of operations under the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of both companies are combined and reflected at their historical amounts. The unaudited pro forma condensed combined financial information combined the historical financial information of Firstar and U.S. Bancorp as of September 30, 2000, for the nine-month period ended September 30, 2000 and for the twelve-month periods ended December 31, 1999, 1998 and 1997. The unaudited pro forma condensed combined balance sheet as of September 30, 2000 assumes the merger was consummated on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been consummated at the beginning of the earliest period presented.

    The merger provides for the exchange of 1.265 shares of common stock of the combined company for each outstanding share of U.S. Bancorp common stock and for the exchange of one share of common stock of the combined company for each outstanding share of Firstar common stock. The unaudited pro forma condensed combined financial information is based on and derived from, and should be read in conjunction with, our historical consolidated financial statements and the related notes, which are incorporated in this document by reference. See "Where You Can Find More Information."


    The unaudited pro forma condensed combined balance sheet as of September 30, 2000 does not reflect the effect of an estimated non-recurring pre-tax merger charge of $800 million because the underlying plans and actions have not yet been finalized. See Note 3 to the unaudited pro forma condensed combined financial information on page 89. The combined company expects to achieve substantial merger benefits, including reduced operating expenses. Also, we currently contemplate that the combined company will increase its quarterly cash dividend to $0.1875 per share after completing the merger, subject to a determination by the combined company's board of directors in its discretion to do so. The pro forma earnings do not reflect any of these anticipated financial expenses and benefits and are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of financial benefits to be realized. See "Management and Operations After the Merger."


    The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated during the periods or as of the dates for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

                      FIRSTAR CORPORATION AND U.S. BANCORP

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                             AT SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

                                              FIRSTAR                      PRO FORMA      PRO FORMA
                                            CORPORATION   U. S. BANCORP   ADJUSTMENTS   U. S. BANCORP
                                            -----------   -------------   -----------   -------------
ASSETS:
Cash and due from banks...................  $ 3,139,746    $ 3,666,000    $       --       6,805,746
Money market investments..................      262,057        559,000                       821,057
Trading securities........................           --        693,000                       693,000
Investment securities:
  Available-for-sale......................   12,426,350      4,446,000                    16,872,350
  Held-to-maturity........................      234,313             --                       234,313
                                            -----------    -----------    ----------    ------------
Total securities..........................   12,660,663      4,446,000            --      17,106,663
Loans:
  Commercial loans........................   18,929,260     33,831,000                    52,760,260
  Real estate loans.......................   18,212,545     17,053,000                    35,265,545
  Retail loans............................   16,222,405     17,382,000                    33,604,405
                                            -----------    -----------    ----------    ------------
    Total loans...........................   53,364,210     68,266,000            --     121,630,210
      Allowance for loan losses...........      717,615      1,059,000                     1,776,615
                                            -----------    -----------    ----------    ------------
    Net loans.............................   52,646,595     67,207,000            --     119,853,595
  Loans held for sale.....................    1,119,992             --                     1,119,992
  Premises and equipment..................      987,262        860,000                     1,847,262
  Intangible assets.......................    1,669,848      3,254,000                     4,923,848
  Other assets............................    2,020,206      5,664,000                     7,684,206
                                            -----------    -----------    ----------    ------------
    Total assets..........................  $74,506,369    $86,349,000    $             $160,855,369
                                            ===========    ===========    ==========    ============
LIABILITIES:
Deposits:
  Noninterest-bearing deposits............  $ 9,440,490    $14,544,000    $       --    $ 23,984,490
  Interest-bearing deposits...............   43,842,705     36,848,000                    80,690,705
                                            -----------    -----------    ----------    ------------
    Total deposits........................   53,283,195     51,392,000            --     104,675,195
Short-term borrowings.....................    9,364,458      3,352,000                    12,716,458
Long-term debt............................    3,697,970     19,400,000                    23,097,970
Trust preferred securities................      445,795        950,000                     1,395,795
Other liabilities.........................    1,523,060      3,113,000                     4,636,060
                                            -----------    -----------    ----------    ------------
    Total liabilities.....................   68,314,478     78,207,000                   146,521,478
                                            -----------    -----------    ----------    ------------
SHAREHOLDERS' EQUITY:
Common stock..............................        9,844        948,000      (938,941)         18,903
Surplus...................................    1,865,705      1,465,000      (120,565)      3,210,140
Retained earnings.........................    5,126,242      6,080,000                    11,206,242
Treasury stock, at cost...................     (764,243)      (318,000)    1,059,506         (22,737)
Accumulated other comprehensive income....      (45,657)       (33,000)                      (78,657)
                                            -----------    -----------    ----------    ------------
    Total shareholders' equity............    6,191,891      8,142,000                    14,333,891
                                            -----------    -----------    ----------    ------------
    Total liabilities and shareholders'
      equity..............................  $74,506,369    $86,349,000    $             $160,855,369
                                            ===========    ===========    ==========    ============

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                      FIRSTAR CORPORATION AND U.S. BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2000
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FIRSTAR                      PRO FORMA      PRO FORMA
                                                           CORPORATION   U. S. BANCORP   ADJUSTMENTS   U. S. BANCORP
                                                           -----------   -------------   -----------   -------------
INTEREST INCOME:
Interest and fees on loans...............................  $3,300,824     $4,527,300     $       --     $7,828,124
Interest and fees on loans held for sale.................      77,153             --                        77,153
Interest on investment securities........................     670,162        216,800                       886,962
Interest on money market investments.....................      18,232        194,500                       212,732
                                                           ----------     ----------     ----------     ----------
  Total Interest Income..................................   4,066,371      4,938,600             --      9,004,971

INTEREST EXPENSE
Interest on deposits.....................................   1,425,941      1,217,100                     2,643,041
Interest on short-term borrowings........................     393,036        168,000                       561,036
Interest on long-term debt...............................     224,502        980,300                     1,204,802
                                                           ----------     ----------     ----------     ----------
  Total Interest expense.................................   2,043,479      2,365,400             --      4,408,879
                                                           ----------     ----------     ----------     ----------
    Net interest income..................................   2,022,892      2,573,200             --      4,596,092
Provision for loan losses................................     154,943        490,000                       644,943
                                                           ----------     ----------     ----------     ----------
    Net interest income after provision for loan
      losses.............................................   1,867,949      2,083,200             --      3,951,149

NONINTEREST INCOME:
Trust income.............................................     338,363        354,000                       692,363
Mortgage banking income..................................     116,735             --                       116,735
Service charges on deposits..............................     159,479        347,300                       506,779
Credit card and ATM income...............................     134,220        529,400                       663,620
Investment products fees and commissions.................      16,966        279,300                       296,266
Investment banking revenue...............................          --        264,100                       264,100
Trading account profits and commissions..................          --        191,800                       191,800
All other income.........................................     341,918        457,200                       799,118
                                                           ----------     ----------     ----------     ----------
                                                            1,107,681      2,423,100             --      3,530,781
Investment securities gains/(losses)-net.................         107          1,000                         1,107
                                                           ----------     ----------     ----------     ----------
  Total noninterest income...............................   1,107,788      2,424,100             --      3,531,888

NONINTEREST EXPENSE:
Salaries.................................................     549,279      1,263,700                     1,812,979
Pension and other employee benefits......................      71,474        208,400                       279,874
Equipment expense........................................     106,714        125,300                       232,014
Occupancy expense--net...................................     120,941        171,800                       292,741
Goodwill and other intangible assets.....................      90,290        173,900                       264,190
All other expense........................................     388,028        705,800                     1,093,828
Merger and restructuring expenses........................     220,800         43,800                       264,600
                                                           ----------     ----------     ----------     ----------
  Total noninterest expense..............................   1,547,526      2,692,700             --      4,240,226
INCOME BEFORE TAX........................................   1,428,211      1,814,600             --      3,242,811
Income tax...............................................     494,675        641,200                     1,135,875
                                                           ----------     ----------     ----------     ----------
NET INCOME...............................................  $  933,536     $1,173,400     $       --     $2,106,936
                                                           ==========     ==========     ==========     ==========

PER SHARE:
Basic earnings per common share..........................  $     0.96     $     1.58                    $     1.10
Diluted earnings per common share........................  $     0.96     $     1.57                    $     1.10
Average common shares--basic (thousands).................     967,436        744,724                     1,909,512
Average common shares--diluted (thousands)...............     977,146        746,974                     1,922,068

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                      FIRSTAR CORPORATION AND U.S. BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       FIRSTAR                     PRO FORMA
                                                     CORPORATION   U.S. BANCORP   ADJUSTMENTS   PRO FORMA
                                                     -----------   ------------   -----------   ----------
INTEREST INCOME:
Interest and fees on loans.........................  $3,968,923     $5,208,600                  $9,177,523
Interest and fees on loans held for sale...........     102,685             --                     102,685
Interest on investment securities..................     921,807        307,900                   1,229,707
Interest on trading securities.....................       6,377             --                       6,377
Interest on money market investments...............      21,920        160,200                     182,120
                                                     ----------     ----------      -------     ----------
  Total interest income............................   5,021,712      5,676,700           --     10,698,412
INTEREST EXPENSE:
Interest on deposits...............................   1,678,839      1,291,200                   2,970,039
Interest on short-term borrowings..................     368,252        214,100                     582,352
Interest on long-term debt.........................     331,475        910,700                   1,242,175
                                                     ----------     ----------      -------     ----------
  Total interest expense...........................   2,378,566      2,416,000           --      4,794,566
                                                     ----------     ----------      -------     ----------
    Net interest income............................   2,643,146      3,260,700           --      5,903,846
Provision for loan losses..........................     187,301        531,000                     718,301
                                                     ----------     ----------      -------     ----------
    Net interest income after provision for loan
      losses.......................................   2,455,845      2,729,700           --      5,185,545
NONINTEREST INCOME:
Trust income.......................................     427,346        459,700                     887,046
Mortgage banking income............................     151,736             --                     151,736
Service charges on deposits........................     181,348        434,600                     615,948
Credit card and ATM income.........................     151,274        603,100                     754,374
Investment products fees and commissions...........      41,153        347,700                     388,853
Investment banking revenue.........................          --        245,400                     245,400
Trading account profits and commissions............          --        215,900                     215,900
All other income...................................     434,952        453,600                     888,552
                                                     ----------     ----------      -------     ----------
                                                      1,387,809      2,760,000           --      4,147,809
Investment securities gains/(losses)--net..........      14,762         (1,300)                     13,462
                                                     ----------     ----------      -------     ----------
  Total noninterest income.........................   1,402,571      2,758,700           --      4,161,271
NONINTEREST EXPENSE:
Salaries...........................................     862,092      1,460,900                   2,322,992
Pension and other employee benefits................     137,550        248,400                     385,950
Equipment expense..................................     147,821        160,100                     307,921
Occupancy expense--net.............................     167,788        204,600                     372,388
Goodwill and other intangible assets...............     120,831        165,600                     286,431
All other expense..................................     539,304        824,900                   1,364,204
Merger and restructuring expenses..................     470,463         62,400                     532,863
                                                     ----------     ----------      -------     ----------
  Total noninterest expense........................   2,445,849      3,126,900           --      5,572,749
INCOME BEFORE TAX..................................   1,412,567      2,361,500           --      3,774,067
Income tax.........................................     537,249        855,000                   1,392,249
                                                     ----------     ----------      -------     ----------
NET INCOME.........................................  $  875,318     $1,506,500      $    --     $2,381,818
                                                     ==========     ==========      =======     ==========
PER SHARE:
Basic earnings per common share....................  $     0.89     $     2.07                  $     1.25
Diluted earnings per common share..................        0.87           2.06                        1.23
Average common shares--basic (thousands)...........     987,488        727,531                   1,907,815
Average common shares--diluted (thousands).........   1,002,754        732,991                   1,929,988

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

                      FIRSTAR CORPORATION AND U.S. BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       FIRSTAR                     PRO FORMA
                                                     CORPORATION   U.S. BANCORP   ADJUSTMENTS   PRO FORMA
                                                     -----------   ------------   -----------   ----------
INTEREST INCOME:
Interest and fees on loans.........................  $3,928,140     $4,921,800                  $8,849,940
Interest and fees on loans held for sale...........      84,844             --                      84,844
Interest on investment securities..................   1,002,273        366,400                   1,368,673
Interest on trading securities.....................       8,894             --                       8,894
Interest on money market investments...............      28,037        119,200                     147,237
                                                     ----------     ----------      -------     ----------
  Total interest income............................   5,052,188      5,407,400           --     10,459,588
INTEREST EXPENSE:
Interest on deposits...............................   1,843,674      1,391,000                   3,234,674
Interest on short-term borrowings..................     381,985        212,700                     594,685
Interest on long-term debt.........................     290,908        743,100                   1,034,008
                                                     ----------     ----------      -------     ----------
  Total interest expense...........................   2,516,567      2,346,800           --      4,863,367
                                                     ----------     ----------      -------     ----------
    Net interest income............................   2,535,621      3,060,600           --      5,596,221
Provision for loan losses..........................     164,790        379,000                     543,790
                                                     ----------     ----------      -------     ----------
    Net interest income after provision for loan
      losses.......................................   2,370,831      2,681,600           --      5,052,431
NONINTEREST INCOME:
Trust income.......................................     375,258        413,000                     788,258
Mortgage banking income............................     202,590             --                     202,590
Service charges on deposits........................     177,762        406,000                     583,762
Credit card and ATM income.........................     130,535        574,800                     705,335
Investment products fees and commissions...........      44,862        229,700                     274,562
Investment banking revenue.........................          --        100,400                     100,400
Trading account profits and commissions............          --        118,100                     118,100
All other income...................................     417,814        402,000                     819,814
                                                     ----------     ----------      -------     ----------
                                                      1,348,821      2,244,000           --      3,592,821
Investment securities gains/(losses)--net..........      16,530         12,600                      29,130
                                                     ----------     ----------      -------     ----------
  Total noninterest income.........................   1,365,351      2,256,600           --      3,621,951
NONINTEREST EXPENSE:
Salaries...........................................     953,309      1,210,900                   2,164,209
Pension and other employee benefits................     172,990        222,300                     395,290
Equipment expense..................................     160,737        153,400                     314,137
Occupancy expense--net.............................     169,467        187,400                     356,867
Goodwill and other intangible assets...............     114,983        143,700                     258,683
All other expense..................................     581,038        710,100                   1,291,138
                                                     ----------     ----------      -------     ----------
Merger and restructuring expenses..................     377,292        216,500                     593,792
                                                     ----------     ----------      -------     ----------
  Total noninterest expense........................   2,529,816      2,844,300           --      5,374,116
INCOME BEFORE TAX..................................   1,206,366      2,093,900           --      3,300,266
Income tax.........................................     400,916        766,500                   1,167,416
                                                     ----------     ----------      -------     ----------
NET INCOME.........................................  $  805,450     $1,327,400      $    --     $2,132,850
                                                     ==========     ==========      =======     ==========
PER SHARE:
Basic earnings per common share....................  $     0.83     $     1.81                  $     1.12
Diluted earnings per common share..................        0.81           1.78                        1.10
Average common shares--basic (thousands)...........     970,420        733,898                   1,898,801
Average common shares--diluted (thousands).........     989,085        744,178                   1,930,470

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

                      FIRSTAR CORPORATION AND U.S. BANCORP
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       FIRSTAR                     PRO FORMA
                                                     CORPORATION   U.S. BANCORP   ADJUSTMENTS   PRO FORMA
                                                     -----------   ------------   -----------   ----------
INTEREST INCOME:
Interest and fees on loans.........................  $3,645,628     $4,784,500                  $8,430,128
Interest and fees on loans held for sale...........      27,633             --                      27,633
Interest on investment securities..................     801,196        439,600                   1,240,796
Interest on trading securities.....................       7,208             --                       7,208
Interest on money market investments...............      31,995         69,500                     101,495
                                                     ----------     ----------      -------     ----------
  Total interest income............................   4,513,660      5,293,600           --      9,807,260
INTEREST EXPENSE:
Interest on deposits...............................   1,647,355      1,436,800                   3,084,155
Interest on short-term borrowings..................     342,655        300,600                     643,255
Interest on long-term debt.........................     155,862        508,100                     663,962
                                                     ----------     ----------      -------     ----------
  Total interest expense...........................   2,145,872      2,245,500           --      4,391,372
                                                     ----------     ----------      -------     ----------
    Net interest income............................   2,367,788      3,048,100           --      5,415,888
Provision for loan losses..........................     204,127        460,300                     664,427
                                                     ----------     ----------      -------     ----------
    Net interest income after provision for loan
      losses.......................................   2,163,661      2,587,800           --      4,751,461
NONINTEREST INCOME:
Trust income.......................................     338,123        348,000                     686,123
Mortgage banking income............................      93,399             --                      93,399
Service charges on deposits........................     163,283        396,200                     559,483
Credit card income.................................     128,900        418,800                     547,700
Investment products fees and commissions...........      36,381         65,700                     102,081
Investment banking revenue.........................          --             --                          --
Trading account profits and commissions............          --         30,900                      30,900
All other income...................................     336,396        352,000                     688,396
                                                     ----------     ----------      -------     ----------
                                                      1,096,482      1,611,600           --      2,708,082
Investment securities gains/(losses)--net..........       3,733          3,600                       7,333
                                                     ----------     ----------      -------     ----------
  Total noninterest income.........................   1,100,215      1,615,200           --      2,715,415
NONINTEREST EXPENSE:
Salaries...........................................     860,020        969,300                   1,829,320
Pension and other employee benefits................     176,175        217,400                     393,575
Equipment expense..................................     146,910        165,400                     312,310
Occupancy expense--net.............................     153,045        182,000                     335,045
Goodwill and other intangible assets...............      75,462        113,300                     188,762
All other expense..................................     571,741        653,300                   1,225,041
Merger and restructuring expenses..................     121,393        511,600                     632,993
                                                     ----------     ----------      -------     ----------
  Total noninterest expense........................   2,104,746      2,812,300           --      4,917,046
INCOME BEFORE TAX..................................   1,159,130      1,390,700           --      2,549,830
Income tax.........................................     398,414        552,200                     950,614
                                                     ----------     ----------      -------     ----------
NET INCOME.........................................  $  760,716     $  838,500      $    --     $1,599,216
                                                     ==========     ==========      =======     ==========
PER SHARE:
Basic earnings per common share....................  $     0.83     $     1.13                  $     0.87
Diluted earnings per common share..................        0.82           1.11                        0.85
Average common shares--basic (thousands)...........     913,042        733,551                   1,840,984
Average common shares--diluted (thousands).........     932,407        742,914                   1,872,193

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

                      FIRSTAR CORPORATION AND U.S. BANCORP

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1--BASIS OF PRESENTATION

    On October 4, 2000, Firstar Corporation announced that it had signed a definitive agreement to acquire U.S. Bancorp through an exchange of shares.

    The unaudited pro forma condensed combined financial information has been prepared assuming that the merger will be accounted for under the pooling-of-interests method and is based on the historical consolidated financial statements of the two companies. A review of each company's respective accounting policies has not been completed. As a result of this review, it might be necessary to restate certain amounts in the financial statements of the combined company to conform to those accounting policies that will be followed by the combined company. Any such restatements are not expected to be material.

NOTE 2--SHAREHOLDERS' EQUITY

    Under the terms of the merger agreement, Firstar shareholders will receive one share, and U.S. Bancorp shareholders 1.265 shares, of common stock of the combined company for each share of Firstar or U.S. Bancorp common stock, respectively, owned as of the consummation of the merger. U.S. Bancorp had 743,394,328 shares of common stock outstanding at September 30, 2000, which will be exchanged for approximately 940,393,825 shares of the combined company's common stock. The combined company will have approximately 1,890,305,908 shares outstanding after the merger. The common stock in the unaudited pro forma condensed combined balance sheet has been adjusted to reflect the par value amount of shares of the combined company. Pro forma treasury stock represents the canceling of shares held by Firstar or U.S. Bancorp or any wholly-owned subsidiaries (except for shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties (trust account shares) or shares held by Firstar or U.S. Bancorp or any of our subsidiaries in respect of a debt previously contracted (DPC shares)). Pro forma retained earnings reflects an adjustment for estimated merger related charges as described in Note 3 below.

NOTE 3--MERGER RELATED CHARGES

    In connection with the merger, management of Firstar and U.S. Bancorp estimates the combined company will incur pre-tax merger related charges of approximately $800 million. These are currently estimated to include approximately $208 million in employee related payments, $226 million in direct conversion costs, $118 million in charges related to consolidation of systems and operations, $48 million in occupancy and equipment charges (elimination of duplicate facilities and write-off of equipment) and $200 million in other merger related costs (including legal and investment banking fees). These estimates were based primarily on information obtained during the merger due diligence process and are subject to ongoing refinement. Expanded disclosures will be established when management has had the opportunity to fully form the strategic initiatives of the combined company and has sufficiently developed more detailed plans. Completion of this process is expected by the effective date of the merger.

    The estimated merger related charges and related tax effect have not been reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2000, because the underlying plans and actions have not yet been finalized, nor are they reflected in the unaudited pro forma condensed combined income statements as they are not expected to have a continuing impact on the operations of the combined company.

                                                                      APPENDIX A

                            AGREEMENT AND PLAN OF MERGER
                                 by and between
                              FIRSTAR CORPORATION
                                      and
                                  U.S. BANCORP
                          DATED AS OF OCTOBER 3, 2000

                               TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER

                                                                                        PAGE
                                                                                      --------

                                                 ARTICLE I
                                                 THE MERGER

        1.1             The Merger..................................................      1
        1.2             Effective Time..............................................      2
        1.3             Effects of the Merger.......................................      2
        1.4             Conversion of Stock.........................................      2
        1.5             Options.....................................................      3
        1.6             Firstar Options.............................................      3
        1.7             Certificate of Incorporation................................      3
        1.8             By-Laws.....................................................      4
        1.9             Tax and Accounting Consequences.............................      4
        1.10            Board of Directors..........................................      4
        1.11            Headquarters of Surviving Corporation.......................      4

                                                 ARTICLE II
                                             EXCHANGE OF SHARES

        2.1             Exchange of Old Certificates for New Certificates...........      4
        2.2             Exchange Procedures.........................................      4

                                                ARTICLE III
                                 REPRESENTATIONS AND WARRANTIES OF FIRSTAR

        3.1             Corporate Organization......................................      6
        3.2             Capitalization..............................................      6
        3.3             Authority; No Violation.....................................      7
        3.4             Consents and Approvals......................................      7
        3.5             Regulatory Compliance.......................................      8
        3.6             Financial Statements........................................      8
        3.7             Broker's Fees...............................................      9
        3.8             Absence of Certain Changes or Events........................      9
        3.9             Legal Proceedings...........................................      9
        3.10            Taxes and Tax Returns.......................................      9
        3.11            Employee Benefit Plans......................................     10
        3.12            SEC Reports.................................................     11
        3.13            Compliance with Applicable Law..............................     12
        3.14            Certain Contracts...........................................     12
        3.15            Undisclosed Liabilities.....................................     12
        3.16            Insurance...................................................     12
        3.17            Charter Provisions; State Takeover Laws; Firstar Rights
                        Agreement...................................................     12
        3.18            Reorganization; Pooling of Interests........................     13

                                                 ARTICLE IV
                               REPRESENTATIONS AND WARRANTIES OF U.S. BANCORP

        4.1             Corporate Organization......................................     13

                                                                                        PAGE
                                                                                      --------
        4.2             Capitalization..............................................     13
        4.3             Authority; No Violation.....................................     14
        4.4             Consents and Approvals......................................     15
        4.5             Regulatory Compliance.......................................     15
        4.6             Financial Statements........................................     16
        4.7             Broker's Fees...............................................     16
        4.8             Absence of Certain Changes or Events........................     16
        4.9             Legal Proceedings...........................................     16
        4.10            Taxes and Tax Returns.......................................     17
        4.11            Employee Benefit Plans......................................     17
        4.12            SEC Reports.................................................     19
        4.13            Compliance with Applicable Law..............................     19
        4.14            Certain Contracts...........................................     19
        4.15            Undisclosed Liabilities.....................................     19
        4.16            Insurance...................................................     20
        4.17            Charter Provisions; State Takeover Laws.....................     20
        4.18            Reorganization; Pooling of Interests........................     20

                                                 ARTICLE V
                                 COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1             Conduct of Businesses Prior to the Effective Time...........     20
        5.2             Forbearances................................................     20

                                                 ARTICLE VI
                                           ADDITIONAL AGREEMENTS

        6.1             Regulatory Matters..........................................     23
        6.2             Access to Information.......................................     23
        6.3             Shareholders' Approvals.....................................     24
        6.4             Legal Conditions to Merger..................................     24
        6.5             Affiliates; Publication of Combined Financial Results.......     24
        6.6             Stock Exchange Listing......................................     25
        6.7             Employee Benefit Plans......................................     25
        6.8             Indemnification; Directors' and Officers' Insurance.........     25
        6.9             Additional Agreements.......................................     26
        6.10            Advice of Changes...........................................     26
        6.11            Dividends...................................................     26
        6.12            Exemption from Liability under Section 16(b). Firstar
                        Insiders....................................................     27
        6.13            Exemption from Liability under Section 16(b). U.S. Bancorp
                        Insiders....................................................     27
        6.14            List of Option Holders......................................     27

                                                ARTICLE VII
                                            CONDITIONS PRECEDENT

        7.1             Conditions to Each Party's Obligation to Effect the
                        Merger......................................................     28
        7.2             Conditions to Obligations of U.S. Bancorp...................     29
        7.3             Conditions to Obligations of Firstar........................     29

                                                                                        PAGE
                                                                                      --------

                                                ARTICLE VIII
                                         TERMINATION AND AMENDMENT

        8.1             Termination.................................................     29
        8.2             Effect of Termination.......................................     30
        8.3             Amendment...................................................     30
        8.4             Extension; Waiver...........................................     30

                                                 ARTICLE IX
                                             GENERAL PROVISIONS

        9.1             Closing.....................................................     31
        9.2             Nonsurvival of Representations, Warranties and Agreements...     31
        9.3             Expenses....................................................     31
        9.4             Notices.....................................................     31
        9.5             Interpretation..............................................     32
        9.6             Counterparts................................................     32
        9.7             Entire Agreement............................................     32
        9.8             Governing Law...............................................     32
        9.9             Publicity...................................................     32
        9.10            Assignment; Third Party Beneficiaries.......................     32

Exhibit A--U.S. Bancorp Option Agreement

Exhibit B--Firstar Option Agreement

Exhibit 6.5(a)(1)--Form of Affiliate Letter Addressed to U.S. Bancorp

Exhibit 6.5(a)(2)--Form of Affiliate Letter Addressed to Firstar

                             INDEX OF DEFINED TERMS


                                                              SECTION    PAGE NO.
                                                              --------   --------
Agreement...................................................  Recitals       1
BHC Act.....................................................  3.1(a)         6
Closing.....................................................  9.1           31
Closing Date................................................  9.1           31
Code........................................................  1.5(b)         3
Confidentiality Agreement...................................  6.2(b)        24
Delaware Certificate........................................  1.2            2
Delaware Secretary..........................................  1.2            2
DGCL........................................................  1.1(a)         1
DPC Shares..................................................  1.4(b)         2
DRIP Suspension Date........................................  4.2           14
Effective Time..............................................  1.2            2
Employees...................................................  6.7(a)        25
ERISA.......................................................  3.11(a)       10
Exchange Act................................................  3.6            8
Exchange Agent..............................................  2.1            4
Exchange Ratio..............................................  1.4(a)         2
Federal Reserve Board.......................................  3.4            7
Firstar.....................................................  Recitals       1
Firstar 10-K................................................  3.6            8
Firstar Articles............................................  1.7            3
Firstar Benefit Plans.......................................  3.11(a)       10
Firstar Capital Stock.......................................  3.2            6
Firstar Common Stock........................................  1.4(b)         2
Firstar Contract............................................  3.14(a)       12
Firstar Disclosure Schedule.................................  3              6
Firstar ERISA Affiliate.....................................  3.11(a)       10
Firstar Insiders............................................  6.12          27
Firstar Option..............................................  1.6            3
Firstar Option Agreement....................................  Recitals       1
Firstar Preferred Stock.....................................  3.2            6
Firstar Regulatory Agreement................................  3.5(b)         8
Firstar Reports.............................................  3.12(b)       11
Firstar Rights..............................................  3.2            6
Firstar Rights Agreement....................................  1.4(b)         2
Firstar Section 16 Information..............................  6.12          27
Firstar Shareholder Rights..................................  1.4(b)         2
Firstar Stock Plans.........................................  3.2            6
GAAP........................................................  1.9            4
Governmental Entity.........................................  3.4            8
HSR Act.....................................................  3.4            7
Indemnified Parties.........................................  6.8(a)        26
IRS.........................................................  3.10(a)        9
Joint Proxy Statement.......................................  3.4            7
Material Adverse Effect.....................................  3.1(a)         6
Merger......................................................  Recitals       1
Merger Consideration........................................  1.1(b)         1

                                                              SECTION    PAGE NO.
                                                              --------   --------
New Benefit Plans...........................................  6.7(a)        25
New Certificates............................................  1.4(c)         2
Non-Subsidiary Affiliate....................................  3.3(b)         7
NYSE........................................................  2.2(f)         5
Old Certificates............................................  1.4(c)         2
Option Agreements...........................................  Recitals       1
Regulatory Agencies.........................................  3.5            8
Requisite Regulatory Approvals..............................  7.1(c)        28
S-4.........................................................  3.4            7
SEC.........................................................  3.1            6
Securities Act..............................................  3.12(b)       11
SRO.........................................................  3.4            8
State Approvals.............................................  3.4            7
State Regulator.............................................  3.5            8
Subsidiary..................................................  3.1(a)         6
Surviving Corporation.......................................  Recitals       1
Surviving Corporation Common Stock..........................  1.4(a)         2
Tax.........................................................  3.10(b)       10
Taxes.......................................................  3.10(b)       10
Term Preferred Stock........................................  1.4(a)         2
Trust Account Shares........................................  1.4(b)         2
U.S. Bancorp................................................  Recitals       1
U.S. Bancorp 10-K...........................................  4.6           16
U.S. Bancorp Certificate....................................  4.1(a)        13
U.S. Bancorp Benefit Plans..................................  4.11(a)       18
U.S. Bancorp Capital Stock..................................  4.2           13
U.S. Bancorp Common Stock...................................  1.4(a)         2
U.S. Bancorp Contract.......................................  4.14(a)       19
U.S. Bancorp Disclosure Schedule............................  4             13
U.S. Bancorp DRIP...........................................  4.2           14
U.S. Bancorp ERISA Affiliate................................  4.11(a)       18
U.S. Bancorp Insiders.......................................  6.13          27
U.S. Bancorp Option.........................................  1.5(a)         3
U.S. Bancorp Option Agreement...............................  Recitals       1
U.S. Bancorp Preferred Stock................................  4.2           13
U.S. Bancorp Regulatory Agreement...........................  4.5(b)        15
U.S. Bancorp Reports........................................  4.12(a)       19
U.S. Bancorp Rights.........................................  4.2           14
U.S. Bancorp Section 16 Information.........................  6.13          27
U.S. Bancorp Stock Plans....................................  4.2           14
WBCL........................................................  1.1(a)         1
Wisconsin Articles..........................................  1.2            2
Wisconsin Department........................................  1.2            2

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2000 (this "Agreement"), by and between FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), and U.S. BANCORP, a Delaware corporation ("U.S. Bancorp").

                              W I T N E S S E T H:

    WHEREAS, the boards of directors of each of Firstar and U.S. Bancorp have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein in which Firstar will, subject to the terms and conditions set forth herein, merge with and into U.S. Bancorp (the "Merger"), so that U.S. Bancorp is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

    WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Firstar Option Agreement, U.S. Bancorp and Firstar are entering into a stock option agreement with U.S. Bancorp as issuer, and Firstar as grantee, of the stock option contemplated thereby (the "U.S. Bancorp Option Agreement") in the form attached hereto as Exhibit A; and

    WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the U.S. Bancorp Option Agreement, U.S. Bancorp and Firstar are entering into a stock option agreement with Firstar as issuer, and U.S. Bancorp as grantee, of the stock option contemplated thereby (the "Firstar Option Agreement"; and together with the U.S. Bancorp Option Agreement, the "Option Agreements") in the form attached hereto as Exhibit B; and

    WHEREAS, it is the intention of the parties that the Merger be accounted for as a "pooling of interests" under generally accepted accounting principles and constitute a reorganization under Section 368(a) of the Code; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, in accordance with the Business Corporation Law of the State of Wisconsin (the "WBCL") and the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Firstar shall merge with and into U.S. Bancorp. U.S. Bancorp shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Firstar shall terminate.

    (b) Firstar and U.S. Bancorp may, upon mutual agreement, at any time change the method of effecting the combination of U.S. Bancorp and Firstar (including without limitation the provisions of this Article I) if and to the extent they deem such change to be desirable, including without limitation, to provide for a merger of either party with a wholly-owned Subsidiary of the other; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount of consideration to be provided to holders of either Firstar Common Stock or U.S. Bancorp Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

    1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in articles of merger (the "Wisconsin Articles") that shall be filed with the Wisconsin Department of Financial Institutions (the "Wisconsin Department"), and in the certificate of merger (the "Delaware Certificate") that shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), in each case on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Wisconsin Articles and the Delaware Certificate.

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the WBCL and the DGCL.

    1.4 CONVERSION OF STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of U.S. Bancorp, Firstar or the holder of any of the following securities:

    (a) Subject to Sections 2.2(d) and 2.2(f), (i) each share of the common stock, par value $1.25 per share, of U.S. Bancorp (the "U.S. Bancorp Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into 1.265 shares (the "Exchange Ratio") of the common stock, par value $1.25 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"); and (ii) each share of Term Participating Preferred Stock, par value $1.00 per share, of U.S. Bancorp (the "Term Preferred Stock"), issued and outstanding immediately prior to the Effective Time, shall remain outstanding, but the "Reference Package" referred to in the terms thereof shall be adjusted to comprise 12.65 shares of Surviving Corporation Common Stock or such other number of shares of Surviving Corporation Common Stock as may be required from time to time pursuant to Section 4 of the Certificate of Designation and Terms of the Term Preferred Stock as in effect as of the date hereof.

    (b) Except as otherwise provided in Section 1.4(e), at and after the Effective Time, each share of Firstar common stock, par value $0.01 per share (together with the Firstar Shareholder Rights attached thereto, the "Firstar Common Stock") issued and outstanding immediately prior to the Effective Time, except for shares of Firstar Common Stock owned, directly or indirectly, by U.S. Bancorp or Firstar or any of their respective wholly-owned Subsidiaries (other than (i) shares of Firstar Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by U.S. Bancorp or Firstar, as the case may be, being referred to herein as "Trust Account Shares") and (ii) any shares of Firstar Common Stock held by U.S. Bancorp or Firstar or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Firstar Common Stock, and shares of U.S. Bancorp Common Stock that are similarly held, whether held directly or indirectly, by U.S. Bancorp or Firstar, being referred to herein as "DPC Shares"), shall be converted into one share of the Surviving Corporation Common Stock. As used herein, "Firstar Shareholder Rights" shall mean the preferred share purchase rights issued to the holders of Firstar Common Stock pursuant to the Rights Agreement, dated as of November 20, 1998 (as such may be amended, supplemented, restated or replaced from time to time), between Firstar and Firstar Bank, N.A. (the "Firstar Rights Agreement").

    (c) Holders of certificates formerly representing Firstar Common Stock shall not be required to exchange such certificates for certificates representing Surviving Corporation Common Stock, PROVIDED, HOWEVER, that if an exchange of such certificates is required by law or applicable rule or regulation, the parties will cause the Surviving Corporation to arrange for such exchange on a one-share-for-one-share basis. Holders of certificates representing U.S. Bancorp Common Stock referred to in Article II ("Old Certificates") shall exchange such Old Certificates for certificates representing shares of Surviving Corporation Common Stock ("New Certificates") in the manner described in Section 2.2.

    (d) If, prior to the Effective Time, the outstanding shares of Firstar Common Stock or U.S. Bancorp Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

    (e) At the Effective Time, all shares of Firstar Common Stock that are owned, directly or indirectly, by U.S. Bancorp or Firstar or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of U.S. Bancorp Common Stock that are owned by Firstar or any of its wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall as of the Effective Time become authorized but unissued shares of Surviving Corporation Common Stock.

    1.5 OPTIONS. (a) At the Effective Time, without any action on the part of any holder of any such option, each option to purchase shares of U.S. Bancorp Common Stock (each, a "U.S. Bancorp Option") that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of U.S. Bancorp Common Stock and shall be converted automatically into an option to purchase shares of Surviving Corporation Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the U.S. Bancorp Stock Plans (as defined in Section 4.2) and the agreements evidencing grants thereunder):

        (i) The number of shares of Surviving Corporation Common Stock to be subject to the new option shall be equal to the product of (A) the number of shares of U.S. Bancorp Common Stock purchasable upon exercise of the original U.S. Bancorp Option and (B) the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

        (ii) The exercise price per share of Surviving Corporation Common Stock under the new option shall be equal to the exercise price per share of U.S. Bancorp Common Stock under the original U.S. Bancorp Option divided by the Exchange Ratio, PROVIDED that such exercise price shall be rounded to the nearest whole cent.

    (b) The adjustment provided in Section 1.5(a) with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option.

    1.6 FIRSTAR OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any such option, each option to purchase shares of Firstar Common Stock (each, a "Firstar Option") that is outstanding and unexercised immediately prior thereto shall be assumed by the Surviving Corporation and shall cease to represent the right to acquire shares of Firstar Common Stock and shall be converted into an option to purchase shares of Surviving Corporation Common Stock, on the same terms and conditions as are in effect immediately prior to the Effective Time, except that all references to Firstar shall be deemed to be references to the Surviving Corporation.

    1.7 CERTIFICATE OF INCORPORATION. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in the form to be mutually agreed upon by the parties hereto as promptly as practicable following the date hereof and in any event prior to the mailing of the Joint Proxy Statement, PROVIDED that such Certificate of Incorporation shall be substantially identical (providing for changes required to conform to requirements of the DGCL and to accommodate the Term Preferred Stock) to the Articles of Incorporation of Firstar (the "Firstar Articles"), with such changes as the parties may mutually agree upon, PROVIDED FURTHER that the Certificate of Incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation is "U.S. Bancorp" and the number of authorized shares of common stock and preferred stock shall be 4,000,000,000, par value $1.25 per share, and 50,000,000, par value $1.00 per share, respectively.

    1.8 BY-LAWS. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of the Surviving Corporation shall be in the form to be mutually agreed upon by the parties hereto as promptly as practicable following the date hereof and in any event prior to the mailing of the Joint Proxy Statement, PROVIDED that such By-Laws shall be substantially identical (providing for changes required to conform to requirements of the DGCL) to the By-Laws of Firstar, with such changes as the parties may mutually agree upon.

    1.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

    1.10 BOARD OF DIRECTORS. At the Effective Time, the directors of the Surviving Corporation shall be comprised of 25 individuals, 11 named by U.S. Bancorp and 14 named by Firstar. The directors of the Surviving Corporation at the Effective Time shall each hold office in accordance with the Certificate of Incorporation of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

    1.11 HEADQUARTERS OF SURVIVING CORPORATION. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be Minneapolis, Minnesota.

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1 EXCHANGE OF OLD CERTIFICATES FOR NEW CERTIFICATES. (a) From the Effective Time until the end of the 18-month period following the Effective Time, the Surviving Corporation shall make available to an exchange agent (which may be a Subsidiary bank of the Surviving Corporation) appointed prior to the Effective Time by U.S. Bancorp and Firstar jointly on behalf of the Surviving Corporation (the "Exchange Agent") New Certificates and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article II. At the end of such 18-month period, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to the Surviving Corporation. Any former holders of Old Certificates who have not theretofore exchanged their Old Certificates for New Certificates and cash pursuant to this Article II shall thereafter be entitled to look exclusively to the Surviving Corporation for the shares of Surviving Corporation Common Stock (or any unpaid dividends and distributions thereon) and any cash to which they become entitled upon exchange of their Old Certificates pursuant to this
Article II, without any interest thereon. Notwithstanding the foregoing, none of U.S. Bancorp, Firstar, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any holder of shares of U.S. Bancorp Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    2.2 EXCHANGE PROCEDURES. (a) Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of U.S. Bancorp Common Stock, a form (mutually agreed upon by U.S. Bancorp and Firstar) of letter of transmittal containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this

Article II. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall be entitled to receive in exchange therefor a New Certificate representing the shares of Surviving Corporation Common Stock, and a check in the amount, if any, to which such holder is entitled pursuant to this
Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any amount payable upon surrender of Old Certificates.

    (b) If any New Certificate is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a New Certificate in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

    (c) After the Effective Time, there shall be no transfers on the stock transfer books of Firstar of the shares of Firstar Common Stock that were issued and outstanding immediately prior to the Effective Time.

    (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Surviving Corporation Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Surviving Corporation.

    (e) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Surviving Corporation, the posting by such person of a bond in such amount as Surviving Corporation may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Surviving Corporation Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

    (f) Upon giving effect to the conversion described in Section 1.4(a), the resulting number of shares of Surviving Corporation Common Stock of each registered holder of U.S. Bancorp Common Stock shall be rounded down to the nearest whole number and each such registered holder shall be entitled to receive from the Surviving Corporation in lieu of any fractional share of Surviving Corporation Common Stock prior to such rounding down an amount (without interest) equal to the product obtained by multiplying (i) the fraction of a share of Surviving Corporation Common Stock to which such holder would otherwise be entitled and (ii) the average of the closing price per share of U.S. Bancorp Common Stock for the ten trading days most recently preceding the Closing Date as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions reporting system. Notwithstanding the foregoing, fractional shares of Surviving Corporation Common Stock that would be issued into a dividend reinvestment plan, 401(k) plan or other similar stock plan maintained by U.S. Bancorp prior to the Effective Time shall be issued within such plan as a fractional share of Surviving Corporation Common Stock at the Effective Time, to the extent such plan provides for fractional shares.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF FIRSTAR

    Except as disclosed in the Firstar disclosure schedule delivered to U.S. Bancorp concurrently herewith (the "Firstar Disclosure Schedule") Firstar hereby represents and warrants to U.S. Bancorp as follows:

    3.1 CORPORATE ORGANIZATION. (a) Firstar is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Firstar has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. As used in this Agreement, the term "Material Adverse Effect" means, with respect to U.S. Bancorp, Firstar or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole, except to the extent such effect is attributable to the execution of this Agreement and the announcement thereof or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" means "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC") with respect to either party hereto or any entity of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or similar governing body are owned or controlled directly or indirectly by such party. Firstar is duly registered as a bank holding company and has become a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and meets the requirements of Section 4(l) of the BHC Act.

    (b) Each Firstar Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Firstar and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    3.2  CAPITALIZATION.  The authorized capital stock of Firstar consists of
(i) 2,000,000,000 shares of Firstar Common Stock, of which, as of October 3, 2000, 984,397,677 shares were issued and outstanding and 27,803,224 shares were held in treasury, (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (the "Firstar Preferred Stock" and, together with the Firstar Common Stock, the "Firstar Capital Stock"), of which, as of October 3, 2000, no shares were issued and outstanding. All of the issued and outstanding shares of Firstar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except
(i) pursuant to the terms of the Firstar Option Agreement, (ii) options and stock issued pursuant to employee and director stock plans of Firstar in effect as of the date hereof (the "Firstar Stock Plans") and (iii) the Firstar Rights Agreement, Firstar does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Firstar Capital Stock or any other equity securities of Firstar or any securities representing the right to purchase or otherwise receive any shares of Firstar Capital Stock (collectively, including the items contemplated by clauses (i) through (iii) of this sentence, the "Firstar Rights"). As of October 3, 2000, no shares of Firstar Capital Stock were reserved for issuance. Since October 3, 2000, Firstar has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as expressly permitted by Section 5.2 and pursuant to the Firstar Option Agreement.

    3.3 AUTHORITY; NO VIOLATION. (a) Firstar has full corporate power and authority to execute and deliver this Agreement and each of the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Firstar. The board of directors of Firstar has directed that this Agreement and the transactions contemplated hereby be submitted to Firstar's shareholders for approval at a meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Firstar Common Stock entitled to vote thereon, no corporate proceedings on the part of Firstar are necessary to approve this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Firstar and (assuming due authorization, execution and delivery by U.S. Bancorp) constitutes the valid and binding obligation of Firstar, enforceable against Firstar in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by Firstar nor the consummation by Firstar of the transactions contemplated hereby, nor compliance by Firstar with any of the terms or provisions hereof, will (i) violate any provision of the Firstar Articles or By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Firstar, any of its Subsidiaries or its Non-Subsidiary Affiliates (as defined below) or any of their respective properties or assets or
(B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of Firstar, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Firstar, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (B) above for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar. The term "Non-Subsidiary Affiliate" means, with respect to U.S. Bancorp, Firstar or the Surviving Corporation, as the case may be, a material investment of such party or a Subsidiary thereof in a corporation, joint venture, partnership, limited liability company and other entity thereof other than a Subsidiary.

    3.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications and notices, (b) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (c) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices, including in connection with U.S. Bancorp's Canadian branch (the "State Approvals"), (d) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of U.S. Bancorp's and Firstar's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus and any filings under the Securities Act (as defined in Section 3.12(b)) required in connection with the issuance of shares of Firstar Common Stock pursuant to the Firstar Option Agreement, (e) the filing of the Wisconsin Articles with the Wisconsin Department pursuant to the WBCL,
(f) the filing of the Delaware Certificate with the Delaware Secretary pursuant to the DGCL, (g) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, insurance companies and agents, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws and
(h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Surviving Corporation Common Stock pursuant to this Agreement or the resale of shares of Firstar Common Stock as contemplated by the Firstar Option Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with (i) the execution and delivery by Firstar of this Agreement and (ii) the consummation by Firstar of the transactions contemplated hereby, except to the extent that the absence of any such consent, authorization, approval, filing or exemption would not, individually or in the aggregate, have a Material Adverse Effect on Firstar or the Surviving Corporation.

    3.5 REGULATORY COMPLIANCE. (a) Except for normal examinations conducted by a Regulatory Agency (as defined below) in the ordinary course of the business of Firstar and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Firstar, investigation into the business or operations of Firstar or any of its Subsidiaries since January 1, 1998, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Firstar or any of its Subsidiaries that, in the reasonable judgment of Firstar, will, either individually or in the aggregate, have a Material Adverse Effect on Firstar. The term "Regulatory Agencies" means (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"), (iv) the Office of the Comptroller of the Currency, (v) the SEC and (vi) any SRO.

    (b) Neither Firstar nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Firstar Disclosure Schedule, a "Firstar Regulatory Agreement"), nor has Firstar or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Firstar Regulatory Agreement.

    3.6 FINANCIAL STATEMENTS. Copies of the consolidated balance sheets of Firstar and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Firstar's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Firstar 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of PricewaterhouseCoopers LLP, independent accountants with respect to Firstar, have previously been made available to U.S. Bancorp. The December 31, 1999 consolidated balance sheet of Firstar (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Firstar and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Firstar and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Firstar and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    3.7 BROKER'S FEES. Except for Credit Suisse First Boston Corporation, none of Firstar nor any Firstar Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

    3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Firstar Reports filed prior to the date hereof, since June 30, 2000, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Firstar.

    (b) Except as publicly disclosed in Firstar Reports filed prior to the date hereof, since June 30, 2000, Firstar and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    3.9 LEGAL PROCEEDINGS. (a) Neither Firstar nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Firstar's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Firstar or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Firstar Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and that, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply generally to financial holding companies, bank holding companies or banks) imposed upon Firstar, any of its Subsidiaries or the assets of Firstar or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Firstar or the Surviving Corporation.

    3.10 TAXES AND TAX RETURNS. (a) Each of Firstar and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. The federal and material state income tax returns of Firstar and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") or the relevant state taxing authorities, as the case may be, for all years to and including 1993 and any liability with respect thereto has been satisfied and any liability with respect to deficiencies asserted as a result of such examination has been reserved against in accordance with

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GAAP. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Firstar or any of its Subsidiaries for which Firstar has not established reserves in accordance with GAAP. In addition, (A) proper and accurate amounts have been withheld by Firstar and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar, (B) federal, state, and local returns that are accurate and complete in all material respects have been filed by Firstar and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or provision therefor has been included by Firstar in its consolidated financial statements in accordance with GAAP, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar and
(D) there are no Tax liens upon any property or assets of Firstar or its Subsidiaries except liens for current Taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. Neither Firstar nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Firstar or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Firstar. Except as set forth in the financial statements described in
Section 3.6 (including the related notes, where applicable), neither Firstar nor any of its Subsidiaries has entered into a transaction that is being accounted for as an installment obligation under Section 453 of the Code, that will have, either individually or in the aggregate, a Material Adverse Effect on Firstar.

    (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, AD VALOREM, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

    (c) No deduction has been disallowed under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Firstar or any Subsidiary of Firstar under any contract, plan, program, arrangement or understanding, except for such disallowed deductions that will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

    3.11 EMPLOYEE BENEFIT PLANS. (a) The Firstar Disclosure Schedule sets forth a true and complete list of each material employee or director benefit, employment or compensation plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Firstar Benefit Plans") by Firstar, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Firstar ERISA Affiliate"), all of which together with Firstar would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (b) True and complete copies of each of the Firstar Benefit Plans have previously been made available to U.S. Bancorp. The copies of the Firstar Benefit Plans filed as exhibits to the Firstar 10-K are true and complete copies thereof.

    (c) (i) Each of the Firstar Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Firstar Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Firstar, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Firstar Benefit Plan,

(iii) with respect to each Firstar Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Firstar Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Firstar Benefit Plan's actuary with respect to such Firstar Benefit Plan, did not, as of its latest valuation date, exceed the then-current value of the assets of such Firstar Benefit Plan allocable to such accrued benefits, (iv) no Firstar Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Firstar or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Firstar or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Firstar, its Subsidiaries or any Firstar ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Firstar, its Subsidiaries or any Firstar ERISA Affiliate of incurring a material liability thereunder, (vi) no Firstar Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Firstar or its Subsidiaries as of the Effective Time with respect to each Firstar Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and
Section 412 of the Code, (viii) none of Firstar, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Firstar, its Subsidiaries or any Firstar Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Firstar there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Firstar Benefit Plans or any trusts related thereto that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Firstar.

    (d) Neither the execution and delivery of this Agreement nor the shareholder approval or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Firstar or any of its affiliates from Firstar or any of its affiliates under any Firstar Benefit Plan or otherwise, (ii) increase or affect the calculation of the amount of any benefits otherwise payable under any Firstar Benefit Plan,
(iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any trust or other funding vehicle or
(v) limit or prohibit the ability to amend, merge, terminate, or receive a reversion of assets from, any Firstar Benefit Plan or related trust.

    3.12 SEC REPORTS. An accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Firstar with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Firstar Reports") and prior to the date hereof and (b) communication mailed by Firstar to its shareholders since January 1, 1997 and prior to the date hereof, has previously been made available to U.S. Bancorp, and no such Firstar Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Firstar Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    3.13 COMPLIANCE WITH APPLICABLE LAW. Firstar and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Firstar or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

    3.14 CERTAIN CONTRACTS. (a) Neither Firstar nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Firstar Reports, (iii) that materially restricts the conduct of any line of business by Firstar or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a financial holding company or bank holding company may lawfully engage or
(iv) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) and in Section 3.11(a), whether or not set forth in the Firstar Disclosure Schedule, is referred to herein as a "Firstar Contract," and neither Firstar nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that will have, individually or in the aggregate, a Material Adverse Effect on Firstar.

    (b) (i) Each Firstar Contract is valid and binding on Firstar or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Firstar and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Firstar Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Firstar or any of its Subsidiaries under any such Firstar Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar.

    3.15 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Firstar included in the Firstar December 31, 1999 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since
December 31, 1999, neither Firstar nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on Firstar.

    3.16 INSURANCE. Firstar and its Subsidiaries have in effect insurance coverage with reputable insurers that in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Firstar and its Subsidiaries.

    3.17  CHARTER PROVISIONS; STATE TAKEOVER LAWS; FIRSTAR RIGHTS
AGREEMENT. (a) The provisions of Section 1131 of the WBCL are not applicable to this Agreement, the Firstar Option Agreement or the transactions contemplated hereby or thereby. The board of directors of Firstar has approved the transactions contemplated by this Agreement and the Firstar Option Agreement for purposes of Article V of the Firstar Articles and Section 1141 of the WBCL such that the provisions of such Article V and such Section 1141 will not apply to this Agreement or Firstar Option Agreement or any of the transactions contemplated hereby or thereby.

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
    (b) Firstar has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Firstar Option Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the ability of any person to exercise any Firstar Shareholder Rights under the Firstar Rights Agreement or enable or require the Firstar Shareholder Rights to separate from the shares of Firstar Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Firstar Rights Plan) has occurred.

    3.18 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, Firstar has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                OF U.S. BANCORP

    Except as disclosed in the U.S. Bancorp disclosure schedule delivered to Firstar concurrently herewith (the "U.S. Bancorp Disclosure Schedule") U.S. Bancorp hereby represents and warrants to Firstar as follows:

    4.1 CORPORATE ORGANIZATION. (a) U.S. Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. U.S. Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on U.S. Bancorp. U.S. Bancorp is duly registered as a bank holding company and has become a financial holding company under the BHC Act, and meets the requirements of Section 4(l) of the BHC Act. True and complete copies of the Certificate of Incorporation of U.S. Bancorp (the "U.S. Bancorp Certificate") and By-Laws of U.S. Bancorp, as in effect as of the date of this Agreement, have previously been made available by U.S. Bancorp to Firstar.

    (b) Each U.S. Bancorp Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on U.S. Bancorp, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    4.2 CAPITALIZATION. The authorized capital stock of U.S. Bancorp consists of 1,500,000,000 shares of U.S. Bancorp Common Stock, of which, as of October 3, 2000, 743,413,381 shares were issued and outstanding and 14,780,780 shares were held in treasury, and 50,000,000 shares of preferred stock, par value $1.00 per share (the "U.S. Bancorp Preferred Stock" and, together with the U.S. Bancorp Common Stock, the "U.S. Bancorp Capital Stock"), of which, as of October 3, 2000, 53,739 shares were issued and outstanding. All of the issued and outstanding shares of U.S. Bancorp Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of the U.S. Bancorp Option Agreement, the U.S. Bancorp Stock Plans as in effect as of the date hereof (including reload options that may be issued under the terms of such plans or the award agreements thereunder), outstanding warrants to the extent reserved for as described in clause (v) of the following sentence and the U.S. Bancorp DRIP (as defined below), U.S. Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of U.S. Bancorp Capital Stock or any other equity securities of U.S. Bancorp or any securities representing the right to purchase or otherwise receive any shares of U.S. Bancorp Capital Stock (collectively, the "U.S. Bancorp Rights"). As of October 3, 2000, no shares of U.S. Bancorp Capital Stock were reserved for issuance except for (i) 147,939,263 shares of U.S. Bancorp Common Stock reserved for issuance upon exercise of the U.S. Bancorp Option Agreement,
(ii) 91,215,337 shares of U.S. Bancorp Common Stock reserved for issuance pursuant to employee and director stock plans in effect as of the date hereof (the "U.S. Bancorp Stock Plans"), (iii) 819,876 shares reserved for issuance pursuant to the rights agreement, dated as of January 4, 1999, by and between U.S. Bancorp and U.S. Bank National Association, (iv) 6,002,452 shares reserved for issuance pursuant to the U.S. Bancorp Automatic Dividend Reinvestment and Common Stock Purchase Plan (the "U.S. Bancorp DRIP"), and (v) 206,141 shares reserved for issuance pursuant to warrants granted. Since October 3, 2000, U.S. Bancorp has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as expressly permitted by Section 5.2 and pursuant to (A) the exercise of employee and director stock options granted and warrants issued prior to such date, (B) the U.S. Bancorp DRIP and (C) pursuant to the U.S. Bancorp Option Agreement. U.S. Bancorp shall terminate or suspend the U.S. Bancorp DRIP prior to the next record date to be declared following the date hereof with respect to the quarterly dividend payable on shares of U.S. Bancorp Common Stock (currently anticipated to be on or about December 1, 2000) such that no shares of U.S. Bancorp Capital Stock shall thereafter be issued or become issuable pursuant thereto (the date of such termination or suspension, the "DRIP Suspension Date"). As of the date hereof, the board of directors of U.S. Bancorp has taken all action necessary to provide that (1) the payroll period ending on the date following the date hereof shall be the last day of the last Purchase Period under the U.S. Bancorp Employee Stock Purchase Plan of 1984 (as amended and restated) and (2) no new Purchase Periods shall commence under such Plan.

    4.3 AUTHORITY; NO VIOLATION. (a) U.S. Bancorp has full corporate power and authority to execute and deliver this Agreement and each of the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of U.S. Bancorp. The Board of Directors of U.S. Bancorp has directed that this Agreement and the transactions contemplated hereby be submitted to U.S. Bancorp's shareholders for adoption at a meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of U.S. Bancorp Common Stock entitled to vote thereon, no corporate proceedings on the part of U.S. Bancorp are necessary to approve this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by U.S. Bancorp and (assuming due authorization, execution and delivery by Firstar) constitutes the valid and binding obligation of U.S. Bancorp, enforceable against U.S. Bancorp in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement by U.S. Bancorp, nor the consummation by U.S. Bancorp of the transactions contemplated hereby, nor compliance by U.S. Bancorp with any of the terms or provisions hereof, will
(i) violate any provision of the U.S. Bancorp Certificate or By-Laws, or
(ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to U.S. Bancorp, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of U.S. Bancorp, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which U.S. Bancorp, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (B) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate will not have a Material Adverse Effect on U.S. Bancorp.

    4.4 CONSENTS AND APPROVALS. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (b) the pre-merger notification requirements of the HSR Act, (c) the State Approvals, (d) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus and any filings under the Securities Act required in connection with the issuance of shares of U.S. Bancorp Common Stock pursuant to the U.S. Bancorp Option Agreement, (e) the filing of the Wisconsin Articles with the Wisconsin Department pursuant to the WBCL, (f) the filing of the Delaware Certificate with the Delaware Secretary pursuant to the DGCL,
(g) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, insurance companies and agents, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws and (h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Surviving Corporation Common Stock pursuant to this Agreement or the resale of shares of U.S. Bancorp Common Stock as contemplated by the U.S. Bancorp Stock Option Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by U.S. Bancorp of this Agreement and (ii) the consummation by U.S. Bancorp of the transactions contemplated hereby, except to the extent that the absence of any such consent, authorization, approval, filing or exemption would not, individually or in the aggregate, have a Material Adverse Effect on U.S. Bancorp or the Surviving Corporation.

    4.5 REGULATORY COMPLIANCE. (a) Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of U.S. Bancorp and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of U.S. Bancorp, investigation into the business or operations of U.S. Bancorp or any of its Subsidiaries since January 1, 1998, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of U.S. Bancorp or any of its Subsidiaries that, in the reasonable judgment of U.S. Bancorp, will have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp.

    (b) Neither U.S. Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the U.S. Bancorp Disclosure Schedule, a "U.S. Bancorp Regulatory Agreement"), nor has U.S. Bancorp or any of its Subsidiaries been advised since January 1,

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
1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such U.S. Bancorp Regulatory Agreement.

    4.6 FINANCIAL STATEMENTS. Copies of the consolidated balance sheets of U.S. Bancorp and its Subsidiaries as of December 31, for the fiscal years 1998 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in U.S. Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC under the Exchange Act (the "U.S. Bancorp 10-K"), in each case accompanied by the audit report of Ernst & Young LLP, independent accountants with respect to U.S. Bancorp, have previously been made available to Firstar. The December 31, 1999 consolidated balance sheet of U.S. Bancorp (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of U.S. Bancorp and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of U.S. Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of U.S. Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKER'S FEES. Except for Goldman, Sachs & Co., none of U.S. Bancorp nor any U.S. Bancorp Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

    4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in U.S. Bancorp Reports (as defined below) filed prior to the date hereof, since June 30, 2000, no event or events have occurred that has had, individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp.

    (b) Except as publicly disclosed in U.S. Bancorp Reports filed prior to the date hereof, since June 30, 2000, U.S. Bancorp and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    4.9 LEGAL PROCEEDINGS. (a) Neither U.S. Bancorp nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of U.S. Bancorp's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against U.S. Bancorp or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the U.S. Bancorp Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and that, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply generally to financial holding companies, bank holding companies or banks) imposed upon U.S. Bancorp, any of its Subsidiaries or the assets of U.S. Bancorp or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp or the Surviving Corporation.

    4.10 TAXES AND TAX RETURNS. (a) Each of U.S. Bancorp and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp. The U.S. federal income tax returns of U.S. Bancorp and its Subsidiaries have been examined by the IRS for all years to and including 1993 or, in the case of West One Bancorp, 1987; the material state income tax returns of U.S. Bancorp and its Subsidiaries have been examined by the relevant state taxing authorities as follows: for U.S. Bancorp by the State of Minnesota for all years to and including 1993; for Former U.S. Bancorp of Portland, Ore. by the State of Oregon for all years to and including 1985 and by the State of Idaho for all years to and including 1994; for West One Bancorp by the State of Idaho for all years to and including 1994; and any liability with respect thereto has been satisfied and any liability with respect to deficiencies asserted as a result of such examination has been reserved against in accordance with GAAP. There are no material disputes pending, or claims asserted for, Taxes or assessments upon U.S. Bancorp or any of its Subsidiaries for which U.S. Bancorp has not established reserves in accordance with GAAP. In addition, (A) proper and accurate amounts have been withheld by U.S. Bancorp and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on U.S. Bancorp, (B) federal, state and local returns that are accurate and complete in all material respects have been filed by U.S. Bancorp and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on U.S. Bancorp, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or provision therefor has been included by U.S. Bancorp in its consolidated financial statements in accordance with GAAP, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on U.S. Bancorp and (D) there are no Tax liens upon any property or assets of U.S. Bancorp or its Subsidiaries except liens for current Taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp. Neither U.S. Bancorp nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by U.S. Bancorp or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case, that has had or will have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp. Except as set forth in the financial statements described in Section 4.6 (including the related notes, where applicable), neither U.S. Bancorp nor any of its Subsidiaries has entered into a transaction that is being accounted for as an installment obligation under Section 453 of the Code, that will have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp.

    (b) No deduction has been disallowed under Section 162(m) of the Code for employee remuneration of any amount paid or payable by U.S. Bancorp or any Subsidiary of U.S. Bancorp under any contract, plan, program, arrangement or understanding, except for such disallowed deductions that will not, either individually or in the aggregate, have a Material Adverse Effect on U.S. Bancorp.

    4.11 EMPLOYEE BENEFIT PLANS. (a) The U.S. Bancorp Disclosure Schedule sets forth a true and complete list of each material employee or director benefit, employment or compensation plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "U.S. Bancorp Benefit Plans") by U.S. Bancorp, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "U.S. Bancorp ERISA Affiliate"), all of which together with U.S. Bancorp would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

    (b) True and complete copies of each of the U.S. Bancorp Benefit Plans have previously been made available to Firstar. The copies of the U.S. Bancorp Benefit Plans set forth as exhibits to the U.S. Bancorp 10-K are true and complete copies thereof.

    (c) (i) Each of the U.S. Bancorp Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the U.S. Bancorp Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of U.S. Bancorp, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such U.S. Bancorp Benefit Plan, (iii) with respect to each U.S. Bancorp Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such U.S. Bancorp Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such U.S. Bancorp Benefit Plan's actuary with respect to such U.S. Bancorp Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such U.S. Bancorp Benefit Plan allocable to such accrued benefits, (iv) no U.S. Bancorp Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of U.S. Bancorp or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law,
(B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of U.S. Bancorp or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary), (v) no material liability under Title IV of ERISA has been incurred by U.S. Bancorp, its Subsidiaries or any U.S. Bancorp ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to U.S. Bancorp, its Subsidiaries or any U.S. Bancorp ERISA Affiliate of incurring a material liability thereunder, (vi) no U.S. Bancorp Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by U.S. Bancorp or its Subsidiaries as of the Effective Time with respect to each U.S. Bancorp Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and
Section 412 of the Code, (viii) none of U.S. Bancorp, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which U.S. Bancorp, its Subsidiaries or any U.S. Bancorp Benefit Plan will be subject to either a material civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the best knowledge of U.S. Bancorp there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the U.S. Bancorp Benefit Plans or any trusts related thereto that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp.

    (d) Neither the execution and delivery of this Agreement nor the shareholder approval or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of U.S. Bancorp or any of its affiliates from U.S. Bancorp or any of its affiliates under any U.S. Bancorp Benefit Plan or otherwise, (ii) increase or affect the calculation of the amount of any benefits otherwise payable under any U.S. Bancorp Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding of any trust or other funding vehicle or (v) limit or prohibit the ability to amend, merge, terminate or receive a reversion of assets from any U.S. Bancorp Benefit Plan or related trust.

    4.12 SEC REPORTS. An accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by U.S. Bancorp with the SEC pursuant to the Securities Act or the Exchange Act (the "U.S. Bancorp Reports") and prior to the date hereof and (b) communication mailed by U.S. Bancorp to its shareholders since January 1, 1997 and prior to the date hereof, has previously been made available to Firstar, and no such U.S. Bancorp Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all U.S. Bancorp Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.13 COMPLIANCE WITH APPLICABLE LAW. U.S. Bancorp and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to U.S. Bancorp or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on U.S. Bancorp.

    4.14 CERTAIN CONTRACTS. (a) Neither U.S. Bancorp nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the U.S. Bancorp Reports, (iii) that materially restricts the conduct of any line of business by U.S. Bancorp or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a financial holding company or bank holding company may lawfully engage or (iv) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this
Section 4.14(a) and in Section 4.11(a), whether or not set forth in the U.S. Bancorp Disclosure Schedule, is referred to herein as a "U.S. Bancorp Contract", and neither U.S. Bancorp nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that will have, individually or in the aggregate, a Material Adverse Effect on U.S. Bancorp.

    (b) (i) Each U.S. Bancorp Contract is valid and binding on U.S. Bancorp or any of its Subsidiaries, as applicable, and in full force and effect, (ii) U.S. Bancorp and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each U.S. Bancorp Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on U.S. Bancorp, and
(iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of U.S. Bancorp or any of its Subsidiaries under any such U.S. Bancorp Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on U.S. Bancorp.

    4.15 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of U.S. Bancorp included in the U.S. Bancorp December 31, 1999

Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1999, neither U.S. Bancorp nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on U.S. Bancorp.

    4.16 INSURANCE. U.S. Bancorp and its Subsidiaries have in effect insurance coverage with reputable insurers, that in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their Subsidiaries comparable in size and operations to U.S. Bancorp and its Subsidiaries.

    4.17 CHARTER PROVISIONS; STATE TAKEOVER LAWS. The board of directors of U.S. Bancorp has approved the transactions contemplated by this Agreement and the U.S. Bancorp Option Agreement for purposes of Article Eighth of the U.S. Bancorp Certificate and Section 203 (a)(1) of the DGCL such that the provisions of Article Eighth of the U.S. Bancorp Certificate or Section 203 of the DGCL will not apply to this Agreement or the U.S. Bancorp Option Agreement or any of the transactions contemplated hereby or thereby.

    4.18 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, U.S. Bancorp has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Firstar Disclosure Schedule and the U.S. Bancorp Disclosure Schedule) or the Option Agreements, each of U.S. Bancorp and Firstar shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would adversely affect or delay the ability of either U.S. Bancorp or Firstar to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby.

    5.2 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in the U.S. Bancorp Disclosure Schedule or the Firstar Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements or as otherwise indicated in this Section 5.2, neither U.S. Bancorp nor Firstar shall, and neither U.S. Bancorp nor Firstar shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld or delayed):

    (a) other than in the ordinary course of business, incur any material amount of indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 5.2(a) "short-term" shall mean maturities of six months or less) and indebtedness of it or any of its Subsidiaries to it or any of its wholly-owned Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements);

    (b) (i) adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except
(A) in the case of Firstar, for regular quarterly cash dividends at a rate not in excess of $.1625 per share of Firstar Common Stock, (B) in the case of U.S. Bancorp, for regular quarterly cash dividends on U.S. Bancorp Common Stock at a rate not in excess of $.215 per share of U.S. Bancorp Common Stock and for dividends required by the terms of the Term Preferred Stock as in effect as of the date hereof and (C) dividends paid by any of the Subsidiaries of each of U.S. Bancorp and Firstar to U.S. Bancorp or Firstar or any of their wholly-owned Subsidiaries, respectively, (iii) grant any stock appreciation rights or similar rights the value or payment of which is based upon the price of any capital stock thereof, or grant any individual, corporation or other entity any stock option (other than reload options issued in connection with the exercise of stock options outstanding as of the date hereof), warrant, convertible security or other right to acquire any shares of its capital stock; PROVIDED, HOWEVER, that, notwithstanding the foregoing, U.S. Bancorp may, to the extent consistent with the treatment of the Merger as a "pooling of interests," issue new options for up to 1 million shares of U.S. Bancorp Common Stock in connection with hires and counteroffers after consultation with Firstar, or (iv) issue any additional shares of capital stock except pursuant to (A) the exercise of stock options or warrants outstanding as of the date hereof or of reload options issued in connection with the exercise of such stock options or (B) the U.S. Bancorp Option Agreement, in the case of U.S. Bancorp, or the Firstar Option Agreement, in the case of Firstar; or

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any material part of its business or any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

    (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other individual, corporation or other entity other than a Subsidiary thereof;

    (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any Firstar Contract or U.S. Bancorp Contract, as applicable, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

    (f) (i) other than in the ordinary course of business or as required by agreements and plans as in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any of its employees or directors or
(ii) pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors or (iii) become a party to, amend or commit itself to any pension, retirement, profit-sharing, consulting, change of control, severance or welfare benefit plan or agreement (or any individual agreements evidencing grants or awards thereunder) or employment agreement with or for the benefit of any employee or director, or
(iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

    (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger or consolidation of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and it has discontinued any such negotiations or discussions initiated prior to the date hereof and shall promptly notify the other party hereto of all of the relevant details relating to all inquiries and proposals that it may receive from and after the date hereof through and excluding the Effective Time relating to any of such matters); PROVIDED that it may, and may permit its employees, agents and representatives to, furnish or cause to be furnished confidential information and participate in such negotiations or discussions to the extent that that such actions are required in order to comply with the fiduciary duties of it and its directors under applicable law; PROVIDED further that prior to providing any non-public information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms at least as favorable to it as the Confidentiality Agreement (as defined in Section 6.2(b));

    (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business, or involving any restriction on the conduct of its business;

    (i) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of U.S. Bancorp or Firstar to exercise its rights under the Firstar Option Agreement or the U.S. Bancorp Option Agreement, as the case may be;

    (j) amend its certificate of incorporation or its by-laws;

    (k) other than in consultation with the other party to this Agreement, materially restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

    (l) take any action that is intended or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

    (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

    (n) file or amend any tax return except in the ordinary course of business and consistent with past practice, settle or compromise any material tax liability, make, change or revoke any material tax election, or change any method of tax accounting except as required by applicable law; or

    (o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited to it by this Section 5.2.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1 REGULATORY MATTERS. (a) U.S. Bancorp and Firstar shall promptly prepare and file with the SEC the Joint Proxy Statement and U.S. Bancorp shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of U.S. Bancorp and Firstar shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and U.S. Bancorp and Firstar shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. U.S. Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Firstar shall furnish all information concerning Firstar and the holders of Firstar Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) and the Option Agreements, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. U.S. Bancorp and Firstar shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Firstar or U.S. Bancorp, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Option Agreements and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) U.S. Bancorp and Firstar shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of U.S. Bancorp, Firstar or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) U.S. Bancorp and Firstar shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement or the Option Agreements that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of U.S. Bancorp and Firstar, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of U.S. Bancorp and Firstar shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that U.S. Bancorp or Firstar, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither U.S. Bancorp nor Firstar nor any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of U.S. Bancorp's or Firstar's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of U.S. Bancorp and Firstar shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of confidentiality agreement, dated September 30, 2000, between U.S. Bancorp and Firstar (the "Confidentiality Agreement").

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    6.3 SHAREHOLDERS' APPROVALS. Each of U.S. Bancorp and Firstar shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite shareholder approvals required in connection with this Agreement and the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The boards of directors of each of Firstar and U.S. Bancorp shall use its reasonable best efforts to obtain from such shareholders the vote in favor of the approval of this Agreement required by the WBCL, in the case of Firstar, or by the DGCL and, as applicable, the rules of the NYSE, in the case of U.S. Bancorp, to consummate the transactions contemplated hereby; PROVIDED that the use of such reasonable best efforts shall not be deemed to require a party to maintain in place a recommendation that such party's shareholders adopt this Agreement and approve the transactions contemplated hereby to the extent such action is inconsistent with the fiduciary duties of such party's board of directors under applicable law.

    6.4 LEGAL CONDITIONS TO MERGER. Each of U.S. Bancorp and Firstar shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Firstar or U.S. Bancorp or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

    6.5 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of U.S. Bancorp and Firstar shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (as applicable, for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meetings called by U.S. Bancorp and Firstar to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of U.S. Bancorp Common Stock or Firstar

Common Stock held by such "affiliate" and, in the case of the "affiliates" of Firstar, the shares of Surviving Corporation Common Stock to be received by such "affiliate" in the Merger.

    (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least
30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    6.6 STOCK EXCHANGE LISTING. U.S. Bancorp shall cause the shares of Surviving Corporation Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    6.7 EMPLOYEE BENEFIT PLANS. (a) From and after the Effective Time, unless otherwise mutually determined, the Firstar Benefit Plans and U.S. Bancorp Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Firstar or U.S. Bancorp (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, Firstar and U.S. Bancorp shall cooperate in reviewing, evaluating and analyzing the U.S. Bancorp Benefit Plans and Firstar Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. From and after the Effective Time, the Surviving Corporation will recognize the prior service with U.S. Bancorp, Firstar or their respective Subsidiaries of each employee of U.S. Bancorp, Firstar or any of their respective subsidiaries as of the Effective Time (the "Employees") in connection with all employee benefit plans in which such Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, the Surviving Corporation will (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Surviving Corporation to be waived with respect to the Employees and their eligible dependents (to the extent such conditions, limitations or waiting periods have been otherwise satisfied under the applicable U.S. Bancorp Benefit Plan or Firstar Benefit Plan) and (ii) give each Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for eligible expenses incurred under the applicable U.S. Bancorp Benefit Plan or Firstar Benefit Plan prior to the Effective Time.

    (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor and cause to be paid in accordance with their terms all benefits vested as of the Effective Time under the Firstar Benefit Plans and the U.S. Bancorp Benefit Plans, including change-of-control benefits related to the Merger as required by plans and agreements as in effect on the date hereof; PROVIDED, HOWEVER, that, with respect to the U.S. Bancorp Benefit Plan, the U.S. Bancorp board of directors or the appropriate committee thereof has taken all action necessary (to the extent such action is not inconsistent with Section 5.2(i)) to deem the transactions contemplated hereby to be no more than a "partial change of control" for purposes of each U.S. Bancorp Benefit Plan to which such concept applies, including those set forth on Schedule 6.7(b), and has not and shall not cause or permit the funding of any rabbi or grantor trust associated with any U.S. Bancorp Benefit Plan.

    (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any U.S. Bancorp Benefit Plans, Firstar Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

    6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Firstar, U.S. Bancorp or any of their respective subsidiaries, (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of U.S. Bancorp or Firstar or any of their subsidiaries or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

    (b) The Surviving Corporation shall use its reasonable best efforts to cause the individuals serving as officers and directors of U.S. Bancorp, Firstar, and each of their respective subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by U.S. Bancorp (PROVIDED that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.

    (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

    (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Firstar, on the one hand, and a Subsidiary of U.S. Bancorp, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Firstar.

    6.10 ADVICE OF CHANGES. U.S. Bancorp and Firstar shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a failure of any of the conditions to consummation of the Merger contained herein.

    6.11 DIVIDENDS. After the date of this Agreement, each of U.S. Bancorp and Firstar shall coordinate with the other the declaration of any dividends in respect of U.S. Bancorp Common Stock and Firstar Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of neither Firstar Common Stock nor U.S. Bancorp

Common Stock shall receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Firstar Common Stock or U.S. Bancorp Common Stock, as the case may be, and any shares of Surviving Corporation Common Stock any such holder receives in exchange therefor in the Merger. It is understood that the parties intend that the first regular quarterly dividend of Surviving Corporation following consummation of the Merger shall be increased in accordance with past practices, subject to approval by the board of directors.

    6.12  EXEMPTION FROM LIABILITY UNDER SECTION 16(B). FIRSTAR
INSIDERS.  Assuming that Firstar delivers to U.S. Bancorp the Firstar
Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the board of directors of U.S. Bancorp, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Firstar Insiders (as defined below) of Surviving Corporation Common Stock in exchange for shares of Firstar Common Stock, and of options to purchase shares of Surviving Corporation Common Stock upon conversion of options to purchase shares of Firstar Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Firstar Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Firstar Section 16 Information" shall mean information accurate in all respects regarding the Firstar Insiders, the number of shares of Firstar Common Stock held by each such Firstar Insider and expected to be exchanged for Surviving Corporation Common Stock in the Merger, and the number and description of the options to purchase shares of Firstar Common Stock held by each such Firstar Insider and expected to be converted into options to purchase shares of Surviving Corporation Common Stock in connection with the Merger. "Firstar Insiders" shall mean those officers and directors of Firstar who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Firstar Section 16 Information.

    6.13  EXEMPTION FROM LIABILITY UNDER SECTION 16(B). U.S. BANCORP
INSIDERS. The board of directors of U.S. Bancorp, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing in substance that the receipt by the U.S. Bancorp Insiders (as defined below) of Surviving Corporation Common Stock in exchange for shares of U.S. Bancorp Common Stock, and of options to purchase shares of Surviving Corporation Common Stock upon conversion of options to purchase shares of U.S. Bancorp Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the U.S. Bancorp Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "U.S. Bancorp
Section 16 Information" shall mean information accurate in all respects regarding the U.S. Bancorp Insiders, the number of shares of U.S. Bancorp Common Stock held by each such U.S. Bancorp Insider and expected to be exchanged for Surviving Corporation Common Stock in the Merger, and the number and description of the options to purchase shares of U.S. Bancorp Common Stock held by each such U.S. Bancorp Insider and expected to be converted into options to purchase shares of Surviving Corporation Common Stock in connection with the Merger. "U.S. Bancorp Insiders" shall mean those officers and directors of U.S. Bancorp who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the U.S. Bancorp Section 16 Information.

    6.14 LIST OF OPTION HOLDERS. Within five business days of the date hereof, each party shall provide the other party with a list of its option holders, the date of each option to purchase U.S. Bancorp Common Stock or Firstar Common Stock, as the case may be, granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under the applicable stock plan.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the respective requisite affirmative votes of the holders of Firstar Common Stock and U.S. Bancorp Common Stock entitled to vote thereon.

    (b) NYSE LISTING. The shares of Surviving Corporation Common Stock that shall be issued upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

    (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, materially restricts or makes illegal consummation of the Merger.

    (f) FEDERAL TAX OPINION. Firstar shall have received an opinion from Wachtell, Lipton, Rosen & Katz, and U.S. Bancorp shall have received an opinion from Sullivan & Cromwell, in form and substance reasonably satisfactory to Firstar and U.S. Bancorp, respectively, in each case dated the Closing Date (as defined in Section 9.1), substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion that are consistent with the state of facts existing at the Effective Time: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and U.S. Bancorp and Firstar will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by U.S. Bancorp or Firstar as a result of the Merger; and (iii) no gain or loss will be recognized by shareholders who exchange all of their U.S. Bancorp Common Stock or Firstar Common Stock, as the case may be, solely for Surviving Corporation Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Surviving Corporation Common Stock). In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of U.S. Bancorp, Firstar and others.

    (g) POOLING OF INTERESTS. U.S. Bancorp and Firstar shall each have received a letter from their respective independent accountants addressed to Firstar or U.S. Bancorp, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    7.2 CONDITIONS TO OBLIGATIONS OF U.S. BANCORP. The obligation of U.S. Bancorp to effect the Merger is also subject to the satisfaction, or waiver by U.S. Bancorp, at or prior to the Effective Time, of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Firstar set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties (other than the representations set forth in Section 3.2, which shall be true in all material respects) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or will have a Material Adverse Effect on Firstar or the Surviving Corporation. U.S. Bancorp shall have received a certificate signed on behalf of Firstar by the chief executive officer and the chief financial officer of Firstar to the foregoing effect.

    (b) PERFORMANCE OF OBLIGATIONS OF FIRSTAR. Firstar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and U.S. Bancorp shall have received a certificate signed on behalf of Firstar by the chief executive officer and the chief financial officer of Firstar to such effect.

    7.3 CONDITIONS TO OBLIGATIONS OF FIRSTAR. The obligation of Firstar to effect the Merger is also subject to the satisfaction or waiver by Firstar at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of U.S. Bancorp set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties (other than the representations set forth in Section 4.2, which shall be true in all material respects) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, has had or will have a Material Adverse Effect on U.S. Bancorp. Firstar shall have received a certificate signed on behalf of U.S. Bancorp by the chief executive officer and the chief financial officer of U.S. Bancorp to the foregoing effect.

    (b) PERFORMANCE OF OBLIGATIONS OF U.S. BANCORP. U.S. Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Firstar shall have received a certificate signed on behalf of U.S. Bancorp by the chief executive officer and the chief financial officer of U.S. Bancorp to such effect.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of U.S. Bancorp or Firstar:

    (a) by mutual consent of U.S. Bancorp and Firstar in a written instrument, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

    (b) by either the board of directors of U.S. Bancorp or the board of directors of Firstar if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the

Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

    (c) by either the board of directors of U.S. Bancorp or the board of directors of Firstar if the Merger shall not have been consummated on or before the date that is nine months after the date of this Agreement, unless the failure of the Closing (as defined in Section 9.1) to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

    (d) by either the board of directors of U.S. Bancorp or the board of directors of Firstar (PROVIDED that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Firstar, in the case of a termination by U.S. Bancorp, or U.S. Bancorp, in the case of a termination by Firstar, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and that is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either U.S. Bancorp or Firstar as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of U.S. Bancorp, Firstar, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither U.S. Bancorp nor Firstar shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of U.S. Bancorp and Firstar; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of U.S. Bancorp or Firstar, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of U.S. Bancorp Common Stock or Firstar Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of U.S. Bancorp or Firstar, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of U.S. Bancorp Common Stock or Firstar Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII, unless extended by mutual agreement of the parties (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements and the Confidentiality Agreement, which shall terminate in accordance with the terms thereof) shall survive the Effective Time, except for
Section 6.8 and for those other covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time.

    9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by U.S. Bancorp and Firstar.

    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to U.S. Bancorp, to:

             U.S. Bancorp
             U.S. Bank Place
             601 Second Avenue South
             Suite 2902
             Minneapolis, MN 55402

             Attention: Lee R. Mitau, Executive Vice President--
                        Corporate Development and General Counsel

             Telecopier: (612) 973-4072

            with a copy to:

             Sullivan & Cromwell
             125 Broad Street
             New York, New York 10004

             Attention: Mitchell S. Eitel, Esq.

             Telecopier: (212) 558-3588

            and

        (b)  if to Firstar, to:

             Firstar Corporation
             777 East Wisconsin Avenue
             Milwaukee, Wisconsin 53202

             Attention: Jennie P. Carlson, Executive Vice President,
                        General Counsel and Secretary

             Telecopier: (414) 765-6111

            with a copy to:

             Wachtell, Lipton, Rosen & Katz
             51 W. 52nd Street
             New York, NY 10019-6150

             Attention: Edward D. Herlihy
             Telecopier: (212) 403-2000

    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law or regulation.

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreement.

    9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

    9.9 PUBLICITY. Except as otherwise required by applicable law or the rules of the NYSE, neither U.S. Bancorp or Firstar shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Firstar, in the case of a proposed announcement or statement by U.S. Bancorp, or U.S. Bancorp, in the case of a proposed announcement or statement by Firstar, which consent shall not be unreasonably withheld.

    9.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, U.S. Bancorp and Firstar have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                                       FIRSTAR CORPORATION

                                                       By:  /s/ JERRY A. GRUNDHOFER
                                                            -----------------------------------------
                                                            Jerry A. Grundhofer
                                                            President and Chief Executive Officer

                                                       U.S. BANCORP

                                                       By:  /s/ JOHN F. GRUNDHOFER
                                                            -----------------------------------------
                                                            John F. Grundhofer
                                                            Chairman, President and Chief
                                                            Executive Officer

                                                                    APPENDIX A-1

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    AMENDMENT No. 1, dated as of October 23, 2000 (this "Amendment") by and between U.S. Bancorp, a Delaware corporation ("U.S. Bancorp"), and Firstar Corporation, a Wisconsin corporation ("Firstar").

    WHEREAS, U.S. Bancorp and Firstar have previously entered into that certain Agreement and Plan of Merger, dated as of October 3, 2000 (the "Agreement"); and

    WHEREAS, such persons wish to amend the Agreement pursuant to Section 8.3 thereof and as contemplated by Sections 1.7 and 1.8 thereof, in the manner set forth below;

    NOW, THEREFORE, the parties hereto agree as follows:

    1. All capitalized terms used and not defined herein shall have the meanings given them in the Agreement. All references to the Agreement in any other agreement between U.S. Bancorp and Firstar relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

    2. Section 1.7 of the Agreement is hereby amended and restated to state in its entirety as follows:

           1.7 CERTIFICATE OF INCORPORATION. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the U.S. Bancorp Certificate as in effect on the date hereof, except that the first sentence of Article Fourth thereof shall state in its entirety:

               The total number of shares of all classes of stock which the corporation shall have the authority to issue is 4,050,000,000, consisting of 50,000,000 shares of Preferred Stock of the par value of $1.00 each and 4,000,000,000 shares of Common Stock of the par value of $1.25 each.

    3. Section 1.8 of the Agreement is hereby amended and restated to state in its entirety as follows:

           1.8 BY-LAWS. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of the Surviving Corporation shall be in the form attached hereto as Exhibit C until changed or amended as provided therein or by applicable law.

    4. Section 3.3(b)(i) of the agreement is hereby amended and restated to state in its entirety as follows:

           (i) violate any provision of the Articles of Incorporation of Firstar (the "Firstar Articles") or By-Laws or

    5. The Agreement is hereby amended by inserting, after Exhibit B thereto, Annex 1 hereto as Exhibit C thereto.

    6. This Amendment shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to any applicable conflict of laws principles.

                                     A-1-1

    7. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    8. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          FIRSTAR CORPORATION

                                          By: /s/ JERRY A. GRUNDHOFER
                                             -----------------------------------
                                             Name: Jerry A. Grundhofer
                                             Title:  PRESIDENT AND CHIEF
                                                      EXECUTIVE OFFICER

                                          U.S. BANCORP

                                          By: /s/ JOHN F. GRUNDHOFER
                                             -----------------------------------
                                             Name: John F. Grundhofer
                                             Title:  CHAIRMAN, PRESIDENT AND
                                                      CHIEF  EXECUTIVE OFFICER

                                     A-1-2

                                                                         ANNEX 1

                                RESTATED BYLAWS
                                       OF
                                  U.S. BANCORP
                                   ARTICLE I.
                                    OFFICES

    Section 1.  OFFICES.

    The registered office of the Corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle, State of Delaware.

    The Corporation shall have offices at such other places as the Board of Directors may from time to time determine.

                                  ARTICLE II.
                                  STOCKHOLDERS

    Section 1.  ANNUAL MEETING.

    The annual meeting of the stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held on such date as the Board of Directors shall each year fix. Each such annual meeting shall be held at such place, within or without the State of Delaware, and hour as shall be determined by the Board of Directors. The day, place and hour of such annual meeting shall be specified in the notice of annual meeting.

    The meeting may be adjourned from time to time and place to place until its business is completed.

    Section 2.  SPECIAL MEETING.

    Special meetings of stockholders may be called by the Board of Directors or the Chief Executive Officer. The notice of such meeting shall state the purpose of such meeting and no business shall be transacted thereat except as stated in the notice thereof. Any such meeting may be held at such place within or without the State of Delaware as may be fixed by the Board of Directors or the Chief Executive Officer, and as may be stated in the notice of such meeting.

    Section 3.  NOTICE OF MEETING.

    Notice of every meeting of the stockholders shall be given in the manner prescribed by law.

    Section 4.  QUORUM.

    Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the holders of not less than one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum and the act of the majority of such quorum shall be deemed the act of the stockholders.

    If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, date, or time.

                                     A-1-3

    Section 5.  QUALIFICATION OF VOTERS.

    The Board of Directors may fix a day and hour not more than sixty nor less than ten days prior to the day of holding any meeting of the stockholders as the time as of which the stockholders entitled to notice of and to vote at such meeting shall be determined. Only those persons who were holders of record of voting stock at such time shall be entitled to notice of and to vote at such meeting.

    Section 6.  PROCEDURE.

    The presiding officer at each meeting of stockholders shall conclusively determine the order of business, all matters of procedure and whether or not a proposal is proper business to be transacted at the meeting and has been properly brought before the meeting.

    The Board shall appoint two or more inspectors of election to serve at every meeting of the stockholders at which Directors are to be elected.

    Section 7.  NOMINATION OF DIRECTORS.

    Only persons nominated in accordance with the following procedures shall be eligible for election by stockholders as Directors. Nominations of persons for election as Directors at a meeting of stockholders called for the purpose of electing Directors may be made (a) by or at the direction of the Board of Directors or (b) by any stockholder in the manner herein provided. For a nomination to be properly made by a stockholder, the stockholder must give written notice to the Secretary of the Corporation so as to be received at the principal executive offices of the Corporation not less than (i) with respect to an annual meeting of stockholders, 120 days in advance of the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, such notice must be so received a reasonable time before the solicitation is made, and (ii) with respect to a special meeting of stockholders for the election of Directors, the close of business on the seventh day following the date on which the notice of such meeting is first given to stockholders. Each such notice shall set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other Information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected.

    Section 8.  BUSINESS AT ANNUAL MEETING.

    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors; (c) in the case of a nomination for Director, properly brought in accordance with the procedures set forth in
Section 7 of Article II hereof; or (d) otherwise properly brought before the meeting by a stockholder entitled to vote at such meeting. For business other than a nomination for Director to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice to the Secretary of the Corporation so as to be received at the principal executive

                                     A-1-4
offices of the Corporation not less than 120 days in advance of the date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, such notice must be so received a reasonable time before the solicitation is made. Each such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting (v) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (w) the name and address of the stockholder proposing such business; (x) the class and number of shares of the Corporation which are beneficially owned by the stockholder; (y) any material interest of the stockholder in such business; and (z) such other information regarding such business as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the matter been proposed by the Board of Directors. Notwithstanding anything in these Bylaws to the contrary, no business shall be considered properly brought before an annual meeting by a stockholder unless it is brought in accordance with the procedures set forth in this Section 8 of
Article II.

                                  ARTICLE III.
                                   DIRECTORS

    Section 1.  NUMBER AND ELECTION.

    The Board of Directors of the Corporation shall consist of such number of Directors as are fixed from time to time by resolution of the Board and within the requirements set forth in the Certificate of Incorporation. Commencing with the annual election of Directors by the stockholders in 1986, the Directors shall be divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of Directors. The term of office of the initial Class I Directors shall expire at the annual election of Directors by the stockholders in 1987, the term of office of the initial
Class II Directors shall expire at the annual election of Directors by the stockholders in 1988, and the term of office of the initial Class III Directors shall expire at the annual election of Directors by the stockholders in 1989. At each annual election of Directors by the stockholders held after 1985, the Directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the Directors they succeed and shall be elected by the stockholders for a term expiring at the third succeeding annual election of Directors. In all cases, Directors shall hold office until their respective successors are elected by the stockholders and have qualified.

    In the event that the holders of any class or series of stock of the Corporation having a preference as to dividends or upon liquidation of the Corporation shall be entitled, by a separate class vote, to elect Directors as may be specified pursuant to Article Fourth of the Corporation's Restated Certificate of Incorporation, then the provisions of such class or series of stock with respect to their rights shall apply. The number of Directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed pursuant to the preceding paragraph. Except as otherwise expressly provided pursuant to Article Fourth of the Corporation's Restated Certificate of Incorporation, the number of Directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next annual meeting of stockholders and without regard to the classification of the remaining members of the Board of Directors and vacancies among Directors so elected by the separate class vote of any such class or series of stock shall be filled by the remaining Directors elected by such class or series, or, if there are no such remaining Directors, by the holders of such class or series in the same manner in which such class or series initially elected a Director.

                                     A-1-5

    If at any meeting for the election of Directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more Directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of Directors notwithstanding the absence of a quorum of the other class or classes of stock.

    Section 2.  VACANCIES.

    Vacancies and newly created directorships resulting from an increase in the number of Directors shall be filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, and such Directors so chosen shall hold office until the next election of the class for which such Directors shall have been chosen, and until their successors are elected and qualified.

    Section 3.  REGULAR MEETINGS.

    Regular meetings of the Board shall be held at such times and places as the Board may from time to time determine.

    Section 4.  SPECIAL MEETINGS.

    Special meetings of the Board may be called at any time, at any place and for any purpose by the Chairman of the Board, or the President, or by any officer of the Corporation upon the request of a majority of the entire Board.

    Section 5.  NOTICE OF MEETINGS.

    Notice of regular meetings of the Board need not be given.

    Notice of every special meeting of the Board shall be given to the Directors at their usual places of business, or at such other addresses as shall have been furnished by them for the purpose. Such notice shall be given at least twelve hours (three hours if meeting is to be conducted by conference telephone) before the meeting by telephone or by being personally delivered, mailed, or telegraphed. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

    Section 6.  QUORUM.

    Except as may be otherwise provided by law or in these Bylaws, the presence of one-third of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of such quorum shall be deemed the act of the Board.

    Less than a quorum may adjourn any meeting of the Board from time to time without notice.

    Section 7.  PARTICIPATION IN MEETINGS BY CONFERENCE TELEPHONE.

    Members of the Board, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

    Section 8.  POWERS.

    The business, property, and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which shall have and may exercise all the powers of the Corporation to do all such lawful acts and things as are not by law, or by the Certificate of Incorporation, or by these Bylaws, directed or required to be exercised or done by the stockholders.

                                     A-1-6

    Section 9.  COMPENSATION OF DIRECTORS.

    Directors shall receive such compensation for their services as shall be determined by a majority of the entire Board provided that Directors who are serving the Corporation as officers or employees and who receive compensation for their services as such officers or employees shall not receive any salary or other compensation for their services as Directors.

    Section 10.  COMMITTEES OF THE BOARD.

    A majority of the entire Board of Directors may designate one or more standing or temporary committees consisting of one or more Directors. The Board may invest such committees with such powers and authority, subject to the limitations of law and such conditions as it may see fit.

                                  ARTICLE IV.
                              EXECUTIVE COMMITTEE

    Section 1.  ELECTION.

    At any meeting of the Board, an Executive Committee, composed of the Chairman of the Board, the President, and not less than three other members, may be elected by a majority vote of the entire Board to serve until the Board shall otherwise determine. Either the Chairman of the Board or the President, whichever is the Chief Executive Officer, shall be the Chairman of the Executive Committee, and the other shall be the Vice Chairman thereof, unless the Board shall otherwise determine. Members of the Executive Committee shall be members of the Board.

    Section 2.  POWERS.

    The Executive Committee shall have and may exercise all of the powers of the Board of Directors when the Board is not in session, except that, unless specifically authorized by the Board of Directors, it shall have no power to
(a) elect directors or officers; (b) alter, amend, or repeal these Bylaws or any resolution of the Board of Directors relating to the Executive Committee;
(c) declare any dividend or make any other distribution to the stockholders of the Corporation; (d) appoint any member of the Executive Committee; or (e) take any other action which legally may be taken only by the Board.

    Section 3.  RULES.

    The Executive Committee shall adopt such rules as it may see fit with respect to the calling of its meetings, the procedure to be followed thereat, and its functioning generally. Any action taken with the written consent of all members of the Executive Committee shall be as valid and effectual as though formally taken at a meeting of said Executive Committee.

    Section 4.  VACANCIES.

    Vacancies in the Executive Committee may be filled at any time by a majority vote of the entire board.

                                   ARTICLE V.
                                    OFFICERS

    Section 1.  NUMBER.

    The officers of the Corporation shall be appointed or elected by the Board of Directors. The officers shall be a Chairman of the Board, a President, one or more Vice Chairmen, such number of Vice Presidents or other officers as the Board may from time to time determine, a Secretary, a

                                     A-1-7

Treasurer, and a Controller. The President shall be Chief Executive Officer unless the Board shall determine otherwise. The Chairman of the Board shall preside at all meetings of the Board and shall perform such other duties as may be assigned from time to time by the Board. In the absence of the Chairman or if such office shall be vacant, the President shall preside at all meetings of the Board. In the absence of the Chairman of the Board and the President, any other Board member designated by the Board may preside at all meetings of the stockholders and of the Board. The Board of Directors may appoint or elect a person as a Vice Chairman without regard to whether such person is a member of the Board of Directors.

    Section 2.  STAFF AND DIVISIONAL OFFICERS.

    The Chief Executive Officer may appoint at his discretion such persons to hold the title of staff vice president, divisional chairman, divisional president, divisional vice president or other similar designation. Such persons shall not be officers of the Corporation and shall retain such title at the sole discretion of the Chief Executive Officer who may at his will and from time to time make or revoke such designation.

    Section 3.  TERMS OF OFFICE.

    All officers, agents, and employees of the Corporation shall hold their respective offices or positions at the pleasure of the Board of Directors or the appropriate appointing authority and may be removed at any time by such authority with or without cause.

    Section 4.  DUTIES.

    The officers, agents, and employees shall perform the duties and exercise the powers usually incident to the offices or positions held by them respectively, and/or such other duties and powers as may be assigned to them from time to time by the Board of Directors or the Chief Executive Officer.

                                  ARTICLE VI.
             INDEMNIFICATION OF DIRECTORS, OFFICERS, AND EMPLOYEES

    Section 1.  GENERAL.

    The Corporation shall indemnify to the full extent permitted by and in the manner permissible under the Delaware General Corporation Law, as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person made, or threatened to be made, a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (i) is or was a director, advisory director, or officer of the Corporation or any predecessor of the Corporation, or (ii) is or was a director, advisory director or officer of the Corporation or any predecessor of the Corporation and served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, advisory director, officer, partner, trustee, employee or agent at the request of the Corporation or any predecessor of the Corporation; PROVIDED, HOWEVER, that except as provided in Section 4 of this Article VI, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

    Section 2.  ADVANCEMENT OF EXPENSES.

    The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the

                                     A-1-8
receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; PROVIDED, HOWEVER, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director, advisory director or officer in his or her capacity as a director, advisory director or officer (and not in any other capacity in which service was or is rendered by such person while a director, advisory director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director, advisory director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director, advisory director or officer is not entitled to be indemnified under this Article VI or otherwise.

    Section 3.  PROCEDURE FOR INDEMNIFICATION.

    To obtain indemnification under this Article VI, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 3, a determination, if required by applicable law, with respect to the claimant's entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by a majority vote of the Disinterested Directors (as hereinafter defined), even though less than a quorum, or by a majority vote of a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, or (ii) if there are no Disinterested Directors or if the Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the claimant, or (iii) if the Disinterested Directors so direct, by the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel at the request of the claimant, the Independent Counsel shall be selected by the Board of Directors unless there shall have occurred within two years prior to the date of the commencement to the action, suit or proceeding for which indemnification is claimed a "Change of Control of the Corporation" as defined in the Firstar Corporation 1998 Executive Stock Incentive Plan, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board of Directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

    Section 4.  CERTAIN REMEDIES.

    If a claim under Section 1 of this Article VI is not paid in full by the Corporation within thirty days after a written claim pursuant to Section 3 of this Article VI has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, Independent Counsel or stockholders) that the claimant

                                     A-1-9
has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    Section 5.  BINDING EFFECT.

    If a determination shall have been made pursuant to Section 3 of this
Article VI that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 4 of this Article VI.

    Section 6.  VALIDITY OF THIS ARTICLE VI.

    The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 4 of this Article VI that the procedures and presumptions of this Article VI are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article VI.

    Section 7.  NONEXCLUSIVITY, ETC.

    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this
Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of this Article VI shall in any way diminish or adversely affect the rights of any present or former director, advisory director, officer, employee or agent of the Corporation or any predecessor thereof hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

    Section 8.  INSURANCE.

    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to whom rights to indemnification have been granted as provided in Section 9 of this Article VI, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.

    Section 9.  INDEMNIFICATION OF OTHER PERSONS.

    The Corporation may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any present or former employee or agent of the Corporation or any predecessor of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of directors, advisory directors and officers of the Corporation.

    Section 10.  SEVERABILITY.

    If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion

                                     A-1-10
of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

    Section 11.  CERTAIN DEFINITIONS.

    For purposes of this Article VI:

           (1) "Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

           (2) "Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner that is experienced in matters of corporation law and shall include any such person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this
       Article VI.

    Section 12.  NOTICES.

    Any notice, request or other communication required or permitted to be given to the Corporation under this Article VI shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

                                  ARTICLE VII.
                                     STOCK

    Section 1.  CERTIFICATED OR UNCERTIFICATED SHARES.

    The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form. If shares are issued in uncertificated form, each stockholder shall be entitled upon written request to a stock certificate or certificates, representing and certifying the number and kind of full shares held, signed as provided in Section 2 of this Article VII. Certificates for shares of stock shall be in such form as the Board of Directors may from time to time prescribe. The shares of the stock of the Corporation shall be transferable on the books of the Corporation by the holder thereof in a person or by his or her attorney upon surrender for cancellation of a certificate or certificates for the same number of shares, or other evidence of ownership if no certificates shall have been issued, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the validity of the signature as the Corporation or its agents may reasonably require.

    Section 2.  SIGNATURES.

    The certificates of stock shall be signed by the Chairman, President, or a Vice President and by the Secretary or an Assistant Secretary, provided that if such certificates are signed by a transfer agent or transfer clerk and by a registrar, the signatures of such Chairman, President, Vice President, Secretary, or Assistant Secretary may be facsimiles, engraved, or printed.

    Section 3.  REPLACEMENT.

    No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, stolen, or destroyed except upon production of such evidence of such loss, theft, or destruction and upon delivery to the Corporation of a bond of indemnity in such amount, and upon such terms and secured by such surety as the Board of Directors or the Executive Committee in its discretion may require.

                                     A-1-11

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    Section 1.  SEAL.

    The Corporation seal shall bear the name of the Corporation, the date 1929 and the words "Corporate Seal, Delaware".

    Section 2.  FISCAL YEAR.

    The fiscal year of the Corporation shall begin on the first day of January in each year and shall end on the thirty-first day of December following.

                                  ARTICLE IX.
                                   AMENDMENTS

    Section 1.

    These Bylaws, or any of them, may from time to time be supplemented, amended, or repealed (a) by a majority vote of the entire Board of Directors or
(b) at any annual or special meeting of the stockholders.

                                   ARTICLE X.
                                EMERGENCY BYLAW

    Section 1.  OPERATIVE EVENT.

    The Emergency Bylaw provided in this Article X shall be operative during any emergency resulting from an attack on the United States, any nuclear or atomic incident, or other event which creates a state of disaster of sufficient severity to prevent the normal conduct and management of the affairs and business of the Corporation, notwithstanding any different provision in the preceding articles of the Bylaws or in the Certificate of Incorporation of the Corporation or in the General Corporation Law of Delaware. To the extent not inconsistent with this Emergency Bylaw, the Bylaws provided in the preceding Articles shall remain in effect during such emergency and upon the termination of such emergency the Emergency Bylaw shall cease to be operative unless and until another such emergency shall occur.

    Section 2.  NOTICE OF MEETING.

    During any such emergency, any meeting of the Board of Directors may be called by any officer of the Corporation or by any Director. Notice shall be given by such person or by any officer of the Corporation. The notice shall specify the place of the meeting, which shall be the head office of the Corporation at the time if feasible and otherwise any other place specified in the notice. The notice shall also specify the time of the meeting. Notice may be given only to such of the Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio. If given by mail, messenger, telephone, or telegram, the notice shall be addressed to the Directors at their residences or business addresses, or such other places as the person giving the notice shall deem most suitable. Notice shall be similarly given, to the extent feasible, to the other persons serving as Directors referred to in Section 3 below. Notice shall be given at least two days before the meeting if feasible in the judgment of the person giving the notice and otherwise on any shorter time he may deem necessary.

                                     A-1-12

    Section 3.  QUORUM.

    During any such emergency, at any meeting of the Board of Directors, a quorum shall consist of one-third of the number of Directors fixed at the time pursuant to Article III of the Bylaws. If the Directors present at any particular meeting shall be fewer than the number required for such quorum, other persons present, to the number necessary to make up such quorum, shall be deemed Directors for such particular meeting as determined by the following Provisions and in the following order of priority:

        (a) All Executive Vice Presidents of the Corporation in order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age; and

        (b) All Senior Vice Presidents of the Corporation in order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age; and

        (c) All Vice Presidents of the Corporation in order of their seniority of first election to such office, or if two or more shall have been first elected to such office on the same day, in the order of their seniority in age; and

        (d) Any other persons that are designated on a list that shall have been approved by the Board of Directors before the emergency, such persons to be taken in such order of priority and subject to such conditions as may be provided in the resolution approving the list.

    Section 4.  LINES OF MANAGEMENT SUCCESSION.

    The Board of Directors, during as well as before any such emergency, may provide and from time to time modify lines of succession in the event that during such an emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties.

    Section 5.  OFFICE RELOCATION.

    The Board of Directors, during as well as before any such emergency, may, effective in the emergency, change the head office or designate several alternative head offices or regional offices, or authorize the officers to do so.

    Section 6.  LIABILITY.

    No officer, director, or employee acting in accordance with this Emergency Bylaw shall be liable except for willful misconduct.

    Section 7.  REPEAL OR AMENDMENT.

    This Emergency Bylaw shall be subject to repeal or change by further action of the Board of Directors or by action of the stockholders, except that no such repeal or change shall modify the provisions of the next preceding paragraph with regard to action or inaction prior to the time of such repeal or change. Any such amendment of this Emergency Bylaw may make any further or different provision that may be practical and necessary for the circumstances of the emergency deems it to be in the best interest of the Corporation to do so.

                                     A-1-13

                                                                    APPENDIX A-2

                                AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    AMENDMENT No. 2, dated as of December 18, 2000 (this "Amendment") by and between U.S. Bancorp, a Delaware corporation ("U.S. Bancorp"), and Firstar Corporation, a Wisconsin corporation ("Firstar").

    WHEREAS, U.S. Bancorp and Firstar have previously entered into that certain Agreement and Plan of Merger, dated as of October 3, 2000, as amended by Amendment No. 1 thereto as of October 23, 2000 (the "Agreement"); and

    WHEREAS, such persons wish to amend the Agreement pursuant to Section 8.3 thereof in the manner set forth below;

    NOW, THEREFORE, the parties hereto agree as follows:

    1. All capitalized terms used and not defined herein shall have the meanings given them in the Agreement. All references to the Agreement in any other agreement between U.S. Bancorp and Firstar relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

    2. Section 1.7 of the Agreement is hereby amended and restated to state in its entirety as follows:

           1.7 CERTIFICATE OF INCORPORATION. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the U.S. Bancorp Certificate as in effect on the date hereof, except that the first sentence of Article Fourth thereof shall state in its entirety:

               The total number of shares of all classes of stock which the corporation shall have the authority to issue is 4,050,000,000, consisting of 50,000,000 shares of Preferred Stock of the par value of $1.00 each and 4,000,000,000 shares of Common Stock of the par value of $.01 each.

    3. This Amendment shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to any applicable conflict of laws principles.

    4. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    5. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

                                     A-2-1

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                             FIRSTAR CORPORATION

                                             By:  /s/ DAVID MOFFETT
                                                  ------------------------------------------
                                                  Name:  David Moffett
                                                  Title: VICE CHAIR AND CHIEF FINANCIAL
                                                         OFFICER

                                             U.S. BANCORP

                                             By:  /s/ LEE R. MITAU
                                                  ------------------------------------------
                                                  Name:  Lee R. Mitau
                                                  Title: EXECUTIVE VICE PRESIDENT--CORPORATE
                                                         DEVELOPMENT & GENERAL COUNSEL

                                     A-2-2

                                                                      APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated October 3, 2000, between Firstar Corporation, a Wisconsin corporation ("Issuer"), and U.S. Bancorp, a Delaware corporation ("Grantee").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the U.S. Bancorp Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 195,895,138 fully paid and nonassessable shares of Issuer's common stock, par value $0.01 per share ("Common Stock"), at a price of $22.25 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either
(i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in Section 2(e)) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to
Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (PROVIDED that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof: (i) Issuer or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the board of directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (B) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Issuer Subsidiary, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (D) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more Issuer Subsidiary or involving only any two or more of such Issuer Subsidiaries, PROVIDED that any such transaction is not entered into in violation of the terms of the Merger Agreement, be deemed to be an Acquisition Transaction; (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the board of directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction; (iii) any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder); iv) any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;
(v) after an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (A) would entitle Grantee to terminate the Merger Agreement and (B) shall not have been cured prior to the Notice Date (as hereinafter defined); or (vi) any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof: (i) the acquisition by any person of beneficial ownership of 20% or more of the then-outstanding Common Stock; or (ii) the occurrence of the Initial Triggering Event described in Section 2(b)(i), except that the percentage referred to in clause (C) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in Section 2(e), the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f), Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(e) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (c) promptly to take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (d) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as hereinafter defined), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (A) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made,
(B) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (C) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (D) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. Within the latter to occur of (a) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (b) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, PROVIDED that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or any Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one any Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or any Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined) or
(B) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated: (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets; (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option; (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7; and (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company that controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option

Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day or six-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (b) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (c) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (c) Issuer has taken all action (including if required redeeming all of the Firstar Shareholder Rights or amending or terminating the Firstar Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Firstar Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the

BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (c) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or
(d) any other manner approved by the Federal Reserve Board.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (a) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (b) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, PROVIDED that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination

Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or any Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one any Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or any Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined) or (B) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated: (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets; (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option; (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7; and (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company that controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the

Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day or six-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (b) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (c) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (c) Issuer has taken all action (including if required redeeming all of the Firstar Shareholder Rights or amending or terminating the Firstar Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Firstar Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (c) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (d) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Grantee in its sole discretion may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as hereinafter defined); PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to (i) $420 million, plus
(ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

    (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to
Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in Sections 15(a), 15(b) and 15 (c) with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    16. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined in Section 16(c)) exceed $630 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares subject to the Option (and any Substitution Option), (ii) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (iii) pay cash to Issuer, or Substitute Issuer, as the case may be, (iv) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (v) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d)) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not restrict any subsequent exercise of the Option which at such time complies with this sentence.

    (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, other than any amount received by Grantee upon the repurchase of Option Shares by Issuer pursuant to Section 7, after payment of application brokerage or sales commissions and discounts, over (B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (ii) all amounts received by Grantee upon the repurchase of the Option by Issuer pursuant to Section 7, plus
(iii) all equivalent amounts with respect to the Substitute Option and any amounts paid pursuant to Section 9.

    (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 16, transactions by a wholly-owned Subsidiary transferee of Grantee in respect of the Option Shares transferred to it shall be treated as if made by Grantee.

    17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to
Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant to Section 1(b) or 5), or Issuer or Substitute Option Issuer is not permitted to pay the full Surrender Price, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or the Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares, or to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

    19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

    21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                       FIRSTAR CORPORATION

                                                       By:  /s/ JERRY A. GRUNDHOFER
                                                            -----------------------------------------
                                                            Jerry A. Grundhofer
                                                            President and Chief Executive Officer

                                                       U.S. BANCORP

                                                       By:  /s/ JOHN F. GRUNDHOFER
                                                            -----------------------------------------
                                                            John F. Grundhofer
                                                            Chairman, President and Chief Executive
                                                            Officer

                                                                      APPENDIX C

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated October 3, 2000, between U.S. Bancorp, a Delaware corporation ("Issuer"), and Firstar Corporation, a Wisconsin corporation ("Grantee").

                              W I T N E S S E T H:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the Firstar Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 147,939,263 fully paid and nonassessable shares of Issuer's common stock, par value $1.25 per share ("Common Stock"), at a price of $23.1875 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either
(i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in Section 2(e)) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to
Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (PROVIDED that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof: (i) Issuer or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the board of directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving Issuer or Issuer Subsidiary, (B) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Issuer Subsidiary, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (D) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more Issuer Subsidiary or involving only any two or more of such Issuer Subsidiaries, PROVIDED that any such transaction is not entered into in violation of the terms of the Merger Agreement, be deemed to be an Acquisition Transaction; (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the board of directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction; (iii) any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder); (iv) any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;
(v) after an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (A) would entitle Grantee to terminate the Merger Agreement and (B) shall not have been cured prior to the Notice Date (as hereinafter defined); or (vi) any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof: (i) the acquisition by any person of beneficial ownership of 20% or more of the then-outstanding Common Stock; or (ii) the occurrence of the Initial Triggering Event described Section 2(b)(i), except that the percentage referred to in clause (C) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in Section 2(e), the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f), Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(e) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (c) promptly to take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (d) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as hereinafter defined), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (w) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made,
(x) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (z) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (i) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, PROVIDED that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or any Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or any Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or any Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined) or
(B) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated: (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets; (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option; (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7; and (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company that controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option

Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day or six-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (b) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise and (c) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (a) a widely dispersed public distribution, (b) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (c) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (d) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Grantee in its sole discretion may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as hereinafter defined); PROVIDED, HOWEVER, the Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to (i) $420 million, plus
(ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

    (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to
Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice or surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in Sections 15(a), 15(b) and 15(c) with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    16. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined in Section 16(c)) exceed $630 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares subject to the Option (and any Substitution Option), (ii) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (iii) pay cash to Issuer, or Substitute Issuer, as the case may be, (iv) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (v) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d)) of more than the Maximum Profit and, if exercise of the Option would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not restrict any subsequent exercise of the Option which at such time complies with this sentence.

    (c) For purposes of this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, other than any amount received by Grantee upon the repurchase of Option Shares by Issuer pursuant to Section 7, after payment of application brokerage or sales commissions and discounts, over (B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (ii) all amounts received by Grantee upon the repurchase of the Option by Issuer pursuant to Section 7, plus
(iii) all equivalent amounts with respect to the Substitute Option and any amounts paid pursuant to Section 9.

    (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). For purposes of this Section 16, transactions by a wholly-owned Subsidiary transferee of Grantee in respect of the Option Shares transferred to it shall be treated as if made by Grantee.

    17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to
Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant to Section 1(b) or 5), or Issuer or Substitute Option Issuer is not permitted to pay the full Surrender Price, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or the Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares, or to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

    19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

    21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                       U.S. BANCORP

                                                       By:  /s/ JOHN F. GRUNDHOFER
                                                            -----------------------------------------
                                                            John F. Grundhofer
                                                            Chairman, President and
                                                            Chief Executive Officer

                                                       FIRSTAR CORPORATION

                                                       By:  /s/ JERRY A. GRUNDHOFER
                                                            -----------------------------------------
                                                            Jerry A. Grundhofer
                                                            President and Chief Executive Officer

                                                                      APPENDIX D



PERSONAL AND CONFIDENTIAL



January 11, 2001



Board of Directors
U.S. Bancorp
U.S. Bank Place
601 Second Avenue South
Minneapolis, MN 55402



Ladies and Gentlemen:



    You have requested our opinion as to the fairness from a financial point of view to the holders (other than Firstar (as defined below)) of the outstanding shares of Common Stock, par value $1.25 per share (the "Shares"), of U.S. Bancorp (the "Company") of the exchange ratio of 1.265 shares of Common Stock, par value $0.01 per share (the "Surviving Corporation Common Stock"), of the surviving corporation (the "Surviving Corporation") in the merger of Firstar Corporation ("Firstar") with and into the Company to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of October 3, 2000, between Firstar and the Company, as amended by Amendment
No. 1, dated as of October 23, 2000, and Amendment No. 2, dated as of
December 18, 2000 (as so amended, the "Agreement"). The Agreement contemplates the merger of Firstar into the Company (the "Merger"), pursuant to which merger, the holders of each share of common stock, par value $0.01 per share, of Firstar will receive one share of Surviving Corporation Common Stock in exchange therefor.



    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as co-advisor to First Bank System, Inc. (the predecessor to the Company) in connection with its merger with U.S. Bancorp in March 1997, lead manager of a public offering of $45,000,000 of floating rate bank notes of the Company due 2000 in July 1997, lead manager of a public offering of $49,000,000 of floating rate CD notes of the Company due 2000 in August 1998, lead manager of a public offering of $49,000,000 of floating rate CD notes of the Company due 2001 in September 1998, lead manager of a public offering of $49,000,000 of floating rate CD notes of the Company due 1999 in September 1998, and having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. We also have provided certain investment banking services to Firstar from time to time. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Firstar for its own account and for the accounts of customers. Goldman, Sachs & Co. may provide investment banking services to Firstar and its subsidiaries in the future.



    In connection with this opinion, we have reviewed, among other things, the Registration Statement on Form S-4 of U.S. Bancorp dated January 11, 2001, including the Joint Proxy Statement/Prospectus relating to the Special Meetings of Stockholders of the Company and Firstar to be held in connection with the Agreement; the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Firstar for the five years ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Firstar; certain other communications from the Company and Firstar to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Firstar prepared by their respective managements (the "Forecasts"), including certain cost savings and operating synergies projected by the management of Firstar to result from the transaction contemplated by the Agreement and the impact of certain divestitures projected by the managements of the Company and Firstar (the "Synergies"). We also have held discussions with members of the senior management of the Company and Firstar regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Firstar Common Stock, compared certain financial and stock market information for the Company and Firstar with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry specifically and in other industries generally and performed such studies and analyses as we considered appropriate.



    We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, Firstar has not prepared a forecast of expected future performance beyond fiscal 2001. Accordingly, with your consent, our review with respect to earnings after fiscal 2001 for Firstar was limited to discussions with senior managers of Firstar and the Company, including with respect to the earnings growth estimates of research analysts for such periods. We have assumed that the Forecasts, including the Synergies, have been reasonably prepared and reflect the best currently available judgments and estimates of the managements of Firstar and the Company and that the Synergies will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for Firstar are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of the Company and Firstar or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Firstar or on the expected benefits of the transaction contemplated by the Agreement. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or a business combination with the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board or Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Shares should vote with respect to such transaction.



    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Firstar) of Shares.



Very truly yours,
/s/ GOLDMAN, SACHS & CO.
----------------------------
(GOLDMAN, SACHS & CO.)

                                                                      APPENDIX E


January 11, 2001


The Board of Directors
Firstar Corporation
777 Wisconsin Avenue
Milwaukee, WI 53202

Ladies and Gentlemen:


    You have asked us to advise you with respect to the fairness to the shareholders of Firstar Corporation (the "Company") from a financial point of view of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of October 3, 2000, as amended (the "Agreement"), by and between the Company and U.S. Bancorp ("U.S. Bancorp"). Pursuant to the Agreement, the Company will merge (the "Merger") with and into U.S. Bancorp whereby each outstanding share of common stock, par value $1.25 per share, of U.S. Bancorp will be converted into 1.265 shares of common stock (the "Exchange Ratio") of the corporation surviving the Merger (the "Surviving Corporation") and each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into one share of common stock of the Surviving Corporation.


    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and U.S. Bancorp, as well as the Agreement and certain related documents. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and U.S. Bancorp, and have met with the Company's and U.S. Bancorp's management to discuss the business and prospects of the Company and U.S. Bancorp.

    We have also considered certain financial and stock market data of the Company and U.S. Bancorp, and we have compared those data with similar data for other publicly held companies in businesses similar to those of the Company and U.S. Bancorp and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also relied upon the views of the Company's and U.S. Bancorp's management concerning the business, operational and strategic benefits and implications of the Merger, including financial forecasts provided to us by the Company and U.S. Bancorp relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of the Company and U.S. Bancorp.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and U.S. Bancorp's management as to the future financial performance of the Company and U.S. Bancorp and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger.

    You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and accounted for as a pooling of interests in accordance with generally accepted accounting principles. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of U.S. Bancorp, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the common stock of the Surviving Corporation when issued to U.S. Bancorp's or the Company's shareholders pursuant to the Merger or the prices at which such stock will trade subsequent to the Merger.

    We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and U.S. Bancorp for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation as to how any shareholder of the Company should vote or act on any matter relating to the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Company's shareholders from a financial point of view.

                                      Very truly yours,

                                      CREDIT SUISSE FIRST BOSTON CORPORATION

                                      /s/ CREDIT SUISSE FIRST BOSTON
                                      CORPORATION
                                      ------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the Delaware General Corporation Law and the U.S. Bancorp by-laws, U.S. Bancorp will indemnify any person made, or threatened to be made, a party to any action, suit, or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person is or was a director, advisory director, or officer of U.S. Bancorp, or is or was a director, advisory director or officer of U.S. Bancorp and served any other corporation or enterprise as a director, advisory director, officer, partner, trustee, employee or agent at the request of U.S. Bancorp, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1            Agreement and Plan of Merger, dated October 3, 2000, by and between Firstar Corporation, a Wisconsin corporation, and
                        U.S. Bancorp, a Delaware corporation (included as Appendix A to the Joint Proxy Statement-Prospectus included in this
                        Registration Statement).

         2.2            Amendment No. 1 to Agreement and Plan of Merger, dated as of
                        October 23, 2000, by and between Firstar Corporation, a
                        Wisconsin corporation, and U.S. Bancorp, a Delaware
                        corporation (included as Appendix A-1 to the Joint Proxy
                        Statement-Prospectus included in this Registration
                        Statement).

         2.3            Amendment No. 2 to Agreement and Plan of Merger, dated as of
                        December 18, 2000, by and between Firstar Corporation, a
                        Wisconsin corporation, and U.S. Bancorp, a Delaware
                        corporation (included as Appendix A-2 to the Joint Proxy
                        Statement-Prospectus included in this Registration
                        Statement).

         2.4            Stock Option Agreement, dated October 3, 2000, between U.S.
                        Bancorp, a Delaware corporation, and Firstar Corporation, a
                        Wisconsin corporation (included as Appendix B to the Joint
                        Proxy Statement-Prospectus included in this Registration
                        Statement).

         2.5            Stock Option Agreement, dated October 3, 2000, between
                        Firstar Corporation, a Wisconsin corporation, and U.S.
                        Bancorp, a Delaware corporation (included as Appendix C to the Joint Proxy Statement-Prospectus included in this Registration Statement).

         3.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to report on Form 10-Q for the quarter ended March 31, 1998).

         3.2 Bylaws of U.S. Bancorp, as amended (incorporated by reference to Exhibit 3.1 to report on Form 10-Q for the quarter ended June 30, 1998).

         4.1            Certificate of Designation and Terms of Term Participating
                        Preferred Stock of U.S. Bancorp (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4, filed
                        April 2, 1999, file number 333-75603).

         4.2            Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy
                        thereof to the Securities and Exchange Commission upon
                        request.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         4.3            Warrant Agreement, dated as of October 2, 1995, between U.S.
                        Bancorp and First Chicago Trust Company of New York, as
                        Warrant Agent and Form of Warrant (incorporated by reference to Exhibits 4.18 and 4.19 to Registration Statement on
                        Form S-3, File No. 33-61667).

         4.4            Form of Warrant Agreement, dated as of November 15, 1996,
                        between Monarch Bancorp (predecessor of Western Bancorp) and certain warrantholders, and accompanying forms of warrants, assumed by U.S. Bancorp upon its acquisition of Western
                        Bancorp on November 15, 1999. (Incorporated by reference to
                        Exhibit 4.5 to report on Form 10-K for the year ended
                        December 31, 1999).

         5.1            Opinion and consent of Sullivan & Cromwell as to the
                        validity of the securities being registered.
         8.1            Opinion of Sullivan & Cromwell regarding the federal income tax consequences of the merger.
         8.2            Opinion and consent of Wachtell, Lipton, Rosen & Katz
                        regarding the federal income tax consequences of the merger.
        23.1            Consent of Ernst & Young LLP regarding the audited financial statements of U.S. Bancorp.
        23.2            Consent of PricewaterhouseCoopers LLP regarding the audited financial statements of Firstar Corporation.
        23.3            Consent of Sullivan & Cromwell (included in Exhibit 5.1
                        hereto).
        23.4            Consent of Sullivan & Cromwell (included in Exhibit 8.1
                        hereto).
        23.5            Consent of Wachtell, Lipton, Rosen & Katz (included as
                        Exhibit 8.2 hereto).
        23.6            Consent of Goldman, Sachs & Co.
        23.7            Consent of Credit Suisse First Boston Corporation.
        24.1            Power of Attorney.*
        99.1            Opinion of Goldman, Sachs & Co. (included as Appendix D to the Joint Proxy Statement-Prospectus included in this
                        Registration Statement).
        99.2            Opinion of Credit Suisse First Boston Corporation (included as Appendix E to the Joint Proxy Statement-Prospectus
                        included in this Registration Statement).
        99.3            Form of Proxy to be used by U.S. Bancorp.
        99.4            Form of Proxy to be used by Firstar Corporation.


------------------------


*   Previously filed.


ITEM 22. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, or the most recent post-effective amendment of the Registration Statement, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time will be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (e) The undersigned Registrant hereby undertakes that every prospectus:
(i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


    (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to such registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 11, 2001.


                                                       U.S. BANCORP

                                                       By   /s/ JOHN F. GRUNDHOFER
                                                            -----------------------------------------
                                                            John F. Grundhofer
                                                            Chairman, President and Chief
                                                            Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this amendment to a Form S-4 registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      Signature                                           Date
                      ---------                                           ----
               /s/ JOHN F. GRUNDHOFER                            January 11, 2001
     -------------------------------------------
                 John F. Grundhofer
    Chairman, President, Chief Executive Officer
     and Director (principal executive officer)

                  /s/ ANDREW CECERE                              January 11, 2001
     -------------------------------------------
                    Andrew Cecere
               Chief Financial Officer
            (principal financial officer)

                /s/ TERRANCE R. DOLAN                            January 11, 2001
     -------------------------------------------
                  Terrance R. Dolan
        Senior Vice President and Controller
           (principal accounting officer)

                          *                                      January 11, 2001
     -------------------------------------------
              Linda L. Ahlers, Director

                          *                                      January 11, 2001
     -------------------------------------------
              Harry L. Bettis, Director

                          *                                      January 11, 2001
     -------------------------------------------
          Arthur D. Collins, Jr., Director

                          *                                      January 11, 2001
     -------------------------------------------
              Peter H. Coors, Director

                          *                                      January 11, 2001
     -------------------------------------------
             Robert L. Dryden, Director

                      Signature                                           Date
                      ---------                                           ----
                          *                                      January 11, 2001
     -------------------------------------------
             Joshua Green III, Director

                          *                                      January 11, 2001
     -------------------------------------------
            Delbert W. Johnson, Director

                          *                                      January 11, 2001
     -------------------------------------------
              Joel W. Johnson, Director

                          *                                      January 11, 2001
     -------------------------------------------
              Jerry W. Levin, Director

                          *                                      January 11, 2001
     -------------------------------------------
              Lester Pollack, Director

                          *                                      January 11, 2001
     -------------------------------------------
              Paul A. Redmond, Director

                          *                                      January 11, 2001
     -------------------------------------------
             Richard G. Reiten, Director

                          *                                      January 11, 2001
     -------------------------------------------
             S. Walter Richey, Director

                          *                                      January 11, 2001
     -------------------------------------------
             Warren R. Staley, Director


*By:                  /s/ TERRANCE R. DOLAN
             --------------------------------------
                     Terrance R. Dolan
              Pro se and as Attorney-in-Fact

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1            Agreement and Plan of Merger dated October 3, 2000, by and between Firstar Corporation, a Wisconsin corporation, and
                        U.S. Bancorp, a Delaware corporation (included as Appendix A to the Joint Proxy Statement-Prospectus included in this
                        Registration Statement).

         2.2            Amendment No. 1 to Agreement and Plan of Merger, dated as of
                        October 23, 2000, by and between Firstar Corporation, a
                        Wisconsin corporation, and U.S. Bancorp, a Delaware
                        corporation (included as Appendix A-1 to the Joint Proxy
                        Statement-Prospectus included in this Registration
                        Statement).

         2.3            Amendment No. 2 to Agreement and Plan of Merger, dated as of
                        December 18, 2000, by and between Firstar Corporation, a
                        Wisconsin corporation, and U.S. Bancorp, a Delaware
                        corporation (included as Appendix A-2 to the Joint Proxy
                        Statement-Prospectus included in this Registration
                        Statement).

         2.4            Stock Option Agreement, dated October 3, 2000, between U.S.
                        Bancorp, a Delaware corporation, and Firstar Corporation, a
                        Wisconsin corporation (included as Appendix B to the Joint
                        Proxy Statement-Prospectus included in this Registration
                        Statement).

         2.5            Stock Option Agreement, dated October 3, 2000, between
                        Firstar Corporation, a Wisconsin corporation, and U.S.
                        Bancorp, a Delaware corporation (included as Appendix C to the Joint Proxy Statement-Prospectus included in this Registration Statement).

         3.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to report on Form 10-Q for the quarter ended March 31, 1998).

         3.2 Bylaws of U.S. Bancorp, as amended (incorporated by reference to Exhibit 3.1 to report on Form 10-Q for the quarter ended June 30, 1998).

         4.1            Certificate of Designation and Terms of Term Participating
                        Preferred Stock of U.S. Bancorp (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed April 2, 1999, file number 333-75603).

         4.2            Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy
                        thereof to the Securities and Exchange Commission upon
                        request.

         4.3            Warrant Agreement, dated as of October 2, 1995, between U.S.
                        Bancorp and First Chicago Trust Company of New York, as
                        Warrant Agent and Form of Warrant (incorporated by reference to Exhibits 4.18 and 4.19 to Registration Statement on
                        Form S-3, File No. 33-61667).

         4.4            Form of Warrant Agreement, dated as of November 15, 1996,
                        between Monarch Bancorp (predecessor of Western Bancorp) and certain warrantholders, and accompanying forms of warrants, assumed by U.S. Bancorp upon its acquisition of Western
                        Bancorp on November 15, 1999. (Incorporated by reference to
                        Exhibit 4.5 to report on Form 10-K for the year ended
                        December 31, 1999).

         5.1 Opinion and consent of Sullivan & Cromwell as to the validity of the securities being registered.

         8.1 Opinion and consent of Sullivan & Cromwell regarding the federal income tax consequences of the merger.

         8.2            Opinion and consent of Wachtell, Lipton, Rosen & Katz
                        regarding the federal income tax consequences of the merger.

        23.1            Consent of Ernst & Young LLP regarding the audited financial statements of U.S. Bancorp.

        23.2            Consent of PricewaterhouseCoopers LLP regarding the audited financial statements of Firstar Corporation.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        23.3            Consent of Sullivan & Cromwell (included in Exhibit 5.1
                        hereto).

        23.4 Consent of Sullivan & Cromwell (included in Exhibit 8.1 hereto).

        23.5            Consent of Wachtell, Lipton, Rosen & Katz (included as
                        Exhibit 8.2 hereto).

        23.6            Consent of Goldman, Sachs & Co.

        23.7            Consent of Credit Suisse First Boston Corporation.

        24.1            Power of Attorney.*

        99.1 Opinion of Goldman, Sachs & Co. (included as Appendix D to the Joint Proxy Statement-Prospectus included in this Registration Statement).

        99.2            Opinion of Credit Suisse First Boston Corporation (included as Appendix E to the Joint Proxy Statement-Prospectus
                        included in this Registration Statement).

        99.3            Form of Proxy to be used by U.S. Bancorp.

        99.4            Form of Proxy to be used by Firstar Corporation.



* Previously filed.